UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

ROCK OF AGES CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Rock of Ages Corporation Class A common stock, no par value (the “Class A Common Stock”); Rock of Ages Corporation Class B common stock, no par value (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); options to purchase shares of Class A Common Stock

2)	Aggregate number of securities to which transaction applies:*

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction, for purposes only of calculating the filing fee, is $25,181,756, which is the sum of (a) the product of (i) the 4,707,944 shares of Common Stock, which number of shares is the difference between the number of shares of Common Stock outstanding and the Cancelled Shares, multiplied by (ii) the merger consideration of $5.25 per share of Common Stock, plus (b) $465,050, which is the total cash amount required to “cash-out” each of the 177,500 outstanding options to purchase shares of Class A Common Stock having an exercise price per share less than $5.25, at a cash-out price equal to the product of (i) the difference between the exercise price per share of such option and $5.25 per share multiplied by (ii) the number of shares subject to such option. The filing fee equals the proposed maximum aggregate value of the transaction multiplied by 0.0000713.

4)	Proposed maximum aggregate value of transaction: $25,181,756

5)	Total fee paid: $1,795.46

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

 * Pursuant to the Agreement and Plan of Merger, dated as of October 18, 2010, by and among Rock of Ages Corporation (hereinafter referred to as the “Company” or “Rock of Ages”), Swenson Granite Company LLC (“Parent”) and Granite Acquisition, LLC, a limited liability company wholly owned by Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger, the shares of Common Stock held by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, as well as shares of Common Stock held in the Company’s treasury (collectively, the “Cancelled Shares”) will be cancelled without any consideration payable therefor. The aggregate number of securities to which the transaction applies excludes the anticipated number of Cancelled Shares.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

ROCK OF AGES CORPORATION
560 GRANITEVILLE ROAD
GRANITEVILLE, VERMONT 05654

          , 2010

To the shareholders of Rock of Ages Corporation:

You are cordially invited to attend a special meeting of the shareholders of Rock of Ages Corporation to be held on          , 201  at 10:00 a.m., Eastern time, at our Visitor’s Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement by and among Rock of Ages, Swenson Granite Company LLC (“Parent”) and Granite Acquisition, LLC, a limited liability company wholly owned by Parent (“Merger Sub”) providing for the acquisition of Rock of Ages by Parent by means of a merger at a cash price of $5.25 per share of Rock of Ages’ Class A and Class B common stock. Only shareholders who hold their shares of Class A common stock or Class B common stock at the close of business on          , 2010 will be entitled to vote at the special meeting.

Shortly after Parent’s submission in May 2010 of a proposal to acquire Rock of Ages, our board of directors formed a special committee consisting of three independent directors, James L. Fox, Pamela G. Sheiffer and Frederick E. Webster, Jr, Ph.D., to explore and consider possible strategic alternatives for the Company while continuing to consider Parent’s acquisition proposal. The merger agreement with Parent was unanimously approved by the special committee and our board of directors following a thorough review by the special committee, with the assistance of its independent financial advisor, Covington Associates, LLC, of possible strategic alternatives, including a process to identify potential competing bidders and solicit alternative acquisition proposals. In its evaluation of the merger, the special committee and our board of directors considered, among other factors, the opinion of Covington Associates, LLC that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration of $5.25 per share in cash to be received by Rock of Ages’ shareholders in the merger is fair, from a financial point of view, to those shareholders. The Covington Associates fairness opinion is attached as Annex D to the enclosed proxy statement.

The special committee and our board of directors have unanimously determined that the merger is fair to and in the best interests of our shareholders who will be entitled to receive the $5.25 per share cash merger price, and recommend that you vote “FOR” approval of the merger agreement.

Kurt Swenson, the Chairman of Parent and non-executive Chairman of Rock of Ages, together with his brother, Kevin Swenson, Vice President of Parent, and Robert Pope, President and Chief Executive Officer of Parent, own approximately 71% of Parent. They, along with certain other members of Parent who are also Rock of Ages shareholders, have agreed with Parent to vote their shares, representing approximately 81% of the total voting power of all Rock of Ages shares, in favor of approval of the merger agreement.

However, under the merger agreement, consummation of the merger is conditioned upon, in addition to approval of the merger agreement by the majority vote of the Rock of Ages’ Class A and Class B common stock, voting together, approval by a majority of the outstanding shares of Class A common stock, excluding shares held by members of Parent. Thus, your vote is very important regardless of the number of shares you own. Your failure to vote will have the same effect as a vote against the merger agreement. At the special meeting you will also be asked to consider and vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event that at the time of the special meeting there are not sufficient votes of shares of Class A common stock, excluding such shares held by members of Parent, to satisfy this condition in the merger agreement. Our board of directors unanimously recommends that you vote FOR this proposal.

Prior to the merger, Kurt Swenson, Kevin Swenson, Robert Pope and certain other members of Parent who are also shareholders of Rock of Ages, will contribute to Parent a total of 258,326 shares of Class A common stock and 2,449,793 shares of Class B common stock in exchange for additional shares of membership interest in Parent, and will not receive the $5.25 per share cash merger price for those Rock of Ages shares.

Please sign, date and return the accompanying proxy card(s) in the enclosed envelope, or otherwise vote by proxy in accordance with the voting instructions set forth in the accompanying proxy statement and proxy card(s). Please note that separate proxy cards have been provided for Class A common stock and Class B common stock. If you are a holder of both classes of stock, please sign, date and return both proxy cards or otherwise vote by proxy in accordance with the voting instructions set forth in the accompanying proxy statement and proxy card(s), so that all of your shares are voted. If you attend the special meeting, you may vote in person whether or not you have sent in your proxy card(s).

The enclosed proxy statement provides you with detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including information incorporated by reference and included in the annexes. If you have any questions or require assistance in voting your shares, please call The Proxy Advisory Group, LLC, our proxy solicitor for the special meeting, toll-free at (888) 557-7699 or (888) 55PROXY.

Sincerely,

James L. Fox
Chairman of the Special Committee

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enclosed proxy statement is dated          , 2010 and is first being mailed to shareholders on or about          , 2010.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

ROCK OF AGES CORPORATION
560 GRANITEVILLE ROAD
GRANITEVILLE, VERMONT 05654

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held          , 201

To the shareholders of Rock of Ages Corporation:

A special meeting of shareholders of Rock of Ages Corporation (the “Company,” “we,” and “our”) will be held on          , 201   at 10:00 a.m., Eastern time, at our Visitor’s Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654.

The purpose of the meeting is:

1. to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 18, 2010, which we refer to as the “merger agreement”, that we entered into with Swenson Granite Company LLC (“Parent”) and Granite Acquisition, LLC, a limited liability company wholly owned by Parent;

2. to consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of shares of Class A common stock at the time of the special meeting to satisfy the condition in the merger agreement that the merger agreement be approved by a majority of the outstanding shares of our Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Parent; and

3. to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

We have described the merger agreement and the merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement. The record date to determine shareholders entitled to vote at the special meeting is [          ], 2010. Only holders of our Class A or Class B common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

Shareholders of the Company may be entitled to assert dissenters’ rights under Chapter 13 of the Vermont Business Corporation Act. See the enclosed proxy statement, which includes as Annex E Chapter 13 of the Vermont Business Corporation Act, for more information.

Regardless of the number of shares you own, your vote is very important. Please sign, date and return the accompanying proxy card(s) in the enclosed envelope, or otherwise vote by proxy in accordance with the voting instructions set forth in the accompanying proxy statement and proxy card(s). Please note that separate proxy cards have been provided for Class A common stock and Class B common stock. If you are a holder of both classes of common stock, please sign, date and return both proxy cards or otherwise vote by proxy in accordance with the voting instructions set forth in the accompanying proxy statement and proxy card(s), so that all of your shares are voted. If you attend the special meeting, you may vote in person whether or not you have sent in your proxy card(s).

By Order of the Board of Directors

Richard C. Kimball
Secretary

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Page

SPECIAL FACTORS	28
Structure of the Transaction	28
Purpose and Reasons for the Merger	30
Background of the Merger	31
Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders	43
Position of Parent, Merger Sub and the members of the Swenson Granite Group as to the Fairness of the Merger to the Company’s Shareholders that are Receiving the Merger Consideration	50
Rock of Ages’ Position as to the Fairness of the Merger to the Company’s Shareholders Receiving the Merger Consideration	53
Financial Projections	54
Opinion of the Financial Advisor to the Special Committee	56
Alternatives to the Merger	63
Certain Effects of the Merger	64
Interests of Certain Persons in the Merger	67
Certain Risks in the Event of Bankruptcy	70
Financing of the Merger	70
Plans for Rock of Ages if the Merger is Not Completed	71
Estimated Fees and Expenses of the Merger	72
Regulatory Approvals and Requirements	72
Litigation Related to the Merger	73
Certain Material U.S. Federal Income Tax Consequences	76
Anticipated Accounting Treatment of Merger	79
Dissenters’ Rights	79
THE MERGER AGREEMENT	80
Structure of the Merger	81
When the Merger Becomes Effective	81
Proxy Statement; Special Meeting	81
The Merger Consideration and the Effect of the Merger on the Capital Stock of the Company and Merger Sub	82
Payment for the Shares of Our Common Stock	82
Dissenters’ Rights	83
Treatment of Stock Options	83
Representations and Warranties	84
Conduct of Business Prior to the Effective Time of the Merger	86
Access to Information	87
Acquisition Proposals	88
Public Announcements	89
Indemnification and Directors’ and Officers’ Insurance	89
Reasonable Efforts and Notification of Certain Events	90
Voting of Our Common Stock at the Special Meeting by Parent, its Subsidiaries and Members of the Swenson Granite Group.	91
Financing of the Merger by Parent	91
Actions by Our Board of Directors Prior to the Effective Time of the Merger	92
Additional Agreements	92
Conditions to Completion of the Merger	93
Termination of the Merger Agreement	94
Termination Fees and Expenses	95

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SUMMARY TERM SHEET

You are being asked to consider and vote upon a proposal to approve a merger agreement by and among Rock of Ages Corporation, Swenson Granite Company LLC (“Parent”) and Granite Acquisition, LLC, a limited liability company wholly owned by Parent (“Merger Sub”). This agreement is referred to in this proxy statement as the “merger agreement,” and is attached to this proxy statement as Annex A. The merger agreement provides for the merger of Merger Sub with and into Rock of Ages. Rock of Ages will be the surviving corporation in the merger and, immediately following the merger, Parent will own all of the outstanding capital stock of Rock of Ages. This summary term sheet briefly describes the most material terms of the proposed merger and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, including the information incorporated by reference and the annexes. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “WHERE YOU CAN FIND MORE INFORMATION,” beginning on page 106.

In this proxy statement, the terms “Rock of Ages,” the “Company,” “we,” “our” and “us” refer to Rock of Ages Corporation and its subsidiaries.

Parties Involved in the Proposed Transaction (page 22)

•	Rock of Ages — Rock of Ages was founded in 1885 and is an integrated granite quarrier and manufacturer whose principal products are granite blocks, the raw material of the granite industry which it sells to other manufacturers and transfers to its own manufacturing facilities, and manufactured granite memorials used primarily in cemeteries. Rock of Ages owns and operates 9 active quarry properties and 5 manufacturing and sawing facilities in North America, principally in Vermont, North Carolina, Pennsylvania and the Province of Quebec. The Company sells granite blocks to granite manufacturers around the world and also sells memorials at wholesale to approximately 112 independent authorized Rock of Ages retailers in the United States and approximately 106 independent retailers in Canada. These retailers are the primary distribution channel for the Company’s branded and unbranded memorials in North America.

•	Parent — Parent is a family owned business that has been quarrying and manufacturing granite in New England since 1883. Its primary products are granite curbing for highway use and granite landscape products such as steps, pavers, posts and other products for residential and commercial use. Presently headed by the fourth generation of the Swenson family, Parent is organized as a Delaware limited liability company. Parent holds all the issued and outstanding limited liability company interests of Merger Sub and, as a result of the merger, Parent will acquire 100% ownership of the Company.

•	Merger Sub — Merger Sub is a recently-formed Vermont limited liability company established for the purpose of effecting the merger. Merger Sub is wholly owned by Parent.

•	Swenson Granite Group — The members of the Swenson Granite Group include Kurt Swenson, our non-executive Chairman and the Chairman of Parent, his brother Kevin Swenson, Vice President and a director of Parent, Robert Pope, the President and Chief Executive Officer and a director of Parent, Peter Friberg, a Vice President of the Company, and certain other members of Parent who are also shareholders of the Company, all of whom have agreed, under the terms of voting agreements with Parent (the form of which is attached to this proxy statement as Annex B), to vote all of the Company shares they beneficially own in favor of approval of the merger agreement. Parent has advised us that the members of the Swenson Granite Group beneficially own, in the aggregate, 408,701 shares of Class A common stock and 2,449,793 shares of Class B common stock of the Company, representing approximately 81% of the total voting power of all outstanding shares of Company common stock.

The members of the Swenson Granite Group have agreed to, prior to the effective time of the merger, contribute some or all of their shares of Company common stock in exchange for additional shares of membership interest in Parent, pursuant to the terms of contribution agreements entered into by and between Parent and each such person (the form of which is attached to this proxy statement as Annex C). Parent has advised us that the members of the Swenson Granite Group will contribute to Parent prior to the effective time of the merger, in the aggregate, 258,326 shares of Class A common stock and 2,449,793 shares of Class B common stock.

The Special Meeting (page 18)

•	Matters to be Considered (page 18) — At the special meeting, shareholders will, among other things, consider and vote upon a proposal to approve the merger agreement.

•	Date, Time, Place (page 18) — The special meeting will be held on , 201 at 10:00 a.m., Eastern time, at our Visitor’s Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654.

•	Record Date (page 18) — The Company has fixed , 2010 as the record date for the special meeting. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

•	Required Vote and Voting Rights (pages 19 and 18) — Shareholder approval of the merger agreement requires the affirmative vote of:

•	a majority of the votes represented by all outstanding shares of our Class A common stock and Class B common stock, voting together as a single voting group; and

•	a majority of the outstanding shares of our Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Parent (we refer to this vote requirement as the “majority of the minority vote” or the “majority of the minority approval”).

Each share of Class A common stock entitles the holder thereof to one vote and each share of Class B common stock entitles the holder thereof to 10 votes on all matters on which the holders of Class A common stock and Class B common stock vote together as a single voting group.

•	How Shares are Voted (page 19) — You may vote by proxy by completing, signing, dating and returning your proxy card(s) in the enclosed envelope. If your shares are held in “street name” through a broker, you should provide written instructions to your broker on how to vote your shares. To ensure that your broker receives your instructions, you should promptly complete, sign and send to your broker in the envelope enclosed with this proxy statement the voting instruction form which is also enclosed.

You may also vote by proxy through the Internet at www.voteproxy.com (by following the on-screen instructions) or by telephone by calling toll-free 1-800-PROXIES from any touch-tone telephone and following the instructions. You should have your proxy card(s) available when you access the web page or call. You may also wish to check the voting form used by the firm that holds your shares to see if it offers telephone or Internet voting.

If you sign your proxy and do not indicate how you want to vote, your shares will be voted FOR the approval of the merger agreement, FOR the adjournment of the special meeting, if necessary to solicit additional proxies, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the special meeting for a vote.

•	Revocation of Proxies (page 19) — You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy card(s) by mail, you must (1) file with the Secretary of the Company or other designee of the Company, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy you previously submitted or (2) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary of the Company or other designee before the taking of the vote at the special meeting. If you voted by proxy electronically through the Internet or by telephone as described above, you may simply vote again at a later date using the same procedures, in which case the later submitted proxy will be recorded and the earlier vote revoked. Attendance at the special meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the special meeting. If you hold your shares through a broker, bank or other nominee in “street name,” you will need to contact them or follow the instructions in the voting instruction form used by the firm that holds your shares to revoke your proxy.

Structure of the Transaction (page 28)

The proposed transaction is a merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.

The principal steps that will accomplish the transaction are as follows:

•	Debt Financing. Under the merger agreement, the merger is not subject to a financing contingency. However, Parent is seeking debt financing in connection with the merger and will require that financing in order to consummate the merger and related transactions. People’s United Bank (“People’s United”) and Key Bank, National Association (“Key Bank” and, together with People’s United, the “Lenders”) have committed, subject to specified terms and conditions, to provide Parent with debt financing to fund the merger consideration and option cash-out payments and transaction expenses, and for repayment of certain existing indebtedness of Parent, the Company and its subsidiaries and for future working capital and capital expenditures of Parent, the Company and its subsidiaries.

•	Contribution of Shares. Prior to the merger, the members of the Swenson Granite Group will contribute or cause to be contributed to Parent some or all of the shares of Company common stock beneficially owned by them in exchange for additional shares of membership interest in Parent. This exchange will occur in accordance with the terms of contribution agreements entered into by and between Parent and each member of the Swenson Granite Group. The form of the contribution agreements is attached to this proxy statement as Annex C.

•	The Merger. Following the satisfaction or waiver of all conditions to the merger, including the approval of the Company’s shareholders as described above, the following will occur at the effective time of the merger:

•	all shares of Company common stock that are held (1) in the treasury of the Company, or (2) by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will be cancelled without any consideration being paid therefor;

•	each other share of Class A and Class B common stock of the Company outstanding immediately before the effective time of the merger (other than any shares as to which a shareholder has properly asserted dissenters’ rights under the Vermont Business Corporation Act, or “VBCA”) will be converted into the right to receive $5.25 in cash without interest (the “merger consideration”), which merger consideration is fixed and is not subject to adjustment based on market prices, financial or operating results or other factors;

•	all shares of the Class A and Class B common stock of the Company, the holders of which have properly asserted dissenters’ rights under the VBCA, including by delivering notice, prior to the vote at the special meeting on approval of the merger agreement, of their intention to demand payment for their shares pursuant to the VBCA, will be cancelled and the holders of such shares will be entitled to receive payment for their shares in an amount determined in the manner prescribed by the VBCA to be the fair value of such shares;

•	the limited liability company interests of Merger Sub issued and outstanding immediately prior to the merger will be converted into and become one validly issued, fully paid and non-assessable share of Class B common stock of the Company; and

•	each holder of a vested or unvested outstanding option to purchase shares of our Class A common stock prior to the effective time of the merger issued under the Company’s stock option plans, will have the right to receive cash in respect of such stock option in an amount equal to the product of

(1) the excess, if any, of the merger consideration over the per-share exercise price of such stock option, multiplied by (2) the number of Company shares issuable under such stock option (which amount will be payable without interest, net of any withholding tax). Options which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration.

Purpose of the Merger (page 30)

Our purpose in undertaking the merger is to allow our shareholders (other than the members of the Swenson Granite Group to the extent they contribute their Company shares to Parent pursuant to contribution agreements described above under “SUMMARY TERM SHEET — Structure of the Transaction — Contribution of Shares”) to realize the value of their investment in Rock of Ages in cash at a price that represents a 57% premium to the average closing market price of our Class A common stock for the 30 trading days prior to, and an 84% premium to the average closing price of our Class A common stock for the twelve months prior to, the May 7, 2010 public announcement of the initial proposal by Parent to acquire 100% ownership of Rock of Ages.

For Parent, the purposes of the merger include, but are not limited to, the following:

•	to afford the Company greater operating flexibility as a privately-held company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets;

•	to enable the Company to use in its operations those resources that would otherwise be expended in complying with requirements applicable to public companies;

•	to allow Parent and the Company to benefit from synergies of operating in a number of segments in the market for granite blocks and manufactured granite products and eliminating duplicative administrative functions; and

•	to allow Parent to benefit from any future earnings and growth of the Company after its common stock ceases to be publicly traded.

Certain Effects of the Merger (page 64)

Among other results of the merger, our shareholders (other than those shareholders who are also members of Parent) will no longer have any interest in, and will no longer be shareholders of, the Company and will not participate in any of our future earnings or growth; following the merger, Parent will own all of the outstanding shares of the Company. Also, following the merger, the Company’s Class A common stock will no longer be publicly traded, and the Company will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”).

The Company’s Position as to the Fairness of the Merger; Recommendations of the Special Committee and the Board of Directors (pages 53 and 43)

Because certain members of the Company’s board of directors have actual or potential conflicts of interest in evaluating the merger, the board of directors appointed a special committee of independent directors, consisting of James L. Fox, Pamela G. Sheiffer and Frederick E. Webster, Jr., Ph.D., to evaluate the merger and the Company’s other strategic alternatives and make recommendations to the board of directors with respect thereto.

The special committee, after careful consideration of numerous factors, unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of Swenson Granite Group to the extent they contribute their Company shares to Parent pursuant to contribution agreements described above under “SUMMARY TERM SHEET — Structure of the Transaction — Contribution of Shares”), adopted the merger agreement and recommends that the Company’s shareholders vote in favor of approval of the merger agreement. The special committee also recommended that the board of directors adopt the merger agreement and recommends that the Company’s shareholders vote in favor of approval of the merger agreement.

Based in part on the recommendation of the special committee, the board of directors unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders. The board of directors, based in part on the unanimous approval and recommendation of the special committee, unanimously recommends that the Company’s shareholders vote FOR the approval of the merger agreement.

Opinion of the Financial Advisor to the Special Committee (page 56)

Covington Associates, LLC, the special committee’s independent financial advisor (“Covington”), has delivered a written opinion to the special committee and the board of directors to the effect that, as of October 15, 2010, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the $5.25 per share merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders. Covington’s opinion was provided to the special committee and the board of directors in connection with the special committee’s and the board of directors’ evaluation of the merger consideration to be paid in the merger, did not address any other aspect of the merger and did not constitute a recommendation to any holder of the Company’s common stock as to how such holder should vote or act with respect to any matters relating to the merger. The full text of Covington’s written opinion is included in this proxy statement as Annex D. You should read the opinion carefully in its entirety.

In the special committee’s engagement letter with Covington, the Company agreed to pay Covington $250,000 upon rendering its written opinion, whether or not the opinion was favorable. The Company has also agreed to pay Covington a success fee upon completion of the merger, and to reimburse Covington for its out-of-pocket expenses incurred in connection with its engagement as the special committee’s financial advisor.

Position of Parent, Merger Sub and the members of the Swenson Granite Group as to the Fairness of the Merger (page 50)

Parent, Merger Sub and the members of the Swenson Granite Group believe that the merger is substantively and procedurally fair to the Company’s shareholders to the extent their shares of Company common stock are converted in the merger into the right to receive the merger consideration. In arriving at their position as to the fairness of the merger, Parent, Merger Sub and the members of the Swenson Granite Group considered the factors considered by the special committee and the board of directors discussed in the section entitled “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders,” as well as the other factors discussed in the section entitled “SPECIAL FACTORS — Position of Parent, Merger Sub and the members of the Swenson Granite Group as to the Fairness of the Merger to the Company’s Shareholders that are Receiving the Merger Consideration.”

Interests of Certain Persons in the Merger (page 67)

In considering the recommendations of our board of directors, you should be aware that certain of the Company’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of the Company’s shareholders generally. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they resolved to recommend that the Company’s shareholders vote in favor of approval of the merger agreement. These interests, which are discussed in detail in the section entitled “SPECIAL FACTORS — Interests of Certain Persons in the Merger,” include the following:

•	as members of Parent, certain directors of the Company will be the ultimate beneficial owners of the Company following completion of the merger;

•	prior to the merger, Kurt Swenson and Richard Kimball, two of our directors, will contribute to Parent, respectively, 1,135,000 shares and 72,126 shares (including shares of Company common stock held by Mr. Kimball’s wife), and, along with other members of the Swenson Granite Group, a total of 258,326 shares of the Company’s Class A common stock and 2,449,793 shares of the Company’s

Class B common stock, in exchange for additional shares of membership interest in Parent, pursuant to the terms of contribution agreements entered into by and between Parent and each such director and other member of the Swenson Granite Group;

•	as set forth in the initial Swenson Proposal submitted to the company’s board of directors on May 6, 2010, if the merger is consummated, Parent intends to offer Donald Labonte, the Company’s President and Chief Executive Officer and a director of the Company the opportunity to purchase shares of membership interest in Parent on similar terms as key officers of Parent have purchased such shares;

•	the officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial officers of the Company, as the surviving corporation, in accordance with the articles of incorporation and bylaws of the Company, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal;

•	like other Company option holders, each member of management and the board of directors who holds a vested or unvested stock option at the effective time of the merger granted under a Company equity plan will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the merger consideration over the per-share exercise price of such stock option, multiplied by (2) the number of shares issuable upon exercise of such option;

•	the merger agreement provides that following the effective time of the merger, the Company, as the surviving corporation, and Parent as guarantor, will indemnify the present and former officers and directors of the Company for acts and omissions in such capacity prior to such effective time, to the fullest extent permitted by the VBCA, and will provide director and officer liability insurance coverage for them at least comparable to that currently in effect, for six years after such effective time; and

•	the chairman of the special committee received $50,000 and each other member of the special committee received $35,000, in consideration of each member’s service on the special committee, in each case in a single fixed fee and without regard to whether the special committee recommended approval of the merger agreement or any other transaction, or whether the merger or any other transaction is consummated.

Financing of the Merger (page 70)

The merger agreement is not subject to a financing contingency. However, Parent is seeking debt financing in connection with the merger and will require that financing in order to consummate the merger and related transactions. Parent has received an amended and restated commitment letter from the Lenders (the “commitment letter”), pursuant to which the Lenders have committed, subject to certain specified conditions discussed elsewhere in this proxy statement, to enter into a definitive financing agreement (in the form attached to the commitment letter) to provide financing for the merger (the “Financing”). The commitment letter will remain outstanding through February 18, 2011 unless extended by the Lenders. In the merger agreement, Parent has agreed to use its best efforts to maintain in effect the commitment letter and, prior to the effective time of the merger, execute the definitive financing agreement attached to the commitment letter and consummate the Financing. The Financing is expected to consist of:

•	a $20 million revolving credit line (the “Revolving Loan”), to be used primarily to fund working capital, finance accounts receivable and inventory and support the issuance of letters of credit, and as necessary (subject to the terms of the definitive financing agreement) to fund a portion of the costs of acquisition of Rock of Ages and its subsidiaries, including repayment of certain existing indebtedness of Rock of Ages and its subsidiaries; and

•	a $30 million acquisition and capital expenditures line (the “Term Loans”), to be used to fund the acquisition of Rock of Ages and its subsidiaries, including transaction expenses, repayment of certain existing indebtedness of Parent, Rock of Ages and its subsidiaries, and to finance capital expenditures and other acquisitions.

Under the terms of the Financing, interest on the Revolving Loan is payable monthly, and principal is payable on a revolving basis. All outstanding principal balances and any accrued interest with respect to the Revolving Loan will be due at maturity three years from the date of closing. Each Term Loan will fully amortize over a ten-year term with installments of principal and interest payable monthly. The Financing will be subject to certain financial covenants and conditions, and will be collateralized by a perfected first lien (including first mortgages) on all real and personal property of Parent, Rock of Ages (as the surviving corporation) and the United States subsidiaries of Rock of Ages.

Other Acquisition Proposals (page 88)

The merger agreement contains no prohibition on the Company seeking, or entering into discussions or negotiations concerning, other acquisition offers or proposals, and the Company may provide material non-public information to a potential competing acquirer. However, the Company is required to give Parent notice of any Acquisition Proposal (as such term is defined in the merger agreement and below, under the heading “THE MERGER AGREEMENT — Acquisition Proposals”) or of the Company’s decision to enter into discussions or negotiations with any person regarding an Acquisition Proposal.

Before the Company’s shareholders approve the merger agreement, the Company may withdraw or modify its recommended approval of the merger agreement and/or terminate the merger agreement in order to enter into an agreement that contemplates a Superior Proposal (as determined under the terms of the merger agreement and defined below, under the heading “THE MERGER AGREEMENT — Acquisition Proposals”), if the special committee or a majority of the (but not less than two) “qualified directors” (as that term is used in the VBCA), and the Company’s board of directors if required by applicable provisions of the VBCA or the Company’s bylaws, determines in good faith, after consultation with its outside counsel and after taking into account any changes to the terms and conditions of the merger agreement that may be proposed by Parent, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable law. The Company must provide at least five business days’ notice to Parent before changing its recommendation in favor of the merger agreement or terminating the merger agreement, which notice must indicate that the Company intends to take such action and the reasons therefor including, if the basis of the proposed action is receipt of a Superior Proposal, the material terms and conditions of such Superior Proposal.

Conditions to Completion of the Merger (page 93)

The obligations of Parent, Merger Sub and/or the Company to complete the merger are subject to the satisfaction or waiver of various conditions specified in the merger agreement, including:

•	the absence of any order or action enjoining or prohibiting the consummation of the merger, or materially changing the terms or conditions of the merger agreement;

•	approval of the merger agreement by a majority of the outstanding shares of the Company’s Class A common stock and Class B common stock, voting together as a single voting group;

•	the majority of the minority approval;

•	the performance and certification by the parties of their obligations under the merger agreement;

•	the accuracy of the parties’ representations and warranties under the merger agreement;

•	the existence of no more than 20% of “dissenting shares” (defined as shares of our common stock outstanding immediately prior to the effective time, assuming for this purpose the exercise of Company Class A common stock options, that are not voted in favor of the merger and do not consent thereto in writing and where the holders of such shares have properly perfected their dissenters’ rights under the VBCA); and

•	the absence of a Material Adverse Effect (as that term is defined in the merger agreement and below, under the heading “THE MERGER AGREEMENT — Representations and Warranties”) occurring from the date of the merger agreement through the closing of the merger.

The parties do not have any present intention to waive any of the conditions to the merger.

Termination of the Merger Agreement (page 94)

The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of the Company and Parent. Either the Company or Parent may also generally terminate the merger agreement at any time prior to the effective time of the merger in the event:

•	of a failure to consummate the merger by May 18, 2011 (the “End Date”), provided that a party may not so terminate the merger agreement due to the occurrence of the End Date if that party’s breach of the merger agreement has been the cause of, or resulted in the failure of the conditions to closing to be satisfied on or prior to the End Date;

•	any governmental entity enacts or issues any order or takes any other action that is final and may not be appealed and has the effect of preventing or prohibiting the consummation of the merger; or

•	the majority of the minority approval is not obtained.

In addition, Parent may terminate the merger agreement at any time prior to the effective time of the merger:

•	upon a breach of any covenant or agreement on the part of the Company, or if any of the Company’s representations or warranties are untrue, in any case such that certain closing conditions to the merger would not be satisfied and the breach is either incapable of being cured prior to the End Date or, if the breach is capable of being cured prior to the End Date, is not so cured on or prior to the End Date;

•	if the Company’s board of directors (or a committee thereof) withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to Parent or Merger Sub;

•	if the Company’s board of directors (or a committee thereof) adopts or recommends an Acquisition Proposal other than the merger; or

•	if the Company’s board of directors (or a committee thereof) fails to recommend against the acceptance of a tender offer or an exchange offer by the Company’s shareholders for any outstanding Company common stock within 10 business days of the commencement of such tender or exchange offer.

Further, the Company may terminate the merger agreement at any time prior to the effective time of the merger:

•	upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any of Parent’s or Merger Sub’s representations or warranties are untrue, in any case such that certain closing conditions to the merger would not be satisfied and the breach is either incapable of being cured prior to the End Date or, if the breach is capable of being cured prior to the End Date, is not so cured on or prior to the End Date;

•	upon the approval by the special committee or a majority of the (but not less than two) qualified directors (with respect to both the merger agreement and an Acquisition Proposal), and the Company’s board of directors (to the extent required), of a Superior Proposal; or

•	upon the failure to obtain the affirmative vote in favor of the merger agreement by a majority of the outstanding shares of the Company’s Class A common stock and Class B common stock, voting together as a single voting group.

Expenses and Termination Fees (page 95)

The Company must reimburse Parent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement if:

•	Parent terminates the merger agreement upon a breach by the Company of any of its covenants or agreements and the breach is either not cured by the End Date or is not capable of being cured by the End Date (in which event such expense reimbursement is in addition to Parent’s other remedies for such breach); or

•	the Company terminates the merger agreement in order to enter into an agreement that contemplates a Superior Proposal (in which event such expense reimbursement is Parent’s sole remedy).

Parent must reimburse the Company for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement if the Company terminates the merger agreement upon a breach by Parent or Merger Sub of any of their covenants or agreements and the breach is either not cured by the End Date or is not capable of being cured by the End Date. Such expense reimbursement is in addition to the Company’s other remedies for such breach.

Further, if the Company terminates the merger agreement, and as of the date of termination (1) all of the conditions to the closing of the merger have been satisfied or waived (other than those conditions that, while they are capable of being satisfied as of the date of termination, by their terms are to be satisfied at the closing of the merger) and (2) the merger shall not have been consummated on or prior to the End Date because Parent has failed to obtain the proceeds of the financing related to the merger, then Parent is required to pay the Company a termination fee, which termination fee will equal the greater of (x) the Company’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement or (y) $2,518,000. If the Company is entitled to and receives the termination fee, then the termination fee will be the Company’s sole remedy and recourse against Parent, Merger Sub and their respective representatives and affiliates for any losses or liabilities relating to the merger agreement or the failure of the merger to be consummated.

Regulatory Approvals and Requirements (page 72)

In connection with the merger, the Company will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies. It is currently expected that no prior regulatory approvals, including under antitrust laws and regulations, will be required in order to complete the merger.

Voting Agreements (page 97)

The members of the Swenson Granite Group have entered into voting agreements with Parent. The voting agreements require that each member of the Swenson Granite Group vote all of the Company’s common stock that is beneficially owned by such member in favor of the merger agreement and against any alternate Acquisition Proposal. Each member of the Swenson Granite Group has also granted Parent an irrevocable proxy to vote their shares in favor of the merger agreement. The form of the voting agreements is attached to this proxy statement as Annex B.

The members of the Swenson Granite Group collectively control approximately 81% of the total voting power of our Class A and Class B common stock. Accordingly, provided the terms of the voting agreements are enforced, the statutorily required shareholder approval (but not the majority of the minority approval) is assured of being obtained.

Contribution Agreements (page 98)

The members of the Swenson Granite Group have entered into contribution agreements with Parent pursuant to which, prior to the effective time of the merger, those shareholders will contribute or cause to be contributed to Parent some or all of the shares of the Company’s common stock beneficially owned by them, in exchange for additional shares of membership interest in Parent. Since those shares of Company common stock will be held by Parent at the effective time of the merger, at that time those shares will be cancelled and will not be converted into the right to receive the $5.25 per share merger consideration. The form of the contribution agreements is attached to this proxy statement as Annex C.

Litigation Related to the Merger (page 73)

A purported shareholder of Rock of Ages has commenced a purported class action lawsuit against the Company, all of the members of our board of directors, certain of our officers and Parent in connection with Parent’s initial proposal, submitted to the board of directors on May 6, 2010, to acquire the Company at $4.38 per share of Company common stock. The plaintiff seeks, among other things, damages and injunctive relief against the consummation of such transaction proposed by Parent. The Company believes the complaint is without merit and is vigorously defending. The claim is currently before the Federal District Court of Vermont. See “SPECIAL FACTORS — Litigation Related to the Merger.”

Federal Income Tax Consequences (page 76)

The receipt of cash by a United States holder in exchange for the Company’s common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, United States holders of the Company’s common stock who receive cash in exchange for their shares pursuant to the merger (including any cash received in connection with the exercise of dissenters’ rights) should be deemed to have received cash from the Company pursuant to a redemption of the shares held by such shareholder. If the deemed redemption of the shares held by a particular United States holder qualifies as an “exchange” under section 302(b) of the Internal Revenue Code of 1986, as amended, which is referred to as the “Code” in this proxy statement, the United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds the Company’s common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than 1 year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.

The contribution by members of the Swenson Granite Group of Company common stock in exchange for additional shares of membership interest in Parent will be treated as a non-taxable exchange under Section 721 of the Code. As a result, each such person will recognize no gain or loss on the exchange (except for cash in lieu of fractional shares, of membership interest in Parent) and his or her basis in his or her Company common stock will be carried over as basis in his or her shares of membership interest in Parent received in such exchange.

Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS — Certain Material U.S. Federal Income Tax Consequences.”

Certain Risks in the Event of Bankruptcy (page 70)

If the Company is insolvent at the time of the merger or becomes insolvent because of the merger, the funds paid to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of the Company’s creditors. If such claims are asserted by the Company’s creditors, there is a risk that persons who were shareholders at the effective time of the merger would be ordered by a court to return to the Company’s trustee in bankruptcy all or a portion of the funds received upon the completion of the merger. The board of directors presently has no reason to believe that the Company and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

In the merger agreement Parent has represented and warranted to us that, assuming the accuracy of our representations and warranties in the merger agreement and of our financial statements included in our periodic reports filed with the SEC since January 1, 2010, immediately after giving effect to the debt financing in connection with the merger, the payment of the $5.25 per share merger consideration, the cash-out of “in-the-money” Company options and the payment of related fees and expenses, Parent, the Company, as the surviving corporation in the merger, and their respective subsidiaries, taken as a whole, will be solvent (as such term is defined in the merger agreement).

Dissenters’ Rights (page 21, 79, 83)

If you provide written notice to the Company, before the vote is taken at the special meeting on approval of the merger agreement, of your intent to demand payment for your shares of our common stock, do not vote in favor of approval of the merger agreement and fulfill other procedural requirements, the VBCA entitles you to a judicial appraisal of the fair value of your shares of our common stock. See “SPECIAL FACTORS — Dissenters’ Rights.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers, presented for your convenience only, briefly address some commonly asked questions about the merger. You should still carefully read the entire proxy statement, including the information incorporated by reference and the annexes.

Q:	Why am I receiving these materials?

A:	Our board of directors is providing these proxy materials to give you information for use in determining how to vote your shares in connection with the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held on , 201 at 10:00 a.m., Eastern time, at our Visitor’s Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to approve the merger agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.

Q:	Who can vote on the proposal to approve the merger agreement?

A:	Holders of our Class A and Class B common stock at the close of business on , 2010, the record date for the special meeting, may vote in person or by proxy on the proposal to approve the merger agreement at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	Shareholder approval of the merger agreement requires the affirmative vote of:

• a majority of the votes represented by all outstanding shares of the Company’s Class A common stock and Class B common stock, voting together as a single voting group; and

• a majority of the outstanding shares of our Company Class A common stock, not including (in the number of outstanding shares of Company Class A common stock, or in the number of shares of Company Class A common stock voted in favor of the merger agreement) shares of Company Class A common stock owned directly or through a broker or other nominee by members of Parent (we refer to this vote requirement as the “majority of the minority approval”).

Q:	What will happen in the merger?

A:	If the merger agreement is approved by the Company’s shareholders and the other conditions to the merger are satisfied or waived, at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. Merger Sub, which is wholly owned by Parent, is a recently-formed Vermont limited liability company established for the sole purpose of effecting the merger. Prior to the merger, the members of the Swenson Granite Group will contribute to Parent some or all of their shares of the Company’s common stock that they beneficially own in exchange for additional shares of membership interest in Parent. After the merger, the Company will become a privately-held company owned by Parent.

Q:	What will I receive in the merger?

A:	You will receive the merger consideration, which is $5.25 in cash for each share of common stock owned by you at the effective time of the merger, unless either (1) you are a member of the Swenson Granite Group, in which event you will not receive the $5.25 per share merger consideration for shares of Company common stock contributed by you to Parent prior to the effective time of the merger pursuant to a contribution agreement and you will instead receive in exchange for such contribution additional shares of membership interest in Parent based on an exchange ratio and otherwise on the terms specified in your contribution agreement, or (2) you provide written notice to the Company, before the vote is taken at the special meeting on approval of the merger agreement, of your intent to demand payment for your shares, do not vote in favor of approval of the merger agreement and fulfill other procedural requirements to properly assert your dissenters’ rights under Chapter 13 of the VBCA.

Q:	What are the reasons for the merger?

A:	Our purpose in undertaking the merger is to allow our shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to contribution agreements) to receive the $5.25 per share merger consideration, to realize the value of their investment in the Company in cash at a price that represents a 57% premium, and an 84% premium, respectively, to the average closing price of our Class A common stock for the 30 trading days and over the twelve months prior to the May 7, 2010 public announcement of the initial proposal by Parent to acquire 100% ownership of Rock of Ages. For Parent, Merger Sub and the members of the Swenson Granite Group, the purposes of the merger are to afford the Company greater operating flexibility as a privately-held company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets, to enable the Company to use in its operations those resources that would otherwise be expended in complying with requirements applicable to public companies and to allow Parent and its members, including the members of the Swenson Granite Group, to benefit from any future earnings and growth of the Company after its common stock ceases to be publicly traded.

Q:	What was the role of the special committee?

A:	Because certain directors of Rock of Ages have actual or potential conflicts of interest in evaluating the merger, the board of directors appointed a special committee of independent directors to review and evaluate the proposed merger and the Company’s other available strategic alternatives, and to only recommend to the board of directors a transaction with Parent if the special committee determines that such a transaction is fair to and in the best interests of the Company’s shareholders, to the extent those shareholders’ shares of our common stock are converted in the merger into the right to receive merger consideration. The special committee had no obligation to recommend the approval of the proposed merger or any other transaction.

Q:	What is the recommendation of the special committee?

A:	The special committee has unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders, to the extent those shareholders’ shares of our common stock are converted in the merger into the right to receive the merger consideration. The special committee unanimously adopted the merger agreement and unanimously recommends that the Company’s shareholders vote in favor of approval of the merger agreement. The special committee also unanimously recommended to our board of directors that the board of directors determine that the merger is fair to and in the best interests of the Company’s shareholders, to the extent those shareholders’ shares of our common stock are converted in the merger into the right to receive the merger consideration, and that the board of directors adopt the merger agreement and recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement.

In arriving at its conclusion, the special committee considered the opinion of Covington, the special committee’s independent financial advisor, that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders. See “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders” on page 43.

Q:	What is the recommendation of the board of directors?

A:	The board of directors, based in part on the unanimous recommendation of the special committee, unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders, to the extent those shareholders’ shares of our common stock are converted into the right to receive the merger consideration in the merger, and unanimously recommends that the Company’s shareholders vote FOR approval of the merger agreement. The board of directors of the Company based its recommendation, in part, on the unanimous recommendation of the special committee, but also carefully considered numerous additional factors including the fairness opinion of Covington described above which was also addressed to the board of directors, See “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders” on page 43.

Q:	What are the consequences of the merger to present members of the Company’s management and board of directors?

A:	The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial officers of the Company, as the surviving corporation in the merger, in accordance with the articles of incorporation and bylaws of the Company, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The current officers of the Company are Donald Labonte, President and Chief Executive Officer, Laura Plude, Vice President of Finance and Chief Financial Officer, Paul H. Hutchins, Vice President/Administration, Peter Friberg, Vice President-Wholesale Sales, and Robert Campo, Vice President-Quarry Sales and Marketing.

The managers of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors of the Company, as the surviving corporation in the merger, in accordance with the articles of incorporation and bylaws of the Company, as the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Like other shareholders, members of management and the board of directors will be entitled to receive the merger consideration for each of their shares of the Company’s common stock, to the extent such shares have not been contributed to Parent under contribution agreements Parent has entered into with each member of the Swenson Granite Group.

Like other Company option holders, each member of management and the board of directors who holds a vested or unvested Company stock option at the effective time of the merger issued under a Company stock option plan will have the right to receive cash in cancellation of such stock option in an amount equal to the product of (1) the excess, if any, of the merger consideration over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option (which amount will be payable without interest, net of any withholding tax). Options which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration.

Prior to the merger, the members of the Swenson Granite Group (including Kurt Swenson, our non-executive Chairman and Richard Kimball, one of our directors) will contribute some or all of their shares of Class A and Class B common stock to Parent in exchange for additional shares of membership interest in Parent, pursuant to the terms of the contribution agreements.

For more information, see “SPECIAL FACTORS — Interests of Certain Persons in the Merger” on page 67.

Q:	Is the merger subject to the satisfaction or waiver of any conditions?

A:	Yes. Before the merger can be consummated, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “THE MERGER AGREEMENT — Conditions to Completion of the Merger.” These conditions include, among others: (1) the absence of any court order or other governmental action enjoining or prohibiting the consummation of the merger, or materially changing the terms or conditions of the merger agreement; (2) the approval of the merger agreement by the Rock of Ages shareholders, including the majority of the minority approval; (3) performance and certification by the parties of their obligations under the merger agreement; (4) the accuracy of the parties’ representations and warranties under the merger agreement; (5) holders of no more than 20% of the Company’s outstanding shares shall have properly exercised dissenters’ rights with respect to such shares under the VBCA, including by delivering notice, prior to the vote at the special meeting on approval of the merger agreement, of their intention to demand payment for their shares pursuant to the VBCA; and (6) the absence of a Material Adverse Effect (as that term is defined in the merger agreement and below, under the heading “THE MERGER AGREEMENT — Representations and Warranties”) occurring from the date of the merger agreement through the closing of the merger.

If these conditions are not satisfied or, if permissible, waived, the merger will not be completed even if shareholders vote to approve the merger agreement.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible after the special meeting. We hope to complete the merger during the [ • ] calendar quarter of 201 , although there can be no assurance that we will be able to do so.

Q:	What are the U.S. federal income tax consequences of the merger to holders of the Company’s stock other than the members of the Swenson Granite Group to the extent they have contributed their Company common stock to Parent prior to the merger pursuant to contribution agreements with Parent?

A:	The receipt of cash by a United States holder in exchange for the Company’s common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, United States holders of the Company’s common stock who receive cash in exchange for their shares pursuant to the merger (including any cash received in connection with the exercise of dissenters’ rights) should be deemed to have received cash from the Company pursuant to a redemption of the shares held by such shareholder. If the deemed redemption of the shares held by a particular United States holder qualifies as an “exchange” under section 302(b) of the Code in this proxy statement, the United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds the Company’s common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than 1 year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.

Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS — Certain Material U.S. Federal Income Tax Consequences.”

Q:	How do I vote my Company stock?

A:	You may vote by proxy by completing, signing, dating and returning your proxy card(s) in the enclosed envelope. If your shares are held in “street name” through a broker, you must provide written instructions to your broker on how to vote your shares in order for your broker to do so. To ensure that your broker receives your instructions, you should promptly complete, sign and send to your broker in the envelope enclosed with this proxy statement the voting instruction form which is also enclosed.

You may also vote by proxy through the Internet at www.voteproxy.com (by following the on-screen instructions) or by telephone by calling toll-free 1-800-PROXIES from any touch-tone telephone and following the instructions. You should have your proxy card(s) available when you access the web page or call. You may also wish to check the voting form used by the firm that holds your shares to see if it offers telephone or Internet voting.

If you sign your proxy and do not indicate how you want to vote, your shares will be voted FOR the approval of the merger agreement, FOR the adjournment of the special meeting, if necessary to solicit additional proxies, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the special meeting for a vote.

For more information on how to vote your shares, see the section entitled “THE SPECIAL MEETING — How Shares are Voted; Proxies; Revocation of Proxies” on page 19.

Q:	What happens if I do not return a proxy card?

A:	If you neither vote at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted, which will have the effect of voting against approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card(s). If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Q:	May I change my vote after I have mailed my signed proxy card(s)?

A:	You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy card(s) by mail, you must: (1) file with the Secretary of the Company or other designee of the Company, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy you previously submitted; or (2) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary of the Company or other designee before the taking of the vote at the special meeting. If you voted by proxy electronically through the Internet or by telephone as described above, you may simply vote again at a later date using the same procedures, in which case the later submitted proxy will be recorded and the earlier vote revoked. Attendance at the special meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the special meeting. If you hold your shares through a broker, bank or other nominee in “street name,” you will need to contact them or follow the instructions in the voting instruction form used by the firm that holds your shares to revoke your proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against approval of the merger agreement.

Q:	What does it mean if I receive more than one set of materials?

A:	You may receive more than one set of materials because you own shares of Rock of Ages stock that are registered under different names or you own shares of both Class A and Class B common stock. For example, you may own some shares directly as a shareholder of record and other shares through a broker; or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will be contacted by American Stock Transfer & Trust Company, the Company’s transfer agent which Parent has designated to act as paying agent in connection with the merger. The paying agent will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares are held for you in “street name” by a broker, nominee, custodian or other fiduciary, you will receive instructions from the broker, nominee, custodian or other fiduciary as to how to effect the surrender of your shares and receive cash for those shares. See “THE MERGER AGREEMENT — Payment for the Shares of Our Common Stock.”

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive written instructions for surrendering your Company stock certificates in exchange for cash. See “THE MERGER AGREEMENT — Payment for the Shares of Our Common Stock.”

Q:	What if I have lost a stock certificate?

A:	If you have lost a stock certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction. You will also be required to post a bond in a customary amount and upon such terms as may be reasonably required as indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in a letter of transmittal that you will receive after the effective time of the merger, which you should read carefully in its entirety. See “THE MERGER AGREEMENT — Payment for the Shares of Our Common Stock.”

Q:	What rights do I have to seek appraisal of my shares?

A:	If you provide written notice to the Company, before the vote is taken at the special meeting on approval of the merger agreement, of your intent to demand payment for your shares and you do not vote in favor of approval of the merger agreement, you may seek a judicial appraisal of the fair value of your shares by following the procedures governing dissenters’ rights specified in Chapter 13 of the Vermont Business Corporation Act, referred to in this proxy statement as the VBCA. See “SPECIAL FACTORS — Dissenters’ Rights.” A copy of Chapter 13 of the VBCA is included as Annex E to this proxy statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you may contact The Proxy Advisory Group, LLC, our proxy solicitor for the special meeting, by phone (toll-free) at (888) 557-7699 or (888) 55PROXY, or in writing at The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, NY 10017.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations about future events. These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors. A statement containing an expectation or prediction as to the consummation of the merger is just an example of a forward-looking statement. Some factors that could realistically cause events to differ materially from those predicted in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that have been, or may be, instituted against Rock of Ages related to the merger agreement; the inability to complete the merger due to the failure to obtain shareholder approval for the merger (including the majority of the minority approval) or the failure to satisfy other conditions to completion of the merger; and the failure of Parent to obtain the necessary financing arrangements relating to the merger. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in Rock of Ages’ SEC filings and reports. The forward-looking statements included herein are made only as of the date of this proxy statement, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances except to the extent required by law. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held on          , 201   at 10:00 a.m., Eastern time, at our Visitor’s Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654.

Matters to be Considered

At the special meeting, shareholders will be asked to:

1. consider and vote upon a proposal to approve the merger agreement;

2. consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of shares of Class A common stock at the time of the special meeting to satisfy the condition in the merger agreement that the merger agreement be approved by a majority of the outstanding shares of our Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Parent; and

3. transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date; Voting Rights

The Company has fixed          , 2010 as the record date for the special meeting. Only holders of record of shares of Class A or Class B common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. As of the close of business on the record date, there were 4,812,342 shares of Class A common stock issued and outstanding held by approximately           holders of record and 2,603,721 shares of Class B common stock issued and outstanding held by approximately           holders of record.

At the special meeting, the Class A common stock and Class B common stock will vote together as a single voting group. Each share of Class A common stock entitles the holder thereof to one vote and each share of Class B common stock entitles the holder thereof to 10 votes. Accordingly, the holders of outstanding shares of Class A common stock and Class B common stock will have an aggregate of 30,849,552 votes within that voting group. Approval of the merger agreement will also require the affirmative vote of a majority of the outstanding shares of Class A common stock, not including shares of Class A common stock owned directly or through a broker or nominee by members of Parent.

Quorum

The presence in person or by proxy of the holders of a majority of the total votes represented by all the outstanding capital stock of the Company is necessary to constitute a quorum at the special meeting.

Any shares of the Company’s common stock held in treasury by the Company or by any of its subsidiaries are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote arises when shares held by a bank, broker or other nominee for a beneficial owner are represented at a meeting of shareholders but are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Both the proposal to approve the merger agreement (Proposal No. 1) and the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes of shares of

Class A common stock at the time of the special meeting to constitute the majority of the minority approval (Proposal No. 2) are “non-routine” matters, and thus brokers may not vote shares they hold for beneficial owners in favor of or against either such proposal without specific instructions from the beneficial owners of such shares.

Required Vote

The merger cannot be completed unless (1) the merger agreement is approved by the affirmative vote of a majority of the votes represented by our outstanding shares of our common stock, voting together as a single group, or 15,424,777 votes and (2) the majority of the minority approval is obtained, which will require the affirmative vote in favor of approval of the merger of 2,201,821 shares of Class A common shares that are not owned directly or through a broker or nominee by members of Parent.

Pursuant to voting agreements entered into by and between Parent and each member of the Swenson Granite Group, the members of the Swenson Granite Group have committed to vote in favor of approval of the merger agreement all Company shares beneficially owned by them. Parent has advised us that the members of the Swenson Granite Group beneficially own, in the aggregate, 408,701 shares of Company Class A common stock and 2,449,793 shares of Company Class B common stock, representing approximately 81% of the votes entitled to be cast when the Class A and Class B shares vote together as a single voting group. See “VOTING AND CONTRIBUTION AGREEMENTS — Voting Agreements” for a description of the voting agreements. The Company’s directors and executive officers, other than those that are members of the Swenson Granite Group, own approximately 0.7% of our outstanding Class A common stock, representing approximately 0.1% of the votes entitled to be cast when the Class A and Class B shares vote together as a single voting group, and have indicated to the Company their intention to vote in favor of approval of the merger agreement (despite not having entered into voting agreements with Parent).

In order for shareholders to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of Class A common stock at the time of the special meeting to constitute the majority of the minority approval, the votes cast in favor of the proposal must exceed the votes cast against the proposal, with the Class A common stock and Class B common stock voting together as a single voting group. Pursuant to the voting agreements with the members of the Swenson Granite Group, Parent holds proxies from such members and has advised the Company that it will vote for adjournment of the special meeting to permit such further solicitation of proxies.

In the case of the proposal to approve the merger agreement, a failure to vote, a vote to abstain or a broker non-vote will have the same effect as a vote AGAINST the proposal. In the case of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of Class A common stock at the time of the special meeting to constitute the majority of the minority approval, a failure to vote, a vote to abstain or a broker non-vote will have no effect on the outcome of the vote.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

How Shares are Voted; Proxies; Revocation of Proxies

If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain from your nominee and bring to the special meeting a “legal proxy” authorizing you to vote your “street name” shares held as of the record date. Directions to the special meeting can be found by going to www.rockofages.com.

You may vote by proxy by completing, signing, dating and returning your proxy card(s) in the enclosed envelope. If your shares are held in “street name” through a broker, you must provide written instructions to your broker on how to vote your shares in order for your broker to do so. To ensure that your broker receives your instructions, you should promptly complete, sign and send to your broker in the envelope enclosed with this proxy statement the voting instruction form which is also enclosed.

You may also vote by proxy through the Internet at www.voteproxy.com (by following the on-screen instructions) or by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries, from any touch-tone telephone and following the instructions. You should have your proxy card(s) available when you access the web page or call. You may also wish to check the voting form used by the firm that holds your shares to see if it offers telephone or Internet voting.

Shares represented by a properly executed proxy on the accompanying proxy card(s) will be voted at the special meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If you submit a proxy by signing and returning a proxy card(s) without giving voting instructions, the persons named as proxies on the proxy card(s) will vote your shares FOR approval of the merger agreement and FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of Class A common stock at the time of the special meeting to constitute the majority of the minority approval.

As of the date of this proxy statement, the Company does not expect a vote to be taken on any matters at the special meeting other than the proposal to approve the merger agreement and the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of shares of Class A common stock at the time of the special meeting to constitute the majority of the minority approval. The accompanying proxy card(s) give the persons named as proxies on the proxy card(s) authority to vote in their discretion with respect to any other matters that properly come before the special meeting.

You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy card(s) by mail, you must (1) file with the Secretary of the Company or other designee of the Company, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy you previously submitted or (2) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary of the Company or other designee before the taking of the vote at the special meeting. If you voted by proxy electronically through the Internet or by telephone as described above, you may simply vote again at a later date using the same procedures, in which case the later submitted proxy will be recorded and the earlier vote revoked. Attendance at the special meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the special meeting. If you hold your shares through a broker, bank or other nominee in “street name,” you will need to contact them or follow the instructions in the voting instruction form used by the firm that holds your shares to revoke your proxy.

Solicitation Of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. We will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of shareholders and the enclosed proxy, as well as the cost of forwarding these materials to the beneficial owners of our common stock. The Company’s directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail or telephone, in person or via the Internet. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $10,000. The Company will also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of the Company’s common stock.

Delivery of Proxy Materials to Households

Applicable rules of the SEC permit companies and brokers, banks or other intermediaries to deliver a single copy of an annual report and proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is known as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only a single copy of this proxy statement. If you hold your shares in your own name as a holder of record, householding will not apply to your shares.

Beneficial owners of the Company’s common stock who reside at a shared address to which a single copy of this proxy statement has been delivered may obtain a separate copy of this proxy statement without charge by sending a written request to Rock of Ages Corporation, 560 Graniteville Road, Graniteville, Vermont 05654, Attention: Investor Relations, or by calling the Company at (800) 875-7353. The Company will promptly deliver a copy of this proxy statement upon request.

Not all brokers, banks or other intermediaries offer beneficial owners the opportunity to participate in householding. If you want to participate in householding and eliminate duplicate mailings in the future, you must contact your broker, banker or other intermediary directly. Alternatively, if you want to revoke your consent to householding and receive separate annual reports and proxy statements for each beneficial owner sharing your address, you must contact your broker, bank or other intermediary to revoke your consent.

Dissenters’ Rights

Shareholders who provide written notice to the Company, before the vote is taken at the special meeting on approval of the merger agreement, of their intent to demand payment for their shares, do not vote in favor of approval of the merger agreement and also comply with the procedures for asserting dissenters’ rights under the applicable statutory provisions of the VBCA (as summarized elsewhere in this proxy statement) may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger. See “SPECIAL FACTORS — Dissenters’ Rights.”

Adjournment

If the special meeting is adjourned to a different place, date or time, the Company need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. The board of directors must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of the Company.

Please do not send any certificates representing shares of our common stock with your proxy card. If the merger is consummated, the procedure for the surrender of certificates representing shares of our common stock will be as described in this proxy statement. See “THE MERGER AGREEMENT — Payment for the Shares of Our Common Stock.”

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Rock of Ages

560 Graniteville Road
Graniteville, VT 05654
Telephone: 877-225-7626

Rock of Ages was founded in 1885 and is an integrated granite quarrier and manufacturer whose principal products are granite blocks, the raw material of the granite industry which it sells to other manufacturers and transfers to its own manufacturing facilities, and manufactured granite memorials used primarily in cemeteries. Rock of Ages owns and operates 9 active quarry properties and 5 manufacturing and sawing facilities in North America, principally in Vermont, North Carolina, Pennsylvania and the Province of Quebec. The Company sells granite blocks to granite manufacturers around the world and also sells memorials at wholesale to approximately 112 independent authorized Rock of Ages retailers in the United States and approximately 106 independent retailers in Canada. These retailers are the primary distribution channel for the Company’s branded and unbranded memorials in North America.

Additional information about Rock of Ages is contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarterly periods ended April 3, July 3 and October 2, 2010, each of which is incorporated in this proxy statement by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 106.

Information as of the date of this proxy statement respecting the Company’s executive officers and directors is set forth below. All of the executive officers and directors identified below are citizens of the United States, except for Donald M. Labonte, who is a Canadian citizen. During the last five years, neither Rock of Ages or the executive officers and directors identified below have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or were party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of our directors and executive officers can be reached at Rock of Ages Corp., 560 Graniteville Road, Graniteville, VT 05654, or by phone at 877-225-7626.

			Director	Term
Name	Age	Positions	Since	Expires

Kurt M. Swenson	65	Chairman of the Board	1984	2011
Frederick E. Webster, Jr., Ph.D.*(1)	73	Director	1997	2011
Pamela G. Sheiffer*(2)	64	Director	2004	2012
Donald M. Labonte	49	Director, President and Chief Executive Officer	2008	2012
Richard C. Kimball(3)	70	Director and Vice Chairman	1986	2013
James L. Fox*(4)	59	Director	1997	2013

*	Member of the special committee of the Company’s board of directors.

(1)	Member of the Audit, Corporate Governance and Nominating and the Compensation committees.

(2)	Member of the Compensation and the Corporate Governance and Nominating committees.

(3)	Member of the Audit and the Corporate Governance and Nominating committees.

(4)	Member of the Audit and Compensation committees.

Kurt M. Swenson has been Chairman of the Company’s board of directors since 1984. From 1984 to June 30, 2008 he was President and Chief Executive Officer of Rock of Ages. Prior to the Company’s initial public offering in 1997, Mr. Swenson had also been the Chief Executive Officer and a director of Swenson Granite Company, Inc. (the common predecessor of Rock of Ages and Parent), from 1974 to September of

1997. Mr. Swenson currently serves as non-executive Chairman of Parent’s board of directors. Parent may be deemed an affiliate of Rock of Ages. He is also a director of the National Building Granite Quarries Association, an industry association of United States-based dimension granite quarriers. Mr. Swenson has over 36 years of experience in the granite industry. He provides extensive industry knowledge and contacts, and as a former executive officer, also provides institutional continuity and Company knowledge to the board of directors.

Frederick E. Webster, Jr., Ph.D. has been a director of Rock of Ages since October 1997. He was Professor of Management at the Amos Tuck School of Business Administration of Dartmouth College from 1965 until 2002, and is now the Charles Henry Jones Professor of Management Emeritus. He is also a management consultant and lecturer, and is the Jon Underwood Distinguished Research Fellow in Marketing at the Eller College of Management, University of Arizona. Mr. Webster is nationally recognized as an expert in marketing. In addition to his academic accomplishment, he has served as a consultant to a wide number of companies. Mr. Webster brings to our board of directors expertise in marketing branded products, managing channel conflicts, marketing through exclusive territories, pricing policy and implementing customer-driven initiatives.

Pamela G. Sheiffer has been a director of Rock of Ages since June 2004. Since 1997, she has been President of P. Joyce Associates, Inc., a consulting firm specializing in retail and apparel sectors, and providing services to the investment community. Prior to that, Ms. Sheiffer held various senior management positions in the retail and apparel industry including Senior Vice President of May Department Stores. She was a director of New York & Company (NYSE: NWY), a specialty retailer of fashion oriented, moderately priced women’s apparel, from August 2006 to August 2010, and she has been a Trustee of the American Management Association since June 2007. She is currently Vice Chairman of Learning Lenders, New York City’s largest educational nonprofit with over 12,000 volunteers in New York City schools. Ms. Sheiffer has extensive executive management experience with companies engaged in the design and retail sales of products (included branded products) marketed primarily to women. Because the large majority of granite memorials sold in North America are purchased by women, Ms. Sheiffer brings a unique and helpful perspective to the sales and marketing programs for our branded memorials.

Donald Labonte has been a director of Rock of Ages since 2008. He has been the President and Chief Executive Officer of Rock of Ages since July 2008 and was Chief Operating Officer from February 2008 to June 2008. He was the Company’s President and Chief Operating Officer/Quarry Division from December 2007 to February 2008, and the Company’s President and Chief Operating Officer/Manufacturing Division from August 2002 to February 2008. Mr. Labonte has been President of Rock of Ages Canada, Inc., a wholly owned subsidiary of the Company, since 1999. From January 2002 to July 2002, he was Vice President of the Manufacturing Division of the Company. From 1998 to 1999, he was Vice President/General Manager of Rock of Ages Canada, Inc. From 1993 to 1998, Mr. Labonte was Director of Operations of Rock of Ages Canada, Inc. From 1980 to 1993, Mr. Labonte held various positions in the manufacturing plant at Rock of Ages Canada, Inc. Mr. Labonte is one of the most experienced, knowledgeable and effective executives in the granite industry, and he provides unique and necessary perspective on the Company’s current operations and strategic focus, as well as extensive industry knowledge.

Richard C. Kimball has been a director of Rock of Ages since 1986, and Vice Chairman since 1993. From 1993 to January 2001, he was the Chief Operating Officer — Memorials Division of Rock of Ages and from January 2001 to December 2004, he served as the Company’s Chief Strategic and Marketing Officer. Prior to joining the Company, Mr. Kimball served as a director, principal and President of The Bigelow Company, Inc., a strategic planning and investment banking firm from 1972 until 1993. Mr. Kimball retired as an employee of the Company on December 31, 2004 and served as a consultant to the Company during 2005 and 2006. He was also a director of Parent from 1985 to 1997 and served as the Chief Operating Officer of Parent from 1993 to 1997. He returned to The Bigelow Company, Inc. in 2006, where he presently serves as a Senior Advisor. Mr. Kimball has extensive experience in investment banking and strategic consulting for many different businesses and provides the Company’s board of directors with valuable expertise and insight in evaluating the Company’s strategic business development. He is also a former executive officer of the Company, and as such, provides institutional and industry knowledge.

James L. Fox has been a director of Rock of Ages since October 1997. Since January 2007, he has been President and Chief Executive Officer, and from October 2005 to December 2006, he served as Executive Vice President and Chief Operating Officer of FundQuest, Inc., a global provider of turnkey, open architecture wealth management programs and services for financial institutions and advisors. From September 2003 to October 2005, he was Executive Vice President and Chief Financial Officer of The BISYS Group, Inc. He was President of Fund Services Division of The BISYS Group, Inc. from April 2003 to September 2003. From August 2001 to April 2003, he was President and Chief Executive Officer of govOne Solutions, L.P., an electronic government payment service. From June 2000 to August 2001, he was Vice President-Corporate Development and Chief Financial Officer of Gomez, Inc., a research and consulting firm specializing in Internet quality measurement. Prior to joining Gomez, Mr. Fox had been Vice Chairman of PFPC Inc., a division of the PNC Financial Services Group, Inc. from December 1999 to June 2000. Before joining PFPC, Inc., Mr. Fox had an eleven year career with the Investor Services Group of First Data Corporation, a provider of processing and mutual fund and retirement services for mutual fund complexes, banks, insurance companies and advisory firms, including serving as President and Chief Executive Officer (1999) and Chief Operating Officer (1997-1999). Mr. Fox has also been a director of Pegasus Solutions, Inc., a global provider of third-party marketing and reservation services to the travel industry, since June 2006. Mr. Fox brings extensive executive management experience in both public and private companies, including knowledge and experience in managing financial and accounting matters and working with independent outside accounting firms in his capacity as Chief Financial Officer and Chief Executive Officer in a number of large companies.

In addition to Mr. Labonte, for whom information is provided above, the following persons are executive officers of the Company:

			Officer
Name	Age	Positions	Since

Paul H. Hutchins	54	Vice President/Administration	2004
Laura A. Plude	53	Vice President and Chief Financial Officer	2007

Paul H. Hutchins has been Vice President/Administration of the Company since October 2004. From September 1993 to October 2004, he was Manager of Administration. Mr. Hutchins has held numerous other positions during his 28 year career at Rock of Ages, including Director of Information Services (June 1989 — September 1993), Production Manager (Rock of Ages Canada, Inc., October 1987 — June 1989), Purchasing and Transportation Manager (June 1984 — October 1987) and Staff Engineer (December 1981 — June 1984).

Laura A. Plude has been Vice President and CFO of the Company since August 2007. She served briefly as Vice President/Finance from July 2007 to August 2007. Ms. Plude was Director of Finance of the Company from August 2004 to July 2007. She was a staff accountant at the Company from August 1999 to August 2004. Prior to joining the Company, Ms. Plude was a self-employed CPA.

Parent

369 North State Street
Concord, NH 03301
Telephone: 603-225-2783

Parent is a family owned business that has been quarrying and manufacturing granite in New England since 1883. Presently headed by the fourth generation of the Swenson family, Parent is organized as a Delaware limited liability company. Parent operates two active quarry properties and 6 manufacturing and saw plants and participates in the granite highway curbing and landscape segments of the market at both wholesale and retail. Parent holds all the issued and outstanding limited liability company interests of Merger Sub and will hold, prior to the effective time of the merger, certain shares of the Company’s common stock contributed to Parent pursuant to the terms of contribution agreements entered into by and between Parent and each member of the Swenson Granite Group. No merger consideration will be paid for the Company shares that Parent receives from the members of the Swenson Granite Group in exchange for such membership interests of Parent pursuant to the contribution agreements, however, under the contribution agreements Parent will make cash payments in respect of fractional shares of membership interest in Parent arising from the exchange ratio under the contribution agreements. As a result of the merger, Parent will acquire 100% ownership of the Company.

Set forth below is a list of the executive officers and directors of Parent. All of Parent’s executive officers and directors are citizens of the United States and, unless otherwise listed below, can be reached at Swenson Granite Company LLC, 369 North State Street, Concord, NH 03301 or by phone at 603-225-2783.

Kurt M. Swenson is the non-executive Chairman of Parent’s board of directors. Information for Mr. Swenson can be found above, under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Rock of Ages.”

Kevin C. Swenson has been a Vice President and a director of Parent since 1975 with various responsibilities for Parent’s granite curbing operations. He has also served as Treasurer and Secretary of Parent since 1997. He has never served as a director, officer or employee of Rock of Ages. He is the brother of Kurt Swenson.

Robert L. Pope is the President and Chief Executive Officer of Parent and has held those positions since 1997. He has been a director of Parent since 1996. From 1996 to 1997, he was an officer and a director of Rock of Ages. Mr. Pope is married to Nancy Pope (see “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Swenson Granite Group,” below).

Jake Swenson is the Sustainability Manager of Staples, Inc., located at 500 Staples Drive, Framingham, Massachusetts 01702 (telephone: 508-253-9807). He has been employed at Staples, Inc. since 2005. Jake Swenson is the son of Kurt Swenson.

Scott Herrick is a Vice President and a director of Parent. Mr. Herrick became employed by Parent in February of 1992, became a Vice President of Parent in 1999 and was named a director of Parent in 2001.

Neither Parent nor its executive officers and directors (as identified above) have been, during the past five years: (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) were party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Merger Sub

c/o Swenson Granite Company LLC
369 North State Street
Concord, NH 03301
Telephone: 603-225-2783

Merger Sub is a recently-formed Vermont limited liability company established for the sole purpose of effecting the merger and the other transactions contemplated by the merger agreement. Merger Sub is wholly owned by Parent.

The managers of Merger Sub are Kurt M. Swenson, Kevin C. Swenson and Robert L. Pope. Information for Kurt Swenson can be found above, under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Rock of Ages.” Information for Kevin Swenson and Mr. Pope can be found above under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Parent.”

Swenson Granite Group

c/o Kurt M. Swenson
369 North State Street
Concord, NH 03301
Telephone: 603-225-2783

Information regarding each of the members of the Swenson Granite Group is set forth below. The members of the Swenson Granite Group have agreed, under the terms of voting agreements with Parent (the form of which is attached to this proxy statement as Annex B), to vote all of the Company shares they beneficially own in favor of approval of merger agreement. Parent has advised us that the members of the Swenson Granite Group beneficially own, in the aggregate, 408,701 shares of Class A common stock and 2,449,793 shares of Class B common stock, representing approximately 81% of the total voting power of all outstanding shares of Company common stock.

The members of the Swenson Granite Group have also agreed to, prior to the effective time of the merger, contribute some or all of their shares of our common stock in exchange for additional shares of membership interest in Parent, pursuant to the terms of contribution agreements entered into by and between Parent and each such member of the Swenson Granite Group (the form of which is attached to this proxy statement as Annex C). Parent has advised us that the members of the Swenson Granite Group will contribute to Parent prior to the effective time of the merger a total of 258,326 shares of Class A common stock and 2,449,793 shares of Class B common stock.

The Swenson Granite Group is comprised of the following members:

The Kurt M. Swenson Revocable Trust of 2000 is a grantor revocable trust established under the laws of New Hampshire for which Kurt Swenson serves as the sole trustee. The trust does not engage in a business.

The Kevin C. Swenson Revocable Trust of 1994 U/D/T 3-10-94 is a grantor revocable trust established under the laws of New Hampshire for which Kevin Swenson serves as the sole trustee. The trust does not engage in a business.

The Lois S. Moore Revocable Trust is a grantor revocable trust established under the laws of New Hampshire. Lois S. (Swenson) Moore is the trustee of this trust. Ms. Moore has been retired for many years and has never been active in any capacity with Parent or with the Company. She is also the aunt of Kurt, Kevin and Karen Swenson as well as a relative of Guy A. Swenson, III. The trust does not engage in a business.

Robert L. Pope is the President and Chief Executive Officer and a director of Parent. Information for Mr. Pope can be found above under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Parent.”

Karen Swenson is a retired school teacher and has never been active in any capacity with Parent or Rock of Ages. She is the sister of Kurt and Kevin Swenson.

Peter B. Moore has been employed as an electrical engineer by ALMACO, located at 99 M Avenue, Nevada, Iowa 50201 (telephone: (515) 382-3506) since 2004 and has been employed by ALMACO since 1972. He has never been active in any capacity with Parent or with Rock of Ages. He is the son of Lois S. Moore, a first cousin to Kurt, Kevin and Karen Swenson and a relative of Guy A. Swenson, III.

Charles M. Waite is the managing partner of Chowning Partners, a financial consulting firm located in Gilford, NH 03249 (telephone: (603) 293-2444). He was a director of Rock of Ages from 1986 until his retirement as a director in August of 2010. He also served as a director of Parent from 1985 to 1997.

Guy A. Swenson, III is a consulting hydro-geologist employed as the Senior Technical Director of O’Brien & Gere, 333 West Washington Street, Syracuse, NY (telephone: (315) 956-6100). Mr. Swenson has been working for O’Brien & Gere for over five years. He has never been active in any capacity with Parent or with Rock of Ages. He is a second cousin to Kurt, Kevin and Karen Swenson.

Peter A. Friberg is a Vice President of Rock of Ages, located at 560 Graniteville Road, Graniteville, VT 05654 (telephone: (802) 476-3121). Mr. Friberg has been a Vice President of Rock of Ages since 1995, with principal responsibilities for the sales of granite memorials at wholesale. Mr. Friberg was a director of both Parent and Rock of Ages from 1996 to 1997. Mr. Friberg is the brother of Nancy Pope (see below) and the brother in law of Robert Pope (see above).

Nancy F. Pope is a homemaker, and the wife of Robert Pope and sister of Peter Friberg. She is active with a number of community organizations in the Barre, Vermont area. She has never been active in any capacity with Parent or the Company. She has no business address or business telephone.

The Christina W. Kimball Revocable Trust of 2-21-2001 is a grantor revocable trust established under the laws of New Hampshire for which Ms. Christina Kimball serves as the sole trustee. The trust does not engage in a business.

Christina W. Kimball is a homemaker and the wife of Richard Kimball. She is active with a number of organizations in central New Hampshire. She has never been active in any capacity with Parent or the Company. She has no business address or business telephone.

Richard C. Kimball is the Vice Chairman and a director of Rock of Ages. Information for Mr. Kimball can be found above under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Rock of Ages.”

Jon M. Gregory is currently retired.  Prior to his retirement he was an executive officer of Rock of Ages, having served as the President of the Company’s quarry division until December 2005. He also served as a director of the Company from 1998 to 2003. Mr. Gregory first joined Rock of Ages in 1975. He also served as a director of Parent from 1994 to 1997.

The members of the Swenson Granite Group that are natural persons are citizens of and reside in the United States and each member of the Swenson Granite Group that is a trust is a revocable trust with the grantor as the beneficiary during his or her lifetime. During the last five years, none of the members of the Swenson Granite Group or their trustees have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or were party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Certain Transactions Between the Parties

Except as described in the paragraph immediately below, during the past two years, the aggregate value of transactions between Parent, any officer or director of Parent or any member of the Swenson Granite Group on the one hand, and the Company and any of its subsidiaries on the other, was not more than one percent of the consolidated revenues of the Company and its subsidiaries for the fiscal year in which the transaction occurred or for the period from January 1, 2010 through the date of this proxy statement if the transaction occurred in 2010. See Item 13 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC for a description of transactions between the Company and Parent during 2009.

The following members of the Swenson Granite Group, who are all retired former executive officers of the Company, are beneficiaries under certain plans and arrangements with the Company: Kurt M. Swenson, director and the non-executive Chairman of the Company, and director and the non-executive Chairman of the Parent, received payments under the Company’s defined benefit pension plan, salary continuation agreement, and Deferred Salary Plan totaling $61,295 in 2008, $381,941 in 2009, and $265,141 for the nine months ended October 2, 2010; Richard C. Kimball, director and the Vice Chairman of the Company, received payments under the Company’s defined benefit pension plan, salary continuation agreement, and Deferred Salary Plan totaling $115,986 in 2008, $115,986 in 2009, and $86,759 for the nine months ended October 2, 2010; Jon M. Gregory, President and Chief Operating Officer of the Company’s Quarry Division until 2005, received payments under the Company’s defined benefit pension plan, salary continuation agreement, and Deferred Salary Plan totaling $189,793 in 2008, $189,793 in 2009, and $142,344 for the nine months ended October 2, 2010. Peter Friberg is a member of the Swenson Granite Group and is Vice President-Wholesale Sales of the Company, and in such capacity as an officer and employee of the Company receives salary and benefits from the Company.

SPECIAL FACTORS

Structure of the Transaction

The proposed transaction is a merger of Merger Sub with and into Rock of Ages, which will survive the merger as a wholly owned subsidiary of Parent.

The principal steps that will accomplish the merger are as follows:

Debt Financing.  The merger agreement is not subject to a financing contingency. However, Parent is seeking debt financing in connection with the merger and will require that financing in order to consummate the merger and related transactions. Parent has received a commitment letter from the Lenders, pursuant to which the Lenders have committed, subject to certain specified conditions discussed elsewhere in this proxy statement, to enter into a definitive financing agreement (in the form attached to the commitment letter) to provide the Financing. The commitment letter will remain outstanding through February 18, 2011 unless extended by the Lenders. In the merger agreement, Parent has agreed to use its best efforts to maintain in effect the commitment letter and, prior to the effective time of the merger, execute the definitive financing agreement attached to the commitment letter and consummate the Financing. The Financing is expected to consist of:

•	the $20 million Revolving Loan, to be used primarily to fund working capital, finance accounts receivable and inventory and support the issuance of letters of credit, and as necessary (subject to the terms of the definitive financing agreement) to fund a portion of the costs of acquisition of Rock of Ages and its subsidiaries, including repayment of certain existing indebtedness of Rock of Ages and its subsidiaries; and

•	the $30 million Term Loans, to be used primarily to fund the acquisition of Rock of Ages and its subsidiaries, including transaction expenses, repayment of certain existing indebtedness of Parent, Rock of Ages and its subsidiaries, and to finance capital expenditures and other acquisitions.

Under the terms of the Financing, interest on the Revolving Loan is payable monthly, and principal is payable on a revolving basis. All outstanding principal balances and any accrued interest with respect to the Revolving Loan will be due at maturity three years from the date of closing. Each Term Loan will fully amortize over a ten-year term with installments of principal and interest payable monthly. The Financing will be subject to certain financial covenants and conditions, and will be collateralized by a perfected first lien (including first mortgages) on all real and personal property of Parent, Rock of Ages (as the surviving corporation) and the United States subsidiaries of Rock of Ages. For additional details regarding the terms and structure of the debt financing see “SPECIAL FACTORS — Financing of the Merger.”

Contribution of Shares.  Prior to the merger, the members of the Swenson Granite Group will contribute or cause to be contributed to Parent an aggregate of 258,326 shares of Class A common stock and 2,449,793 shares of Class B common stock in exchange for additional shares of membership interest in Parent. Such contributions will take place subject to the terms of contribution agreements by and between Parent and each such member of the Swenson Granite Group.

For additional details regarding the terms of the contribution agreements, see “VOTING AND CONTRIBUTION AGREEMENTS — Contribution Agreements.”

For additional details regarding the interests of the members of the Swenson Granite Group in the transaction, see “SPECIAL FACTORS — Interests of Certain Persons in the Merger.”

The Merger.  Following the satisfaction or waiver of all conditions to the merger, including the approval of the Company’s shareholders as described elsewhere in this proxy statement, the following will occur at the effective time of the merger:

•	all shares of Company common stock that are held (1) in the treasury of the Company, or (2) by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will be cancelled and retired without any consideration payable therefor;

•	all other shares of Company common stock issued and outstanding immediately before the effective time of the merger (other than any shares as to which a shareholder has properly asserted dissenters’ rights under the VBCA) will be converted into the right to receive the $5.25 per share merger consideration;

•	all shares of the Company’s common stock, the holders of which have properly asserted dissenters’ rights under the VBCA, will be cancelled and the holders of such shares will be entitled to receive payment of the fair value of such shares, in an amount and in the manner as determined pursuant to the VBCA;

•	the limited liability company interests of Merger Sub issued and outstanding immediately prior to the merger will be converted into and become one validly issued, fully paid and non-assessable share of Class B common stock of the Company; and

•	each holder of a vested or unvested outstanding option to purchase shares of Class A common stock prior to the effective time of the merger issued under the Company’s stock option plans, will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the merger consideration over the per-share exercise price of such stock option, multiplied by (2) the number of Company shares issuable under such stock option (which amount will be payable without interest, net of any withholding tax). Options which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration.

For additional details regarding the terms and structure of the merger, see “THE MERGER AGREEMENT.”

As a result of the merger:

•	Parent will own all of the outstanding shares of Rock of Ages;

•	the shareholders of Rock of Ages (other than those shareholders that are members of Parent at the effective time of the merger) will no longer have any interest in, and will no longer be shareholders of, the Company and will not participate in any of our future earnings or growth;

•	shares of Rock of Ages Class A common stock will no longer be listed on The NASDAQ Global Market, and price quotations with respect to sales of our shares of common stock in the public market will no longer be available; and

•	the registration of Rock of Ages common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated, and we will cease filing reports with the SEC.

Board of Directors of Rock of Ages.  The board of directors of Rock of Ages after the effective time of the merger will initially consist of the managers of Merger Sub at the effective time of the merger. These members include Kurt Swenson, Kevin Swenson and Robert Pope, each of whom will serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Officers of Rock of Ages.  The current officers of the Company are Donald Labonte, President and Chief Executive Officer, Laura Plude, Vice President of Finance and Chief Financial Officer, Paul H. Hutchins, Vice President/Administration, Peter Friberg, Vice President-Wholesale Sales, and Robert Campo, Vice President-Quarry Sales and Marketing. These officers will continue as the officers of the Company after the effective time of the merger, however Mr. Labonte’s title will be President and Chief Operating Officer (rather than Chief Executive Officer). At the effective time of the merger, Robert Pope will become Chief Executive Officer of the Company and will continue to serve as President and Chief Executive Officer of Parent. These officers of the Company after the effective time of the merger will serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Purpose and Reasons for the Merger

Rock of Ages’ Purpose and Reasons for the Merger

Our purpose in undertaking the merger is to allow our shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to the contribution agreements) to realize the value of their investment in the Company in cash at a price that represents a 57% premium and an 84% premium, respectively, to the average closing price of our Class A common stock for the 30 trading days and over the twelve months prior to the May 7, 2010 public announcement of the initial proposal by Parent to acquire 100% ownership of Rock of Ages. The special committee and the board of directors of Rock of Ages believe, based upon the reasons discussed under “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders,” that the merger is fair to and in the best interests of the Company’s shareholders, to the extent such shareholders’ shares are converted in the merger into the right to receive the $5.25 per share merger consideration.

Additionally, for the Company, becoming a private company is expected to reduce costs related to our being a public company, including but not limited to legal costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual and special meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, and the expense of a transfer agent. Further, following the merger, at such time as Rock of Ages is no longer subject to the reporting requirements of the Exchange Act, we will be able to eliminate a good portion of the time devoted by our management and some of its other employees to matters that relate exclusively to Rock of Ages being a public company. As a result, Rock of Ages may be better able to focus its resources on its business and operations as a private company, and the merger may advance these objectives, as noted above.

Parent’s, Merger Sub’s and Swenson Granite Group’s Purpose and Reasons for the Merger

Parent and Merger Sub intend to effect the merger and acquire all of the outstanding shares of common stock of Rock of Ages that Parent does not already own at the effective time of the merger (in addition to the shares of Company acquired by Parent from the members of the Swenson Granite Group, in exchange for additional shares of membership interest in Parent) because they, along with the members of the Swenson Granite Group believe that it is best for Rock of Ages to operate as a privately-held entity. Parent, Merger Sub and the members of Swenson Granite Group have determined to pursue the merger at this time and believe that it is best for Rock of Ages to operate as a privately-held entity for the following reasons:

•	in light of the Company’s small public float and the low trading volume for the Company’s shares of common stock, the benefits to Rock of Ages of having publicly-traded securities have not outweighed the expenses and other requirements imposed on the Company as a public company;

•	without the constraint of the public market’s emphasis on quarterly earnings (and especially quarterly earnings growth), and the market’s reaction to public events, the Company will have greater operating flexibility to focus on enhancing long-term value;

•	an emphasis on long-term growth rather than short-term earnings could eventually result in greater business opportunities than would be available to the Company if it remained publicly held;

•	as a privately-held entity, the Company will be able to make decisions that may negatively affect quarterly earnings but that may increase the value of Rock of Ages’ assets or earnings over the long term; and

•	as a privately-held entity, the general level of confidence (or lack thereof) in the stock markets or the failure to meet or exceed analysts’ short-term earnings expectations will no longer affect Rock of Ages or its equity value.

In addition to the foregoing factors, Parent, Merger Sub and the members of the Swenson Granite Group considered, among others, the following positive factors:

•	Parent and the members of the Swenson Granite Group will benefit from any future earnings and growth of Rock of Ages after it ceases to be publicly traded; and

•	information concerning Rock of Ages and its operations, financial results and directors and officers will no longer be available to competitors.

Parent, Merger Sub and the members of Swenson Granite Group also considered, among others, the following negative factors:

•	as a result of the merger and the other related transactions contemplated in the merger agreement, an investment in Rock of Ages will represent an illiquid investment in the stock of a private company;

•	following the merger, Parent will bear the sole burden for any future losses or decrease in enterprise value; and

•	the Company’s and Parent’s debt level and interest expense will increase substantially due to the additional financing necessary to complete the merger. See “SPECIAL FACTORS — Financing of the Merger.”

Parent, Merger Sub and the members of Swenson Granite Group ultimately concluded that the potential detriments of the merger to it were outweighed by the potential benefits of the merger to it.

Background of the Merger

The corporate predecessor of Parent first acquired majority control of Rock of Ages in February of 1984 and Rock of Ages became a wholly-owned subsidiary of the corporate predecessor of Parent in approximately 1986. Rock of Ages became a public company in October 1997 when we completed an initial public offering of our Class A common stock for the purpose of embarking on a strategy of vertically integrating into the retailing of memorials by acquiring or otherwise opening retail outlets selling granite memorials. In connection with, and to facilitate, our initial public offering, the corporate predecessor of Parent distributed to its shareholders its operating assets and liabilities through a pro rata distribution of member interests in Parent. As a result of these transactions, and since our initial public offering, Kurt Swenson, the Company’s former President and Chief Executive Officer and now non-executive Chairman and the Chairman of Parent, together with his brother, Kevin Swenson, Vice President and a director of Parent, Robert Pope, President and Chief Executive Officer and a director of Parent, and their respective family members and related trusts, have continued to own a substantial majority equity interest in Parent and, through their ownership of Company Class B common stock, substantial majority voting control of the Company.

In late 2007, following an extensive review of strategic and business alternatives, our board of directors determined that, given the continuing losses being incurred by the Company’s retail division, the Company’s shareholders would be best served by disposing of our retail operations, reducing debt and operating expenses and returning our focus to our core quarrying and manufacturing businesses, including our wholesale memorial distribution system in North America. Accordingly, in January 2008, we sold our retail division.

In the spring of 2008, Kurt Swenson advised the board of directors of his intention to retire as the Company’s Chief Executive Officer, and in late April 2008, the Company entered into a retirement agreement with Mr. Swenson, providing for his retirement as Chief Executive Officer, effective June 30, 2008. Mr. Swenson remained the Chairman of the Board in a non-executive capacity. Donald Labonte, then the Company’s President and Chief Operating Officer, succeeded Mr. Swenson as Chief Executive Officer and was elected to the board of directors.

During 2008 and 2009, the Company pursued its new operating plan, significantly reducing operating expenses and debt. In 2009, while revenues decreased compared to 2008, the Company returned to profitability, reporting net income from continuing operations of approximately $800,000, or approximately $0.11 per diluted share.

These results for 2009 and the continued lack of improvement in the trading prices for our Class A common stock were disappointing to Kurt and Kevin Swenson, as controlling shareholders of the Company. Despite the successful reduction of operating costs and debt implemented by the Company’s management, and the return to modest profitability, the continuing costs associated with the Company operating as a public company, including the time devoted by Company management to compliance and other public company matters, appeared to them to be impediments to significantly increasing and sustaining profitability, and thus outweighed the benefits to Rock of Ages of being a public company, especially given the historically small public float and illiquidity of the Company’s Class A common stock.

In the past, various institutional investors had noted to Kurt Swenson that the minimal public float and illiquidity of the Class A common stock meant that, absent a liquidity event transaction for all shareholders, investors in the Company’s Class A common stock effectively had little ability to monetize significant holdings of such shares. One of the Company’s major institutional investors reiterated this point to Mr. Swenson shortly after the Company’s public announcement in March 2010 of its 2009 results.

In light of these considerations, in April 2010, after informally consulting with Kevin Swenson and Robert Pope and receiving their preliminary indication of support, Kurt Swenson began taking preliminary steps to determine the feasibility and advisability of submitting to the Company’s board of directors, on behalf of Parent, a proposal to acquire the Company in an all-cash transaction, with a view to providing the Company’s shareholders with a liquidity event at an attractive price, either through an acquisition of the Company by Parent or by another bidder that would be identified through a process to explore strategic alternatives that Mr. Swenson expected would be pursued following Parent’s submission of an offer. These steps included preliminary discussions by Kurt Swenson with Parent’s existing lender, including a meeting with its representatives on April 6, 2010 regarding the possibility of financing such an acquisition. This lender, which had no lending relationship with the Company, undertook to analyze the proposed transaction on a preliminary basis. Following the analysis, the lender expressed interest in exploring the possibility of funding a transaction between Parent and the Company.

Mr. Swenson then contacted, and later in April Mr. Swenson and Mr. Pope met with, a representative of Sheehan Phinney Bass + Green PA (“Sheehan Phinney”), a firm with which Mr. Swenson was familiar and which he understood had never represented the Company, to discuss retaining Sheehan Phinney as legal counsel to represent Parent in connection with a possible proposal to acquire the Company. Parent retained Sheehan Phinney, and Messrs. Swenson and Pope, with Sheehan Phinney’s assistance, began preparing an acquisition proposal letter, with a view to submitting the letter to the Company’s board of directors at its next regularly scheduled meeting on May 6, 2010.

At that regularly scheduled meeting of the board on May 6th, without prior notice to any other Company director other than Mr. Labonte, who Mr. Swenson advised earlier in the week of the possibility that Parent would submit an acquisition proposal, Mr. Swenson submitted, on behalf of Parent, a letter containing a proposal to acquire the Company (the “Swenson Proposal”). The Swenson Proposal contemplated the acquisition by Parent of all outstanding shares of Company common stock, including shares underlying vested options, at a price of $4.38 per share in cash. According to the proposal letter, as part of the transaction, Kurt Swenson, Kevin Swenson and Mr. Pope would exchange all of their shares of Class B common stock for additional shares of membership interest in Parent, and thus would not receive cash for those shares. In order to facilitate the financing of the proposed transaction, other holders of Class B common stock who also owned shares of membership interest in Parent would also be offered the opportunity to exchange their shares of Class B common stock in lieu of receiving the $4.38 per share price. The Swenson Proposal indicated that the proposed acquisition by Parent was conditioned on, among other things, lender due diligence, negotiation of a definitive structure and terms to be set forth in a definitive acquisition agreement and Parent obtaining financing for the transaction in an amount sufficient to fund the purchase price and the ongoing operations of the two companies. The proposal letter also stated that, “[W]e think that the company would be well-served by the board conducting a process of exploring its strategic options for maximizing shareholder value, including a consideration of our offer.” The proposal letter also indicated that Parent intended to offer Mr. Labonte the opportunity to buy shares of membership interest in Parent if Parent acquired the Company. Finally, the proposal letter noted Parent’s desire, prior to entering into a definite agreement, to ascertain whether the proposed transaction would be viewed favorably by specified institutional investors which have substantial holdings of Class A common stock.

In response to the Swenson Proposal, at its May 6th meeting, the board of directors established a special committee comprised of independent directors James L. Fox, Pamela G. Sheiffer and Frederick E. Webster Jr., Ph.D., to consider and evaluate the Swenson Proposal and determine how to proceed in the best interests of the Company’s shareholders.

On May 7, 2010, the Company issued a press release announcing receipt of the Swenson Proposal and the formation of the special committee. The release contained the full text of the proposal letter from Parent.

On May 10, 2010, a telephonic meeting of the special committee was held. All of the members of the special committee were present. Mr. Fox was appointed Chairman, and the special committee considered and discussed the retention of independent legal counsel and financial advisors. At the invitation of the special committee, a representative of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), which the special committee was considering retaining, attended the meeting. He discussed Skadden’s expertise in mergers and acquisitions and securities law and in representing special committees of boards of directors of public companies in going-private transactions. He also discussed Skadden’s prior representation of the Company as special outside counsel in the past, including advising the board of directors during its consideration of strategic and business alternatives which ultimately resulted in the sale of the Company’s retail division in 2008. Skadden’s representation of the Company after this had diminished significantly, and the firm had performed no services for the Company since March 2009. The Skadden representative indicated that the special committee should consider whether, in their view, such prior representation would in any way compromise Skadden’s vigorous representation of the special committee.

The special committee also discussed the possible engagement of Covington Associates LLC (“Covington”), an investment banking firm, to serve as independent financial advisor to the special committee. Covington had also previously advised the Company during its earlier consideration of strategic and business alternatives that culminated in the sale of the retail division, and thus it was noted that both the potential benefits and possible drawbacks associated with engaging Covington in light of this prior involvement with the Company should be taken into account in considering engaging Covington.

In addition to considering the retention of legal and financial advisors, the special committee also considered and discussed whether the Company’s regular outside counsel, McLane, Graf, Raulerson & Middleton PA (“McLane”), should represent the Company in connection with the Swenson Proposal and related matters. A representative of McLane was present at the meeting and reviewed for the special committee McLane’s prior and ongoing representation of the Company in matters unrelated to the Swenson Proposal, and its prior representation of Kurt Swenson and Kevin Swenson in estate planning matters and prior representation of Parent in one brief and immaterial intellectual property matter.

The special committee then adjourned the meeting to consider further the special committee’s possible engagement of Skadden and McLane’s possible continued representation of the Company, or the engagement of other firms having no prior background or relationship with the Company, and also to give further consideration to the possible engagement of Covington or another financial advisory firm.

On May 11, 2010, another telephonic meeting of the special committee was convened. In addition to the members of the special committee and at their invitation, representatives of Skadden and McLane attended the meeting. At this meeting, the special committee unanimously determined that McLane should continue to represent the Company with respect to the Swenson Proposal and related matters, and that Skadden and Covington would be retained as the special committee’s independent special counsel and independent financial advisor, respectively.

With respect to McLane’s continued representation of the Company, it was determined that McLane’s estate planning services for Mr. Swenson and his brother and its brief and immaterial services for Parent on an intellectual property matter were not disabling conflicts or otherwise relevant to McLane’s ability to effectively represent the Company with respect to the Swenson Proposal and related matters. The special committee considered McLane’s in-depth knowledge of the Company’s operations, coupled with its excellent working relationship with the Company’s senior management, as positive factors that would benefit the Company and its stockholders in responding to the Swenson Proposal and in any process that might be initiated to explore strategic alternatives. The special committee also concluded that Skadden’s prior representation of the Company in various matters prior to March 2009 would in no way compromise Skadden’s ability to provide independent, objective and vigorous representation of the special committee. The firm’s experience in representing special committees of public companies, along with its knowledge of the Company and the members’ of the special committee familiarity with and confidence in the Skadden partner that would lead the engagement, were also important factors in the special committee’s unanimous decision to engage Skadden as its legal advisor.

With respect to Covington, the special committee concluded that its previous engagement by the Company meant that Covington already had a detailed knowledge of the Company’s business and financial strategy, and thus it would be well positioned to work efficiently. This fact, along with the excellent service and advice provided by Covington to the Company during the Company’s earlier consideration of strategic and business alternatives that resulted in the sale of the retail division, were also important factors in the special committee’s unanimous decision to select Covington as its independent financial advisor. After reviewing Covington’s prior representation of the Company, the special committee concluded that Covington would be able to provide objective and independent advice to the special committee in connection with this engagement.

On May 14, 2010, another telephonic meeting of the special committee was convened. In addition to the members of the special committee, representatives of Skadden and McLane attended the meeting. At this meeting, the special committee reviewed and discussed draft protocols, rules and procedures developed by Skadden, to be agreed to by Parent, on behalf of itself and certain members of Parent identified in the Swenson Proposal, including Kurt Swenson (together with Parent the “Swenson Group”), with respect to Parent’s pursuit of its acquisition proposal, including interactions by officers and representatives of Parent with the Company, Company management and Company shareholders regarding due diligence, employment matters, disclosure and other matters. These protocols, rules and procedures outlined the special committee’s understanding of how the Swenson Group would be required to conduct themselves in pursuing the Swenson Proposal, with the objective of, among other things, achieving an evenhanded, orderly and efficient process for dealing with the Swenson Proposal and, if applicable, other proposals that might be considered by the special committee. Among other things, the rules prohibited the Swenson Group from discussing with Company management any employment, retention or equity incentive arrangements. The special committee also reviewed and approved the engagement letters finalizing the engagements of Skadden and Covington and discussed the next steps with respect to the Swenson Proposal.

Following this meeting, after further discussions between Skadden and Sheehan Phinney, a letter embodying the protocols, rules and procedures described above was executed by Chairman Fox, on behalf of the special committee, and Kurt Swenson, on behalf of the Swenson Group, on May 18, 2010 with effect as of May 14, 2010. A confidentiality agreement between Parent and the Company, which was contemplated by this letter, was also executed on and as of the same dates.

Also on May 14, 2010, Covington met with the Company’s senior management at the Company’s headquarters in Barre, Vermont to conduct an “on site” due diligence review of the Company’s operations.

On May 18, 2010, at the request of the special committee, a special telephonic meeting of the board of directors was held to more fully set forth the nature and scope of the special committee’s authority with respect to the Swenson Proposal and related matters. In addition to all of the directors, representatives of Skadden and McLane attended the meeting. At this meeting, the board of directors unanimously authorized the special committee to take any and all actions arising out of or relating to the Swenson Proposal as the special committee deemed to be in the best interest of the Company and its shareholders, including shareholders who were not affiliated with Parent. Pursuant to this authority the special committee was empowered to engage, in its sole discretion, in a strategic alternatives exploration process to solicit alternative transactions to the Swenson Proposal for the acquisition of all or a majority of the outstanding common stock of the Company or of all or a significant portion of the Company’s assets. The board of directors also authorized the special committee to evaluate and negotiate the terms of the Swenson Proposal or any alternative proposal received as a result of the special committee’s strategic alternatives exploration process, and to recommend to the board of directors, what action, if any, should be taken with respect to the Swenson Proposal or any such alternative proposal, and also ratified and confirmed the special committee’s actions to date, including the retention of financial advisors and legal counsel. The board of directors also resolved to not recommend or approve the Swenson Proposal or any alternative proposal received as a result of any strategic alternatives exploration process undertaken by the special committee, without a prior favorable recommendation of such proposal by the special committee.

In consideration of the substantial time and effort that would be required of the members of the special committee generally, and the chairman of the special committee in particular, the board of directors also determined that the chairman of the special committee would receive a one-time fixed fee of $50,000 and each other member of the special committee would receive a one-time fixed fee of $35,000, as compensation for their service on the special committee, irrespective of whether or not the special committee approved the Swenson Proposal or any alternative transaction. These fees were paid by the Company to the special committee members on June 28, 2010. In addition, the board of directors approved the reimbursement to the members of the special committee of reasonable expenses incurred by them in connection with their service on the special committee.

On May 20, 2010, a telephonic meeting of the special committee was convened. In addition to the members of the special committee, representatives of Skadden and Covington attended the meeting. Covington provided the special committee with an overview of its initial analysis of the Company, and its business and prospects, based on its May 14th visit to the Company and discussions with the Company’s management. Covington also provided the special committee with its preliminary analysis of the Swenson Proposal and the market for possible strategic alternatives. After reviewing and considering Covington’s overview of the Company and its preliminary views regarding possible strategic alternatives to the Swenson Proposal, the special committee concluded that it would be in the best interests of the Company and shareholders who were not affiliated with the Swenson Group, to explore strategic alternatives to the Swenson Proposal. Accordingly, the special committee unanimously resolved that, with the assistance of Covington, it would commence a process to explore and consider possible strategic alternatives for the Company while continuing to consider the Swenson Proposal. At the May 20th meeting, the special committee also discussed engaging Dinse, Knapp & McAndrew, P.C. (“Dinse”) of Burlington, Vermont to serve as the special committee’s special Vermont counsel. Subject to Skadden confirming that Dinse had no disabling conflicts of interest in the matter, the members of the special committee unanimously agreed to retain Dinse as special Vermont counsel to the special committee. Dinse was formally engaged by the special committee pursuant to an engagement letter dated May 24, 2010.

On May 20, 2010, the Company issued a press release announcing the special committee’s decision to commence a process to explore and consider possible strategic alternatives to the Swenson Proposal and its engagement of Covington and counsel.

Between May 20 and June 2, 2010, Covington continued its due diligence review of the Company.

On May 25, 2010, the Company issued a press release announcing that a purported class action shareholder suit had been filed on May 19, 2010, in Vermont Superior Court, Washington County. The complaint named as defendants the Company, all the directors and certain officers of the Company, and Parent. The plaintiff, Todd Semon, alleges in the complaint that, among other things, the directors and named officer defendants of the Company breached their fiduciary duties in connection with the Swenson Proposal, that the proposed consideration offered by Parent was inadequate, and that the Swenson Group, which includes controlling shareholders of the Company, would benefit from the proposed transaction to the detriment of the

Company’s other shareholders. The shareholder litigation is more fully described under the heading “SPECIAL FACTORS — Litigation Related to the Merger” on page 73.

On June 2, 2010, a telephonic meeting of the special committee was held. In addition to all the members of the special committee, representatives of Skadden and Covington attended the meeting. Covington reviewed with the special committee previously distributed presentation materials regarding Covington’s analysis of the Company’s operations and future profitability and the market for possible strategic alternatives. Based on its due diligence, Covington concluded that the best strategic alternative available to the Company would be the sale of the Company to either a strategic or financial buyer if a transaction could be developed which was fair and in the best interests of the Company and its shareholders, including shareholders unaffiliated with Parent. After further considering Covington’s presentation and its recommendation, the special committee directed Covington to proceed with contacting various potential strategic and financial buyers identified in its presentation materials to inquire about their interest, if any, in pursuing a possible transaction with the Company.

On June 10, 2010, Parent was provided access to an on-line data room set up by the Company, and continued its ongoing financial and operational due diligence.

On June 16, 2010, Covington participated in a due diligence meeting requested by Parent in Barre, Vermont. Kurt Swenson and Robert Pope participated in this meeting on behalf of Parent, and Donald Labonte and Laura Plude, the Company’s Chief Financial Officer, participated on behalf of the Company.

Commencing in July, and continuing through August 19, 2010, Parent held a series of telephone conferences and face to face meetings with four prospective lenders to discuss and explore the terms and structure of possible financing for the Swenson Proposal. The prospective lenders included the Company’s two existing lenders. During this period, these prospective lenders also engaged in preliminary due diligence of Parent and the Company.

On July 1, 2010, following a series of letters and emails between Skadden and plaintiff Todd Semon’s counsel, Wolf Popper LLP (“Wolf Popper”), Skadden and Covington received valuation analyses and other materials from Wolf Popper, purporting to show that the Swenson Proposal’s $4.38 per share price substantially undervalued the Company. This correspondence, these valuation analyses, and Covington’s and the special committee’s review and conclusions regarding these valuation analyses, are described in detail under “SPECIAL FACTORS — Litigation Related to the Merger.”

On July 8, 2010, another telephonic meeting of the special committee was convened. In addition to all of the members of the special committee, Skadden and Covington attended this meeting. At this meeting, Covington reviewed with the special committee the solicitation process it had undertaken in which it had contacted 64 potentially interested parties since June 2nd, and the responses of the contacted parties. Of these 64 parties, comprised of both financial and strategic parties, 35 parties had declined the opportunity, 11 parties had failed to respond after being contacted numerous times and 18 parties continued to express some level of interest. As next steps, Covington recommended, and the special committee approved, Covington’s continuing to work the potentially interested parties list, soliciting potentially interested parties to schedule management meetings and calls within the ensuing two weeks, and sending a letter during the week of July 12th to remaining interested parties inviting them to submit non-binding indications of interest by July 29th.

At the special committee meeting on July 8, 2010, Covington also reviewed with the special committee its analysis of the valuation analyses provided by Wolf Popper, which valuation analyses were distributed to the special committee members in advance of the meeting. Covington noted certain key, and, what it considered, unjustified, assumptions in the valuations provided by Wolf Popper that resulted in per share value ranges for the Company common stock that were well above the value ranges arrived at by Covington when it conducted similar analyses. For a more complete description of Covington’s analysis, and the special committee’s conclusions, regarding the valuations provided by Wolf Popper, see “SPECIAL FACTORS — Litigation Related to the Merger.”

On July 14, 2010, Covington distributed an indication of interest procedures letter to eight parties, including Parent, which, because ten additional parties had withdrawn from the process between the July 8th special committee meeting and July 14th, were all of the parties who remained interested in acquiring the Company as of that date. The letters invited the submission of nonbinding indications of interest by July 29, 2010.

On July 22, 2010, Sheehan Phinney obtained access to the on-line data room and continued its legal diligence on behalf of Parent.

On July 27, 2010, Covington had a teleconference with Kurt Swenson and Robert Pope to discuss Parent’s possible submission of an indication of interest (“IOI”) in response to Covington’s invitation. Messrs. Swenson and Pope advised Covington that Parent anticipated submitting an IOI at the same $4.38 per share price as in the original Swenson Proposal, and requested that Covington include Parent in any further round of bidding. Covington indicated that it was unable to predict what IOI’s would be submitted by the July 29th deadline and at what value levels, and that after reviewing the submissions, it would meet with the special committee and determine how to proceed with a view to maximizing value for the Company’s shareholders.

By July 29, 2010, the deadline to submit nonbinding indications of interest, Covington had received only two IOIs. One IOI was submitted by Parent at the same $4.38 per share price as the Swenson Proposal submitted in May 2010 (the “Parent IOI”). The other IOI was submitted by a private equity firm that proposed to acquire only the Company’s manufacturing business.

On August 3, 2010, Covington, Kurt Swenson and Mr. Pope had a teleconference during which Covington sought to clarify certain aspects of the Parent IOI. During this discussion, Mr. Swenson and Mr. Pope reaffirmed the $4.38 per share price set forth in the Parent IOI, but indicated that, depending on the circumstances as the process unfolded, it was possible that Parent might have some price flexibility. Mr. Swenson and Mr. Pope also indicated that if Parent and the Company were able to reach agreement on price and other terms for a transaction, it would be important to seek to obtain the support of the Company’s most significant institutional investors. Mr. Swenson and Mr. Pope also confirmed that Parent was making progress with respect to obtaining financing to fund the proposed transaction, stating that Parent hoped to have firm commitments from lenders by the end of the month.

On August 4, 2010, the special committee held another telephonic meeting. In addition to all of the members of the special committee, representatives of Skadden and Covington attended this meeting. At this meeting, Covington reviewed with the special committee the Parent IOI and the other IOI it had received. In Covington’s view, the IOI from the private equity firm that proposed to acquire only the Company’s manufacturing business was a non-viable proposal as compared to Parent’s IOI or to the Company continuing as a public company. Covington noted that the offer price for the manufacturing division was not competitive with the value for that division implied by the $4.38 per share offer price in Parent’s IOI, and disposing of manufacturing would result in the Company continuing to have the burdens and expense of being a public reporting company with the same, or worse, strategic and operational issues and risks, and the same, or worse, illiquidity of its stock, as it then faced. Skadden also reviewed with the special committee the various terms and conditions included in the Parent IOI that the Swenson Group expected would be included in a definitive merger agreement between the parties. In light of the fact that only one viable IOI had been received, Skadden reiterated to the special committee that they were under no affirmative obligation to approve or recommend the proposed transaction with Parent, and the special committee considered that fact.

After further considering the advice and information provided by Covington and Skadden, the special committee noted that moving forward with the Parent IOI by no means foreclosed any alternative that might be or become available to the Company, including continuing to operate as a public company. Therefore, the special committee instructed its advisors to contact Parent and its counsel to further discuss the terms of the Parent IOI and, in particular, to determine the status and likelihood of success of Parent’s efforts to secure financing for the transaction, and to confirm that Parent understood that the special committee would likely require an increase in the per share price reflected in Parent’s IOI and minimal conditions to Parent’s obligation to close, with a view to determining whether to proceed to try to negotiate a definitive transaction agreement with Parent. The advisors were instructed to report to Chairman Fox the results of their discussions with Parent and its counsel, who would then determine, on behalf of the special committee and after consultation with the other members of the special committee, whether to engage further with Parent and its counsel based on Parent’s IOI.

On August 5, 2010, in accordance with the special committee’s instructions, Covington had a teleconference with Kurt Swenson and Robert Pope. They discussed the status of Parent’s financing efforts, and Messrs. Swenson and Pope indicated that Parent expected to receive by August 15, 2010 a term sheet from People’s United setting forth the terms of financing for the proposed transaction. Mr. Swenson also indicated that, while he could not agree or make any commitment at this time, he anticipated that if an acceptable definitive acquisition agreement could be negotiated and financing secured, and further assuming that the Company continued to perform at or better than plan levels and that the number of Company shares which Parent’s members elected to contribute to Parent in exchange for additional shares of membership interest in Parent was substantially as expected, he anticipated that Parent would likely have some measure of flexibility regarding an increase in its proposed acquisition price.

On August 9, 2010, representatives of Skadden contacted Sheehan Phinney and discussed various terms, most importantly, the closing conditions, included in Parent’s IOI. They emphasized that in order for the special committee to approve a definitive agreement with Parent, in addition to a fair price being obtained and the transaction being approved by a majority of the outstanding shares of Class A common stock held by shareholders who were not affiliated with Parent, the Company and its shareholders would need to have a high degree of certainty that the transaction would be consummated. Sheehan Phinney indicated that Parent would agree to requiring a majority vote of the outstanding shares of Class A common stock held by shareholders who were not affiliated with Parent to approve the transaction and understood the special committee’s need for substantial certainty regarding closing.

Based on the favorable report of these discussions from Covington and Skadden, Chairman Fox, after consultation with the other members of the special committee, directed Skadden to prepare a draft merger agreement for distribution to Parent and its counsel.

On August 20, 2010, Covington received via email a letter from Kurt Swenson summarizing Parent’s progress to date in procuring financing for the proposed transaction. The letter noted that after approaching several lenders all of whom were interested in providing financing to Parent for the proposed transaction, Parent had chosen to pursue a credit facility with People’s United as its lead lender based on a non-binding proposal from People’s United dated August 19, 2010 that contemplated a $50 million loan facility to fund the proposed acquisition and pay transaction expenses, as well as to fund working capital, capital expenditures and other operational needs of the combined companies going forward.

On August 27, 2010, Covington had a teleconference with Kurt Swenson and Robert Pope to discuss the status of Parent’s financing efforts, and the likely timing for Parent to receive a binding commitment letter from People’s United and to negotiate definitive forms of loan agreements.

On August 30, 2010, People’s United provided Parent with a lender “due diligence letter.” On September 1, 2010, the letter was provided to Covington and Skadden for distribution to the special committee. The letter confirmed that Parent had accepted the non-binding August 19, 2010 proposal provided by People’s United. The letter also outlined the conditions to closing the acquisition financing and confirmed People’s United view that there was a “high probability” that financing for the acquisition of the Company would be made available to Parent on the terms previously provided to Parent.

From the end of August 2010 through September 2010, People’s United conducted a due diligence review of the Company and Parent. During this time, through the evening of October 17, 2010, Sheehan Phinney, on behalf of Parent, negotiated with lenders’ counsel, Blank Rome LLP (“Blank Rome”), the terms and conditions of a commitment letter and the form of definitive loan agreements for the proposed credit facility.

On September 1, 2010, Skadden provided Sheehan Phinney with a draft of a merger agreement for the proposed transaction.

On September 8, 2010, another telephonic meeting of the special committee was convened. In addition to all of the members of the special committee, representatives of Skadden and Covington attended this meeting.

Covington gave an overview of Parent’s progress toward obtaining financing, including Parent’s selection of People’s United as the lead bank and People’s United’s selection of Key Bank, as the second lender, and reviewed with the special committee the August 30, 2010 lender “due diligence letter” provided by People’s United to Parent. Skadden then updated the special committee on the status of the draft merger agreement sent to Sheehan Phinney on September 1, 2010. Skadden also discussed with the special committee the main issues that were likely to arise out of Sheehan Phinney’s review of the draft merger agreement, including, most importantly, the minimal conditions to closing included in the draft. After further considering the information provided by Covington and Skadden on the status of the proposed transaction, the special committee reiterated its view that there would need to be a significant increase in the proposed acquisition price in order for the special committee to approve and recommend the proposed transaction with Parent to the Company’s board of directors and shareholders.

On September 10, 2010, Parent received a letter from People’s United regarding its offer to finance the proposed acquisition of the Company. This “interim” commitment letter contained the key terms of the proposed $50 million credit facility.

On September 14, 2010, Parent sent a letter to People’s United responding to the “interim” commitment letter. In the September 14 response letter, Parent reiterated that in order for a merger agreement to be entered into with the Company, Parent would need to have an updated commitment letter, with definitive financing agreements attached as exhibits, in place with People’s United at or prior to the time of signing the merger agreement.

Also on September 14, 2010, Parent provided the “interim” commitment letter and its September 14th response letter to Covington. On September 17, 2010, Covington reviewed the terms of the proposed credit facility with the Company’s Chief Financial Officer.

On September 15, 2010, Sheehan Phinney provided Skadden with its comments to the draft merger agreement.

On September 20, 2010, a telephonic meeting of the special committee was convened. In addition to all of the members of the special committee, representatives of Skadden and Covington attended this meeting. Covington reviewed with the special committee the terms of the proposed credit facility, as outlined in the “interim” commitment letter from People’s United, a copy of which, together with Parent’s September 14th response letter, had been distributed to the members of the special committee prior to the meeting. Covington noted that based on its initial review and its discussion with the Company’s Chief Financial Officer, the terms of the proposed credit facility appeared to be comparable to or more favorable than the terms of the Company’s current credit facility. Skadden then reviewed with the special committee the comments received from Sheehan Phinney on the draft merger agreement. Skadden noted that there were a number of material issues that needed to be resolved, including pricing for the deal, conditions to closing and expense reimbursement and other remedies upon termination of the merger agreement under various circumstances. Skadden noted that a call to attempt to resolve these outstanding issues was scheduled for the next day.

On September 21, 2010, representatives of Skadden, on behalf of the special committee, discussed and negotiated the draft merger agreement with Sheehan Phinney by telephone. Based on the parties’ discussion, and after consultation with Chairman Fox, Skadden circulated a revised draft of the merger agreement to Sheehan Phinney later that day.

On September 28, 2010, Sheehan Phinney provided Skadden with a markup of the draft merger agreement that Skadden had provided to them a week earlier. A telephonic meeting was held later that day between Skadden and Sheehan Phinney to further negotiate the terms of the agreement. Kurt Swenson, Mr. Pope, Chairman Fox and a representative of Covington also attended this meeting. This discussion focused on, among other terms, conditions to closing and expense reimbursement and other remedies upon termination of the merger agreement under various circumstances. Later that day, Skadden discussed by telephone various provisions of the draft merger agreement with People’s United’s counsel, Blank Rome.

On September 29, 2010, the special committee held another telephonic meeting. In addition to all of the members of the special committee, Skadden and Covington attended this meeting. Covington provided the special committee with an update on Parent’s progress to date toward obtaining financing. Based on information provided earlier to Covington by Parent, several preliminary conditions precedent to the closing of the acquisition financing had been met. Skadden then discussed with the special committee the status of the draft merger agreement, including the comments received from Sheehan Phinney on September 28, 2010. Skadden acknowledged that the parties’ negotiations on the various representations, warranties and conditions in the draft merger agreement would continue to evolve alongside Parent’s negotiations with People’s United on the terms and conditions of the draft financing agreements. After further considering the progress made to date, the special committee reviewed with its advisors next steps to continue forward with a possible transaction with Parent.

After the special committee’s meeting on September 29, 2010, Skadden and Sheehan Phinney held another telephonic meeting to discuss and further negotiate outstanding issues in the merger agreement. Based on the outcome of these negotiations, on September 30, 2010, Skadden circulated a revised draft of the merger agreement to Sheehan Phinney. Between September 30, 2010, and October 15, 2010, Skadden and Sheehan Phinney continued to discuss and negotiate the draft merger agreement.

During the week of October 4, 2010, Skadden had discussions with Chairman Fox and Covington, and with Sheehan Phinney, regarding possible timing for a special committee and board of directors meeting to approve a transaction, if agreement could be reached on price and other remaining open issues, and if the bank commitment letter and the form of definitive credit agreement to be attached thereto could be finalized. There was preliminary concurrence on a target date of October 15, 2010 for these meetings. During that week, Sheehan continued negotiations with Blank Rome with respect to the bank commitment letter and related loan agreement.

On Monday, October 11, 2010, Covington met with Kurt Swenson and Mr. Pope at Parent’s offices in Concord, New Hampshire. Covington reviewed with them various balance sheet and operating results assumptions on which Parent had based its $4.38 per share offer, as set forth in the original Swenson Proposal and the Swenson IOI, noting that the Company’s actual 2010 nine-month results and expected 2010 year end results and financial position were more favorable than Parent’s assumptions and supported a price greater than $4.38 per share. Covington did not, however, have a balance sheet for the period ending September 30, 2010 which Mr. Pope and Mr. Swenson said was critical for their analysis of funds that could be available to support a possible price improvement. Covington also pointed out that, since under the merger agreement the majority of the minority approval would need to be obtained to consummate the merger, in their view a meaningful increase to their $4.38 per share offer — in all likelihood significantly into the $5.00 per share range — could well be necessary to be reasonably confident that that vote requirement would be met. No agreement on price was reached at this meeting. However, Mr. Swenson indicated that, in light of Covington’s discussion, and once he had the September 30 balance sheet of the Company and a more complete understanding of the total number of shares of Company common stock that members of Swenson Granite intended to contribute to Parent in exchange for additional shares of membership interest in Parent, and thus could re-evaluate Parent’s overall cash requirements and borrowing capacity under the proposed loan facility with People’s United and Key Bank, he believed Parent might be able to revise its offer to at least $5.00 per share. He noted that, of course, definitive loan agreements needed to be finalized and a definitive commitment letter executed by the lending banks. Mr. Swenson also indicated that, especially in light of the majority of the minority vote that would be required for the transaction to be consummated, it would be important for Parent, prior to entering into a definitive agreement, to have an indication as to whether a transaction at a particular price or within a range of prices would be viewed favorably by the Company’s most significant institutional investor. Covington indicated that this was also important to the special committee as a matter of obtaining reasonable certainty as to shareholder approval and thus as to closing, and the special committee had planned that Covington would seek to have a meeting and confidential discussion with representatives of that institutional investor for this purpose later in the week.

This same day, Covington reported the results of its meeting with Mr. Swenson and Mr. Pope to Chairman Fox and Skadden. Based on this, Chairman Fox instructed Skadden to advise the other members of the special committee to plan for convening a special committee meeting on Friday afternoon, October 15, 2010, to consider a transaction with Parent, and to advise McLane that, assuming the special committee approved a transaction, a meeting of the board of directors would be convened immediately following the special committee meeting to consider the transaction. Chairman Fox noted his expectation that, prior to the special committee meeting, further negotiations with Mr. Swenson could achieve a price significantly into the $5.00 per share range.

For the remainder of that week Skadden worked with Sheehan Phinney to finalize the merger agreement and its exhibits. In addition, materials for the special committee and board meeting were prepared and distributed to the directors.

On October 14, 2010, Parent received a revised draft of a definitive commitment letter and credit agreement from People’s United. Copies of these drafts were provided to Skadden later that day, and forwarded to the Company’s directors as part of the information and materials for the scheduled special committee and board meetings the following afternoon. On that same day, as instructed by the special committee and on its behalf, a representative of Covington met with representatives of the affiliated institutional investors which hold a substantial number and percentage of the outstanding shares of Class A common stock, and had a confidential discussion regarding their willingness to support an acquisition of the Company by Parent at price ranges above the $4.38 per share price initially proposed by Parent and which had not yet been revised. The representatives of these investors indicated to the representative of Covington that they would contact him after considering and discussing the matter amongst themselves. In the evening on that same day, the representative of Covington received a telephone call from one of the representatives of the affiliated institutional investors, indicating that, if a price into the $5.00 per share range could be negotiated, he anticipated that he could be supportive of the transaction.

In the morning of October 15, 2010 at approximately 10:00 a.m., a meeting of the members of Parent was convened at Parent’s offices in Concord, New Hampshire. At this meeting, Parent’s proposed acquisition of the Company pursuant to the merger agreement was approved by Parent’s members. Also at this meeting, Parent finalized with its members the number of shares of Company common stock that each member had elected to contribute to Parent in exchange for additional shares of membership interest in Parent, and the contribution agreements reflecting these elections, as well as the voting agreements, were entered into, to become effective upon the execution and delivery of the merger agreement.

Shortly after noon on this same day, a representative of Covington, after consultation with Chairman Fox, telephoned Kurt Swenson and advised him that he believed the special committee would approve the proposed transaction and recommend its approval by the board if the proposed merger consideration were increased to $5.50 per share. The Covington representative also advised Mr. Swenson that he believed the Company’s most significant institutional shareholder would support the transaction at that price.

Shortly after this call with Covington, Mr. Swenson participated with Sheehan Phinney on a conference call with Skadden in order to resolve the other remaining open matters on the merger agreement and the related disclosure schedule, including the “appraisal rights” condition to closing and the Company’s estimate of transaction expenses. At the outset of this call, Mr. Swenson informed the representative of Skadden that Parent could not agree to $5.50 per share, and that Parent’s maximum offer was $5.07 per share. During the remainder of this call, the remaining items on the merger agreement and the disclosure schedule intended to be addressed on the call were resolved, other than the appraisal rights condition, as to which it was agreed that it would be settled later if an agreement on price could be reached.

Shortly after this call, the Skadden representatives met with Chairman Fox who had arrived at Skadden’s Boston office early for the scheduled special committee meeting. They discussed Mr. Swenson’s revised offer price, and placed calls to the representative of Covington who had spoken with Mr. Swenson earlier, and who was then traveling by air from New York to Boston, to obtain his input and recommendation as to how to respond to Mr. Swenson. Pending his availability, Chairman Fox requested that the meeting of the special committee be convened in order to cover those aspects of the transaction that could properly be reviewed and considered while a final price was still being negotiated. Accordingly, at approximately 3:45 p.m. on October 15, 2010, a meeting of the special committee was convened at the offices of Skadden in Boston, Massachusetts. Chairman Fox and Ms. Sheiffer were present in person for the meeting, with Dr. Webster participating by telephone. A representative from Dinse was present for the preliminary portion of the meeting while Skadden was present for the duration of the meeting. Covington joined the meeting later in the early evening after the parties reached a final agreement as to the merger consideration.

During this initial part of the meeting, Skadden provided the special committee with an overview of the terms of the proposed merger agreement. With the exception of the merger consideration, the parties had tentatively agreed to these terms for the proposed transaction. Dinse also provided the special committee with a presentation on the special committee members’ fiduciary duties under Vermont law for the proposed acquisition.

During this part of the meeting, the Covington representative arrived at Covington’s office in Boston, Massachusetts and the special committee and Skadden had several conference calls with Covington to discuss the possible rationales for Mr. Swenson’s statement that $5.07 per share was the maximum Parent could pay.

After further phone discussions between Covington and Mr. Swenson, who was then traveling by car from Parent’s office to Skadden’s office for the Board meeting scheduled at 4:00 p.m., Covington called into the special committee meeting and reported that, after additional discussion and review of Parent’s cash needs to accomplish the transaction and borrowing capability under the People’s United loan facility, Mr. Swenson had agreed, as his best and final offer, to increase the merger consideration to $5.20 per share. Mr. Swenson indicated to Covington that the holders of Company shares who were part of the Swenson Group had elected to receive cash, instead of contributing their Company shares to Parent in exchange for additional shares of membership interest in Parent, in an amount greater than previously expected. As a result, a greater amount of the acquisition financing than he had anticipated would need to be devoted to the cash merger consideration.

After discussion with Covington and Skadden, the special committee members agreed that Mr. Fox should meet with Kurt Swenson to attempt to negotiate a final price of at least $5.25 per share. The special committee took a break at this point in time to allow Chairman Fox to meet with Kurt Swenson, who had arrived at Skadden’s offices in order to attend the board meeting that had been tentatively scheduled for 4:00 p.m. Chairman Fox met alone with Kurt Swenson in a private office at Skadden at approximately 5:30 pm. Mr. Fox advised Mr. Swenson that the special committee would not support a transaction unless the price was raised to at least $5.25 per share. Mr. Swenson advised Mr. Fox that the required cash to fund the acquisition had increased significantly due to fewer Company shares being contributed to Parent in exchange for additional shares of membership interest in Parent interests than expected, as well as the increase up to the $5.20 per share price he had already made. He advised Mr. Fox that if he were to increase the price to $5.25, it would be the final offer and he needed reasonable assurance that (1) it was the last increase that would be requested by the special committee and (2) that to the best of Mr. Fox’s knowledge based on discussions with Covington, the $5.25 price and the merger transaction would be supported by the Company’s most significant institutional investor. Mr. Fox responded that he would recommend that the other members of the special committee vote to approve the transaction at the $5.25 price, and that, based on his discussions with Covington, the institutional shareholder support for the transaction at that price would be forthcoming. Mr. Swenson, on behalf of Parent, agreed to the merger consideration of $5.25 per share as Parent’s final offer.

The special committee reconvened at approximately 6:45 p.m., after Chairman Fox returned from his negotiations with Mr. Swenson and the representatives of Covington arrived at the offices of Skadden. Covington gave a presentation with respect to the financial aspects of the proposed transaction and delivered its opinion, that as of that date, the proposed merger consideration to be received by the Company’s shareholders in the merger was fair, from a financial point of view, to such holders. After further considering the proposed price of $5.25 per share, the terms of the merger agreement, the various presentations of Covington, Skadden and Dinse, and such other factors, considerations, documents, information and advice as the special committee deemed necessary or appropriate, the special committee unanimously determined that the merger was fair to and in the best interest of the Company’s shareholders to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the merger consideration. Contingent upon a definitive commitment letter being executed by Parent and People’s United and a copy thereof being provided to the Company, the special committee also unanimously adopted the merger agreement and recommended that shareholders of the Company vote in favor of approval of the merger agreement at a special meeting of the Company’s shareholders. Subject to receipt of a copy of the executed definitive commitment letter, the special committee also unanimously recommended to the board of directors that it adopt the merger agreement and that it recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement.

The October 15, 2010 meeting of the special committee was followed immediately by a special meeting of the Company’s board of directors which was called to order at approximately 7:45 p.m. All members of the board were present for the meeting, including Dr. Webster, who again participated by telephone. At the invitation of the board, representatives from Skadden, McLane and Covington were also present. At this meeting, McLane discussed the directors’ fiduciary duties under Vermont law in connection with the proposed transaction. Skadden provided the board with an overview of the terms of the final draft merger agreement. Chairman Fox presented the special committee’s recommendations to the board of directors with respect to the merger agreement. Covington then provided the board of directors with a presentation regarding the financial aspects of the proposed transaction and reiterated its opinion previously given to the special committee regarding the fairness of the proposed merger consideration. After considering the special committee’s recommendations, the terms of the proposed merger agreement, the presentations by McLane, Skadden and Covington, and such other factors, considerations, documents, information and advice as the board of directors deemed necessary or appropriate, the board of directors unanimously determined that the merger was fair to and in the best interests of the Company’s shareholders to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the merger consideration. Contingent upon a definitive commitment letter being executed by Parent and People’s United and a copy thereof being provided to the Company, the board of directors also unanimously adopted the merger agreement and recommended to shareholders that they vote in favor of approval of the merger agreement at a special meeting of the Company’s shareholders.

The board of directors then adjourned its meeting at approximately 10:00 p.m.

Following further negotiations between Parent and People’s United on October 16th and 17th, in the evening on October 17th, Parent and People’s United executed a definitive commitment letter, a copy of the letter was provided to the Company and to Skadden on behalf of the special committee, and the signature pages to the merger agreement were released to effect the execution of the merger agreement.

On October 18, 2010, prior to the opening of trading on The NASDAQ Global Market, Rock of Ages issued a press release announcing that it had entered into the merger agreement.

Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders

The special committee of the board of directors of Rock of Ages has unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders, to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the $5.25 per share merger consideration.

Additionally, the special committee unanimously adopted the merger agreement, recommends that the Company’s shareholders approve the merger agreement and recommended that the board of directors:

•	determine that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to contribution agreements);

•	adopt the merger agreement; and

•	recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement.

After considering the unanimous recommendations of the special committee and also considering various additional factors, including Covington’s fairness opinion (as described below, under “SPECIAL FACTORS —

Opinion of the Financial Advisor to the Special Committee”), the board of directors, based in part on the recommendation of the special committee:

•	determined that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to contribution agreements);

•	adopted the merger agreement; and

•	recommends that the Company’s shareholders vote in favor of approval of the merger agreement.

Reasons for the Special Committee Adopting the Merger Agreement, Recommending that the Company’s Shareholders Approve the Merger Agreement, and Recommending that the Board of Directors Adopt the Merger Agreement and Recommend Approval of the Merger Agreement by the Company’s Shareholders

In reaching its conclusions and making its recommendations to the board of directors, the special committee considered factors including, but not limited to, the following:

•	the fairness opinion of Covington, the special committee’s financial advisor, that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the $5.25 per share merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders;

•	the various financial analyses and presentations provided by Covington to the special committee, which are generally described below under “SPECIAL FACTORS — Opinion of the Financial Advisor to the Special Committee;”

•	the advice of the special committee’s independent legal counsel, Skadden, regarding the terms and legal aspects of the merger agreement, and of its special Vermont counsel, Dinse, regarding directors’ fiduciary duties under applicable Vermont law;

•	the value of the merger consideration as compared to the market prices at which the Company’s Class A common stock has historically traded, including the fact that the $5.25 per share merger consideration to be received by the Company’s shareholders represented, at the time of the special committee’s adoption of the merger agreement, a 57% premium to the 30-trading day average closing price and an 84% premium to the 12-month average closing price of the Company’s Class A common stock for the respective periods ended May 7, 2010 (the day of the last trading session prior to the announcement of Parent’s initial proposal to acquire 100% ownership of Rock of Ages);

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to closing and the consequences and remedies upon termination of the merger agreement under various circumstances;

•	the rules and procedures adopted by the special committee and agreed to by Parent with respect to Parent’s pursuit of its acquisition proposal and its interactions with the Company and Company management, with the objective of achieving an even-handed, orderly and efficient process, directed and monitored by the special committee, for considering Parent’s proposal and other acquisition proposals that might be submitted to the Company;

•	the results of the strategic alternatives exploration process undertaken by the special committee with the assistance of Covington, including the absence of competing offers to acquire the Company;

•	the prospects for the Company, and the likely trading market for its shares, if it remained, and risks associated with the Company remaining, an independent entity;

•	the value to the Company’s shareholders that might be achieved if the Corporation’s quarrying and manufacturing divisions were sold separately, the feasibility of such transactions and risks associated therewith;

•	the fact that the merger agreement provides that the consummation of the merger is conditioned upon both (1) the affirmative vote in favor of approving the merger agreement of a majority of the votes represented by all outstanding shares of Class A and Class B common stock, voting together as a single group and (2) the majority of the minority approval;

•	the risk of non-consummation of the merger due to the failure to obtain the majority of the minority approval;

•	the special committee’s belief that the principal advantage of Rock of Ages continuing as a public company would be to allow public shareholders to continue to participate in any growth in the value of the Company’s equity, but that, under all of the relevant circumstances and in view of the historical results of operations, financial condition, assets, liabilities, business strategy and prospects of the Company, the nature of the industry in which the Company competes, and trading characteristics of companies with market capitalization similar in size to that of Rock of Ages, and in light of the proposed merger consideration, the value to shareholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration;

•	the special committee’s belief that the economic interests of each member of the special committee with respect to the merger are aligned with those of the Company’s shareholders whose shares of common stock will be converted in the merger into the right to receive the merger consideration because the members of the special committee own, in aggregate, 15,000 shares of the Company’s Class A common stock;

•	the active and direct role of the chairman of the special committee and the special committee’s representatives in the negotiations with respect to the merger agreement, and the consideration by the special committee at numerous special committee meetings of the status and key issues being discussed in such negotiations;

•	the negotiations that took place between the special committee and its representatives, on the one hand, and Parent and representatives of Parent, on the other hand, with respect to the increase in the merger consideration from the initial offer of $4.38 per share to $5.25 per share, and the belief of the members of the special committee that $5.25 per share was the highest price that Parent would agree to pay to the Company’s shareholders;

•	the merger consideration in relation to the then-current value of Rock of Ages in a freely negotiated transaction and the future value of Rock of Ages as an independent entity;

•	the special committee’s belief that Parent would likely be able to consummate an acquisition of Rock of Ages at a higher per share price than potential competing bidders due to the equity position of certain Company shareholders (including Kurt Swenson, the Company’s non-executive Chairman, and his brother, Kevin Swenson), especially if they were unwilling to sell their controlling interest in the Company in connection with any alternative transaction involving the acquisition of Rock of Ages;

•	the fact that the merger agreement permits Rock of Ages and the special committee to explore an Acquisition Proposal (as defined under the terms of the merger agreement and described below, under the heading “THE MERGER AGREEMENT — Acquisition Proposals”) and, if the special committee determines that an Acquisition Proposal is a Superior Proposal (as determined under the terms of the merger agreement and defined below, under the heading “THE MERGER AGREEMENT — Acquisition Proposals”), permit the special committee and the board of directors to modify or withdraw its recommendation of the merger agreement, adopt or recommend, and terminate the merger agreement in order to accept, the Superior Proposal;

•	the Company’s right to receive from Parent the greater of its expenses or $2,518,000 in the event that all the conditions to the merger are satisfied or waived, but Parent is unable to secure the Financing and the merger is therefore not consummated;

•	the representation of Parent and Merger Sub in the merger agreement that, subject to the accuracy of the information provided by the Company, upon the completion of the transactions contemplated by the merger agreement and at the effective time of the merger, Parent, Rock of Ages (as the surviving corporation) and their respective subsidiaries, taken together, will be solvent;

•	the status and conditions of the Financing, which the special committee believes should provide sufficient funds to finance the merger and related expenses and to provide for the ongoing working capital of the Company;

•	the terms and conditions of the voting agreements whereby the members of the Swenson Granite Group have agreed to vote in favor of approval of the merger agreement;

•	the special committee’s belief, based on a confidential discussion between the special committee’s financial advisor and a substantial institutional holder of shares of Class A common stock, that, at an acquisition price of $5.25 per share, the majority of the minority approval was likely to be obtained;

•	the special committee’s belief that Parent’s and its principals’ history of operating in the granite industry, their knowledge of the Company, and that fact that they are well known to the Company’s employees, management, suppliers, union representatives and local community representatives, should help assure stability and normal operations pending the closing, and thereby increase the likelihood of a prompt closing and the prompt receipt by shareholders of the merger consideration.

•	the availability to shareholders who do not vote in favor of approval of the merger agreement of dissenters’ rights under the VBCA, which provide shareholders who dispute the fairness of the merger consideration an opportunity to have a court determine the fair value of their shares; and

•	such other factors, considerations, documents, information and advice as the special committee has deemed necessary or appropriate in order to reach a fully informed conclusion regarding whether to adopt the merger agreement and recommend that the Company’s board of directors adopt and recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement.

The special committee believes that each of these factors supported its determination that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to the contribution agreements), and to adopt the merger agreement and recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement, as well as its recommendation to the board of directors that it determine that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to the contribution agreements), adopt the merger agreement and recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement.

In evaluating the merger and related transactions, the special committee did not consider:

•	the net book value of Rock of Ages, because it believed that net book value is not a material indicator of the value of Rock of Ages as a going concern but rather is indicative of historical costs; or

•	the liquidation value of Rock of Ages, because the special committee considered Rock of Ages as a viable, going concern business, did not consider the liquidation value as a relevant valuation methodology and, based on the advice of Covington at meetings of the special committee, concluded that a liquidation of the Company was unlikely to yield value to the Company’s shareholders higher than the $5.25 per share merger consideration.

In addition, the special committee did not establish, and did not consider, a pre-merger going concern value for the equity of Rock of Ages and does not believe there is a single method of determining going concern value, although the special committee believes the analyses of Covington in their totality may be reflective of going concern value.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included, but were not limited to, the following:

•	the fact that, following the merger, the Company’s shareholders (other than those shareholders that are members of Parent at the effective time of the merger), will no longer participate in any future earnings of the Company or benefit from any increases in the Company’s value, if any;

•	the fact that certain parties, including members of the Company’s board of directors who are not members of the special committee, may have interests that are different from those of the Company’s shareholders, as described under “SPECIAL FACTORS — Interests of Certain Persons in the Merger;”

•	the possibility that the Company could be required, under certain circumstances, to reimburse Parent’s out-of-pocket costs and expenses in the event that the merger is not consummated;

•	the fact that, although the special committee expects the merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, the merger may not be consummated;

•	the fact that the controlling interest of certain Company shareholders (including Kurt Swenson, the Company’s non-executive Chairman and Chairman of Parent, and his brother, Kevin Swenson, Vice President of Parent) may have made a competing third party offer at a value in excess of the $5.25 per share offered by Parent less likely than if such controlling interest did not exist;

•	the fact that the restrictions on the Company’s business prior to the consummation of the merger require the Company to conduct its business in the ordinary course, which may delay or prevent the Company from pursuing opportunities that may arise pending completion of the merger;

•	the fact that the obligation of the Lenders to provide the Financing may be subject to conditions outside of the Company’s control;

•	the risk of a potential fraudulent conveyance challenge to the merger, as described under “SPECIAL FACTORS — Certain Risks in the Event of Bankruptcy;” and

•	the fact that, for U.S. federal income tax purposes, the merger consideration could be taxable to the Company’s shareholders who are receiving the merger consideration.

This discussion of the information and factors considered by the special committee in reaching its conclusions and recommendations includes all of the material factors considered by the special committee, but is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the special committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the special committee may have given different weight to different factors.

The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to effectively represent the interests of the Company’s shareholders, to the extent those shareholders’ shares of our common stock are converted in the merger into the right to receive the merger consideration. These procedural safeguards include the following:

•	the special committee is comprised of three directors who are not affiliated with Parent and are not now and have never been employees of the Company, Parent or any of their respective subsidiaries;

•	the vigorous negotiations with Parent’s advisors and Parent conducted by the special committee’s advisors, with the direct involvement of the chairman of the special committee and his regular consultation with the other members of the special committee, regarding the merger consideration and the other terms of the merger and the merger agreement;

•	the fact that the members of the special committee do not have a financial interest in the merger different from those of the Company’s other shareholders (other than members of the Swenson Granite

Group) other than (1) receipt of board of directors and special committee fees (which were not contingent upon the consummation of the merger or upon the special committee adopting or recommending that the board of directors adopt the merger agreement), and (2) indemnification and director liability insurance rights under the merger agreement;

•	the special committee retained and received the advice and assistance of Covington as its financial advisor, and requested and received from Covington a written opinion dated October 15, 2010, that, as of that date and based upon and subject to the assumptions, factors, limitations and qualifications set forth therein, the $5.25 per share merger consideration to be received by the Company’s shareholders in the merger, is fair, from a financial point of view, to such holders;

•	the special committee retained Skadden as independent legal counsel to advise it in connection with exploring strategic alternatives and to negotiate the terms of any transaction, including the merger, on behalf of the Company’s shareholders unaffiliated with Parent;

•	The special committee retained Dinse as its special Vermont counsel to advise it as to matters of Vermont law, including directors’ duties under the VBCA;

•	the recognition by the special committee that it had no obligation to recommend approval of Parent’s initial or revised merger proposal or any other transaction;

•	The requirement in the merger agreement that consummation of the merger is subject to the majority of the minority approval being obtained;

•	the recognition by the special committee that the merger agreement can be terminated to allow the Company to enter into an alternative agreement that contemplates a Superior Proposal, subject to paying Parent’s reasonable transaction costs and expenses as Parent’s sole remedy in such circumstances; and

•	the availability of dissenters’ rights under the VBCA for those Company shareholders who oppose the merger.

In light of the procedural safeguards described above, the special committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of those Company shareholders not affiliated with Parent for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

Reason for the Board of Directors Adopting the Merger Agreement and Recommending that the Company’s Shareholders Approve the Merger Agreement

In reaching its determination that the merger is fair to and in the best interests of the Company’s shareholders, to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the $5.25 per share merger consideration, and its determination to adopt the merger agreement and recommend approval of the merger agreement by the Company’s shareholders, the board of directors determined that the analysis of the special committee was reasonable and adopted the determination of the special committee as to the fairness of the merger consideration to the Company’s shareholders, to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the merger consideration. In determining the reasonableness of and adopting the special committee’s determination, the board of directors carefully evaluated and considered various factors considered by the special committee and various other factors, including, but not limited to the following:

•	the value of the merger consideration;

•	the terms of the merger agreement;

•	the special committee’s process for exploring strategic alternatives and the absence of competing offers to acquire the Company;

•	the prospects and risks associated with the Company remaining an independent entity;

•	the possible value and risks associated with, and the feasibility of, separately selling the Company’s quarrying and manufacturing divisions;

•	the fact that the merger agreement provides for consummation of the merger agreement to be conditioned upon the majority of the minority approval;

•	the risk of non-consummation of the merger due to the failure to obtain the majority of the minority approval;

•	the fact that certain Company shareholders (including Kurt Swenson, the Company’s non-executive Chairman, and his brother, Kevin Swenson) own a controlling interest in the Company;

•	the fact that, as set forth in the initial Swenson Proposal submitted to the company’s board of directors on May 6, 2010, if the merger is consummated, Parent intends to offer Donald Labonte, the Company’s President and Chief Executive Officer and a director of the Company the opportunity to purchase shares of membership interest in Parent on similar terms as key officers of Parent have purchased such shares and that Parent has advised Mr. Labonte that if the merger is consummated he will be the Chief Operating Officer of the Company reporting to Mr. Pope, the President and Chief Executive Officer of Parent; and

•	such other factors, considerations, documents, information and advice as the Board has considered necessary or appropriate in order to reach a fully informed conclusion regarding whether to adopt, and recommend to the Company’s shareholders that they vote in favor of approval of, the merger agreement.

The board of directors also relied upon:

•	the special committee having retained and received advice from its independent financial advisor, Covington;

•	the special committee having retained and received advice from its independent transaction counsel, Skadden and its independent Vermont counsel, Dinse;

•	the opinion of Covington that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders;

•	the various financial analyses and presentations provided by Covington to the special committee, which are generally described below under “SPECIAL FACTORS — Opinion of the Financial Advisor to the Special Committee;”

•	the advice of the Company’s regular outside counsel, McLane, as to directors’ duties under VBCA;

•	the special committee’s unanimous recommendation on October 15, 2010 that the board of directors determine that the merger is fair to and in the best interests of the Company’s shareholders, to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the merger consideration, and that the board of directors adopt the merger agreement and recommend that the Company’s shareholders vote in favor of approval of the merger agreement; and

•	the availability of dissenters’ rights under the VBCA for the Company’s shareholders who oppose the merger.

The board of directors also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction and to permit the special committee to represent effectively the interests of those

Company shareholders that are not members of Parent at the effective time of the merger. The board of directors reached this conclusion based on, among other things:

•	the fact that the special committee consists solely of independent directors who are not affiliated with Parent and are not now and have never been employees of the Company, Parent or any of their respective subsidiaries;

•	the selection and retention by the special committee of its own financial advisor and legal counsel;

•	the fact that the negotiations between Parent and representatives of Parent, on the one hand, and the special committee and its representatives, on the other hand, were structured and conducted so as to preserve the independence of the special committee and promote the fairness of the transaction; and

•	the requirement that the majority of the minority approval be obtained as a condition to the consummation of the merger, pursuant to the terms of the merger agreement.

In light of the procedural protections described above, the board of directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of those Company shareholders not affiliated with Parent for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

In view of the wide variety of factors considered by the board of directors in evaluating the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the board of directors may have given different weight to different factors.

Based in part upon the recommendation of the special committee, the board of directors unanimously determined that the merger is fair to and in the best interest of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to the contribution agreements), adopted the merger agreement and recommends that you vote FOR approval of the merger agreement. This recommendation of the board of directors was made after consideration of all the material factors, both positive and negative, as described above Our board of directors also recommends that you vote FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes of shares of Class A common stock at the time of the special meeting to satisfy the condition in the merger agreement that the majority of the minority approval be obtained (whereby the merger agreement must be approved by a majority of the outstanding shares of our Class A common stock not owned by members of Parent). This recommendation of the board of directors was made after consideration of all the material factors, both positive and negative, as described above.

If the merger is consummated, the members of the Company’s board of directors, other than Kurt Swenson and Richard Kimball (who, as members of the Swenson Granite Group, will contribute all of their Company common stock to Parent prior to the effective time of the merger), will be entitled to receive an aggregate of approximately $317,200 based on their ownership of shares of Rock of Ages common stock and options. $78,750 of this amount would be received by members of the special committee. See “SPECIAL FACTORS — Interests of Certain Persons in the Merger.”

Position of Parent, Merger Sub and the members of the Swenson Granite Group as to the Fairness of the Merger to the Company’s Shareholders that are Receiving the Merger Consideration

Parent, Merger Sub and the members of the Swenson Granite Group did not undertake any independent evaluation of the fairness of the proposed merger to those Company shareholders whose shares of common stock are converted in the merger into the right to receive the merger consideration or engage a financial advisor specifically for such purposes. Parent, Merger Sub and the members of the Swenson Granite Group did not participate in the deliberations of the special committee regarding, and did not receive advice from the special committee’s legal or financial advisors as to, the fairness of the merger. Nevertheless, Parent, Merger Sub and the members of the Swenson Granite Group believe that the terms and conditions of the proposed merger are substantively and procedurally fair to the Company’s shareholders whose shares of common stock are converted in the merger into the right to receive the merger consideration. This determination is based on the following factors:

•	Parent, Merger Sub and the members of the Swenson Granite Group reviewed the historical financial performance of Rock of Ages and its financial results and believe that the merger consideration is fair based on that review;

•	the $5.25 per share merger consideration represents a premium of 55% to the closing price of the Class A common stock on The NASDAQ Global Market on May 7, 2010, the day of the last trading session before Parent’s initial acquisition proposal was announced, an 84% premium to the average closing price of the Class A common stock for the twelve months prior to such announcement, a 44% premium to the highest closing price for the twelve months prior to such announcement, and a 28% premium to the $4.10 closing price of the Class A common stock on October 15, 2010, the last trading day before the public announcement of the merger agreement;

•	the merger consideration will be provided entirely in cash to those Company shareholders whose shares of common stock are converted in the merger into the right to receive the merger consideration, thus eliminating any uncertainty in valuing the merger consideration and allowing them to pursue other investment alternatives;

•	there has historically been a small public float of the Company’s common stock, resulting in a lack of liquidity as evidenced by relatively low trading volumes;

•	the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for the Company’s public shareholders whose ability, absent the merger, to sell their shares of the Company’s common stock is adversely affected by the limited trading volume and relatively low public float of the shares;

•	the Company’s board of directors established a special committee of independent directors who are not, and have not been, officers or employees of the Company, Parent, Merger Sub or any of their respective affiliates and are not otherwise affiliated with the members of the Swenson Granite Group, and such special committee was represented by its own experienced independent legal counsel, Skadden and Dinse, and advised by its own experienced independent financial advisor, Covington, in connection with exploring strategic alternatives while also evaluating Parent’s acquisition proposal, and evaluating the merger and making recommendations to the board of directors with respect to the merger agreement (see “SPECIAL FACTORS — Background of the Merger”);

•	the special committee retained and received the advice and assistance of Covington as its financial advisor, and requested and received the opinion of Covington that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders (see “SPECIAL FACTORS — Opinion of the Financial Advisor to the Special Committee”);

•	although Parent, Merger Sub and the members of the Swenson Granite Group were not part of the deliberation process of the special committee and none of Parent, Merger Sub or the members of the Swenson Granite Group participated in the special committee’s conclusion as to the fairness of the merger to those Company shareholders whose shares of common stock are converted in the merger into the right to receive the merger consideration, Parent, Merger Sub and the members of the Swenson Granite Group found persuasive the conclusions of the special committee as to the fairness of the merger to such shareholders;

•	more than five months elapsed between the public announcement on May 7, 2010 of the initial Swenson Proposal to acquire the Company at a price of $4.38 per share and the public announcement on October 18, 2010 of the execution of the merger agreement without a firm alternative proposal to acquire the Company being submitted despite the active efforts by Covington, on behalf of the special committee, to solicit alternative proposals;

•	the special committee unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders, to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the merger consideration, unanimously adopted the merger agreement, unanimously recommends that the Company’s shareholders vote in favor of the merger agreement, and unanimously recommended to the board of directors that the merger agreement be adopted, and that the Company’s board of directors recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement (see “SPECIAL FACTORS — Background of the Merger” and “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders”);

•	the Company’s board of directors determined that the merger is fair to and in the best interest of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to the contribution agreements), adopted the merger agreement and recommends that Company shareholders vote for approval of the merger agreement;

•	the merger agreement was the result of arm’s-length negotiations in which the special committee’s advisors, with the direct involvement of the chairman of the special committee and his regular consultation with the other members of the special committee, vigorously negotiated with Parent’s advisors and Parent the terms and conditions of the merger, including, without limitation, the merger consideration, the representations and warranties, the conditions to closing and the termination and expense reimbursement provisions (see “SPECIAL FACTORS — Background of the Merger”)

•	under the terms of the merger agreement, prior to the Company’s shareholders approval of the merger agreement, the Company may withdraw or modify its recommended approval of the merger agreement and/or terminate the merger agreement in order to enter into an agreement that contemplates a Superior Proposal if the special committee or a majority of the (but not less than two) qualified directors, and the Company’s board of directors, if required by applicable provisions of the VBCA or the Company’s bylaws, determines in good faith, after consultation with its outside counsel and after taking into account any changes to the terms and conditions of the merger agreement that may be proposed by Parent, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable law;

•	the fact that the merger agreement contains no prohibition on the Company seeking, or entering into discussions or negotiations concerning, other acquisition offers or proposals and the Company may provide material non-public information to a potential competing acquirer;

•	the merger agreement does not provide for the payment of a separate “breakup” or similar fee to Parent under any circumstances; however, under certain circumstances, if the merger agreement is terminated, the Company must reimburse Parent for all of Parent’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement (see “THE MERGER AGREEMENT — Termination Fees and Expenses”);

•	the special committee had no obligation to recommend the approval of Parent’s merger proposal or any other transaction;

•	the fact that the controlling stock ownership of certain Company shareholders (including Kurt Swenson, the Company’s non-executive Chairman and Chairman of Parent, and his brother, Kevin Swenson, Vice President of Parent) could be viewed as making a competing third party offer at a higher per share price than $5.25 less likely than if such a controlling stock ownership did not exist; and

•	the fact that under the VBCA, the Company’s shareholders who do not vote in favor of approval of the merger agreement and who otherwise comply with the procedures for asserting dissenters’ rights under the applicable statutory provisions of the VBCA may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger, which could be determined to be more or less than merger consideration of $5.25 per share (see “SPECIAL FACTORS — Dissenters’ Rights”).

The foregoing discussion of the information and factors considered by Parent, Merger Sub and the members of the Swenson Granite Group in connection with the fairness of the merger is not intended to be exhaustive. Because of the variety of factors considered, Parent, Merger Sub and the members of the Swenson Granite Group did not find it practicable to and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to, the specific factors considered in reaching their determination. Parent, Merger Sub and the members of the Swenson Granite Group felt that there was no need to retain any additional unaffiliated representatives to act on behalf of those Company shareholders that are not affiliated with Parent, Merger Sub or are members of the Swenson Granite Group, because the independence of the members of the special committee and the retention by the special committee of its own legal counsel and financial advisor permitted the special committee to effectively represent the interests of such shareholders and because the merger agreement explicitly requires obtaining the majority of the minority approval as a condition to the consummation of the merger.

Parent, Merger Sub and the members of the Swenson Granite Group did not consider net book value or liquidation value in determining the fairness of the merger to Company shareholders whose shares of Company common stock are converted in the merger into the right to receive the merger consideration, as they did not believe that net book value, which is an accounting concept, reflects or has any meaningful impact on the market trading prices of the Company’s common stock. Similarly, Parent, Merger Sub and the members of the Swenson Granite Group did not consider liquidation value in determining the fairness of the merger to those Company shareholders whose shares of common stock are converted in the merger into the right to receive the merger consideration because the Company’s business is a viable, going concern business that will continue to operate upon consummation of the merger.

Rock of Ages’ Position as to the Fairness of the Merger to the Company’s Shareholders Receiving the Merger Consideration

The Company’s board of directors believes that the merger is fair to and in the best interests of the Company’s shareholders, to the extent those shareholders’ shares of our common stock are converted in the merger into the right to receive the merger consideration for all of the reasons set forth above under “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders.” With a view to conducting a fair process with respect to the negotiation and consideration of the merger, the board of directors established a special committee, consisting of three independent directors of the Company, none of whom has an interest in the merger different from that of the Company shareholders whose shares of our common stock will be converted in the merger into the right to receive the merger consideration, other than the receipt of board of directors and special committee fees and rights to indemnification and director liability insurance under the merger agreement. None of the members of the special committee is an officer or employee of the Company, and none will be a shareholder, director, officer or employee of Rock of Ages, as the surviving corporation, after the effective time of the merger. With respect to the fairness of the transaction price in connection with the merger, the special committee has noted that Parent stated, following extensive negotiations with the special committee and its representatives, including the direct involvement of the Chairman of the special committee in the final price negotiation, that the $5.25 per share cash merger consideration was the highest price Parent would be willing to pay.

In reaching these conclusions, the board of directors considered it significant that the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with Parent, and its advisors.

Covington was retained as financial advisor to the special committee and was asked by the special committee to render an opinion as to the fairness, from a financial point of view, of the merger consideration.

Covington delivered to the special committee and the board of directors its written opinion that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders.

The board of directors, based in part on the unanimous recommendation of the special committee, has unanimously adopted the merger and recommends that the Company’s shareholders vote FOR approval of the merger agreement. The board of directors also recommends that you vote FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to satisfy the condition in the merger agreement that majority of the minority approval be obtained (whereby the merger agreement must be approved by a majority of the outstanding shares of our Class A common stock, not including shares owned by members of Parent). The recommendations of the board of directors were made after consideration of all the material factors, both positive and negative, as described above.

Financial Projections

In connection with Parent’s and Merger Sub’s review of Rock of Ages and in the course of the negotiations between the special committee and Parent and Merger Sub as described in “SPECIAL FACTORS — Background of the Merger,” Rock of Ages provided Parent and Merger Sub with non-public business and financial information. The non-public information included projections of the Company’s future operating performance. Such projections also were provided to Covington in its capacity as financial advisor to the special committee. The information set forth below has been excerpted from the materials provided to Parent, Merger Sub and Covington, and does not give effect to the transactions contemplated by the merger agreement, including the merger, or the Financing. These projections, as summarized below, have been provided to give Rock of Ages’ stockholders access to certain nonpublic information that was provided to Parent and Covington for the purpose of considering and evaluating the merger.

Rock of Ages does not, as a matter of course, publicly disclose projections of future revenues or earnings. However, as requested, our management did provide financial forecasts to Parent and Covington.

The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Parent in connection with its due diligence investigation of Rock of Ages and to Covington. The projections were not prepared with a view to compliance with the published guidelines of the SEC regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections.

The projections in this proxy statement have been prepared by, and are the responsibility of our management. Grant Thornton LLP, the Company’s independent registered public accounting firm, has neither examined nor compiled the projections, and accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect to the projections. The audit report incorporated by reference into this proxy statement related to the Company’s historical financial information does not extend to the projections and should not be read to do so.

In compiling the projections, our management took into account historical performance, combined with projections regarding development activities. The projections were developed in a manner consistent with management’s historical development of budgets and long-range operating projections and were not developed for public disclosure. Although the projections were presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. Failure to achieve any such assumptions would impact the accuracy of the projections. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. Because the projections cover multiple years, such information by its nature becomes less predictive with each successive year. None of Rock of Ages or Parent or any of their affiliates, advisors or representatives has made or makes any representation to any stockholder regarding our ultimate performance compared to the information contained in these projections. See “FORWARD-LOOKING STATEMENTS” on page 17.

Rock of Ages does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections are shown to be in error.

The projections Rock of Ages provided to Parent and Covington included estimates for fiscal years 2010, 2011, 2012, 2013, 2014 and 2015 revenues, gross profit, operating income and net income. The most recent such estimates by Rock of Ages to Parent and Covington are set forth in the table below:

	2010 FY	2011 FY	2012 FY	2013 FY	2014 FY	2015 FY
	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
	(All figures in $ thousands)

Revenue
Quarry	$26,039	$27,341	$28,708	$30,143	$31,651	$33,233
Manufacturing	26,667	28,000	29,400	30,870	32,414	34,035

Total	52,706	55,341	58,108	61,014	64,064	67,268
Gross Profit
Quarry	7,865	8,258	8,671	9,105	9,560	10,038
Manufacturing	7,677	7,560	7,938	8,335	8,752	9,189

Total	15,542	15,818	16,609	17,440	18,312	19,227
SG&A
Quarry	2,260	2,339	2,421	2,506	2,593	2,684
Manufacturing	4,247	4,396	4,549	4,709	4,874	5,044

Total	6,507	6,735	6,970	7,214	7,467	7,728
Operating Income
Quarry	5,605	5,919	6,250	6,599	6,967	7,354
Manufacturing	3,430	3,164	3,389	3,626	3,878	4,145

Total	9,035	9,084	9,639	10,225	10,845	11,499
Corporate O/H less other income	3,033	3,124	3,218	3,314	3,414	3,516

EBIT	6,002	5,960	6,421	6,911	7,431	7,983
Interest Expense	981	460	223	0	0	0
Taxes	431	550	600	650	650	650

Net Income	4,590	4,950	5,598	6,261	6,781	7,333

Earnings Per Share	$0.62	$0.67	$0.75	$0.84	$0.91	$0.99
Gross Margin %
Quarry	30.20%	30.20%	30.20%	30.20%	30.20%	30.20%
Manufacturing	28.79%	27.00%	27.00%	27.00%	27.00%	27.00%

The table above reflects projections prepared by the Company that were provided to Parent shortly before Parent’s meeting with Covington on October 11, 2010 as described under “SPECIAL FACTORS — Background of the Merger,” and which Covington used and relied upon in the preparation and delivery of its opinion as to the fairness, from a financial point of view, of the $5.25 per share merger consideration to be received by Company shareholders. These projections were prepared by the Company by updating, to reflect the Company’s actual performance for the first three quarters of 2010, earlier projections prepared by the Company which were reviewed by the Company’s board of directors at a regular meeting in February, 2010 and were made available to Covington at the outset of its engagement. The Company’s actual performance through the third quarter of 2010 varied from the estimates reflected in such earlier projections, and as a result, the projections in the table above vary from those earlier projections. The earlier projections forecast, for the years 2010, 2011, 2012, 2013, 2014 and 2015, revenues of $50.9 million, $53.4 million, $56.1 million, $58.9 million, $61.9 million, and $65.0 million, respectively, EBIT of $5.8 million, $6.0 million, $6.5 million, $7.0 million, $7.5 million, and $8.0 million, respectively, and net income of $4.5 million, $5.0 million, $5.6 million, $6.3 million, $6.8 million, $7.4 million, respectively. In June 2010, updated projections for 2010 only were made available to Covington and Parent and to various other parties which had indicated an interest in possibly submitting an acquisition proposal as part of the strategic alternatives exploration process undertaken by Covington at the direction of the special committee. These updated 2010 projections forecast revenues of $50.4 million, EBIT of $5.7 million and net income of $4.4 million.

Opinion of the Financial Advisor to the Special Committee

The special committee retained Covington to act as its financial advisor in connection with the exploration of one or more strategic alternatives for the Company and to render an opinion as to the fairness, from a financial point of view, of the $5.25 per share merger consideration to be received by the Company’s shareholders in the merger. On October 15, 2010, Covington delivered to the Company’s special committee and board of directors its oral opinion, confirmed by its written opinion of the same date, that, as of that date and based upon and subject to the assumptions, limitations, qualifications, and other conditions set forth in its written opinion, the $5.25 per share merger consideration to be received by the Company’s shareholders is fair, from a financial point of view, to such shareholders.

Covington’s opinion was only one of many factors taken into consideration by our special committee and our board of directors in making their determinations to adopt the merger agreement and recommend that the Company’s shareholders vote in favor of approval of the merger agreement. The terms of the merger agreement, however, including the $5.25 per share merger consideration were determined through negotiations between our special committee, Parent and Merger Sub, and were ultimately approved by the special committee and our board of directors. Covington also did not recommend any specific form of consideration to the Company’s special committee or board of directors or state that any specific form of consideration constituted the only appropriate consideration with respect to the merger agreement and the transactions contemplated thereby, including the merger.

The full text of Covington’s written opinion, dated October 15, 2010, is attached as Annex D to this proxy statement and is incorporated herein by reference. We urge you to read the opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered, and limits of the review undertaken in arriving at the opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Covington’s opinion was addressed to, and for the use and benefit of, the Company’s special committee and its board of directors, and is limited only to the fairness of the cash merger consideration, from a financial point of view, to the Company shareholders that are to receive the $5.25 per share cash merger consideration. The opinion does not address the relative merits of the other transactions contemplated by the merger agreement or the other business strategies that the board of directors has considered, nor does it address the decisions of the special committee and the board of directors to proceed with the merger. The opinion does not address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of the Company’s securities, to the Company’s creditors or to other constituencies of the Company. The opinion also does not address the fairness of the merger to the members of the Swenson Granite Group who have agreed to, prior to the effective time of the merger, contribute some or all of their shares of our common stock in exchange for additional shares of membership interest in Parent. As a result, Covington’s opinion does not express a view as to the fairness of the $5.25 cash merger consideration relative to the additional shares of membership interest in Parent to be received by the members of the Swenson Granite Group in exchange for the Company shares they contribute to Parent. The opinion also does not address the fairness of the contemplated benefits of the merger. Covington expresses no opinion as to the merits of the underlying decision by the Company to engage in the merger or how any holder of shares of the Company common stock should vote, or take any action, with respect to the merger, the approval of the merger agreement or any other matter. Furthermore, Covington does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the merger, whether relative to the cash merger consideration pursuant to the merger agreement or otherwise. Covington does not express any opinion as to the price at which shares of the Company’s common stock would trade at any time. For purposes of the opinion, Covington has assumed that the cash merger consideration that is paid for each share of the Company’s common stock outstanding immediately prior to the closing of the merger will be equal to $5.25 per share.

In arriving at its opinion, Covington, among other things:

•	reviewed the draft of the merger agreement received from the Company on October 15, 2010;

•	reviewed certain publicly available business and financial information relating to the Company deemed to be relevant;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available by the Company, including (a) financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2010 through December 31, 2015 (the “Financial Projections”);

•	spoke with certain members of the Company’s management regarding the Company’s business, operations, financial condition and prospects, the merger and other related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Covington deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Covington deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for the Company’s common stock, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Covington deemed to be relevant; and

•	conducted such other financial studies, analyses, and inquiries, including a discounted cash flow analysis, and considered such other information and factors as Covington deemed appropriate.

Covington relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and Covington does not assume any responsibility with respect to such data, material and other information. In addition, the Company’s management advised Covington, and Covington has assumed, that the Financial Projections reviewed by it have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Covington expresses no opinion with respect to such projections or the assumptions on which they are based. Covington has relied upon and assumed, without independent verification, that the historical financial statements of the Company provided to it have been prepared in accordance with United States generally accepted accounting principles, and that, to the knowledge of Company management, there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to it that would be material to its analyses or opinion, and that there is no information or any facts that would make any of the information reviewed by it incomplete or misleading.

Furthermore, in connection with the opinion, Covington has not been requested to make, and has not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was it provided with any such appraisal or evaluation. Covington did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Covington has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Covington’s opinion is necessarily based on financial, economic, market and other conditions existing on, and the information made available to Covington as of, the date of the opinion. Covington has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring or coming to its attention after the date hereof.

In connection with rendering its opinion, Covington performed certain financial, comparative and other analyses as summarized below. The following summary does not purport to be an exhaustive description of the analyses performed by Covington, nor does the order of analyses described represent relative importance or weight given to those analyses by Covington.

In arriving at its opinion, Covington did not attribute any particular weight to any analysis, methodology, or factor considered by it, and the fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis. Rather, Covington made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Covington believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Covington, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Covington believes that each analysis performed by it is a common methodology utilized in determining valuations in similar circumstances. Although other valuation techniques may exist, Covington believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Covington to arrive at the opinion.

Comparable Public Company Analysis

Comparable public company analysis is a method of valuing an entity relative to publicly traded companies that service similar customers, offer similar products or services or have similar operating or financial characteristics. Using publicly available information, Covington reviewed and compared selected Rock of Ages financial data with similar data for fourteen publicly-traded companies deemed by Covington to be comparable to the Company. Covington selected the following companies, because, among other reasons, they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain aspects of the Company’s operations: Arbor Memorial Services Inc., Boral LTD, Carriage Services Inc., Granitifiandre s.p.a., HeidelbergCement AG, InvoCare LTD, Lafarge SA, Martin Marietta Materials Inc., Matthews International Corporation, Rocamat, Service Corp. International, Stewart Enterprises Inc., Stonemor Partners LP, and Vulcan Materials Company.

No company utilized in the comparable public company analysis is identical to the Company. Covington made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions, and other matters, many of which are beyond the control of the Company. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is, in the opinion of Covington, not an effective method of evaluating transactions.

For each of the comparable companies, Covington calculated that company’s total enterprise value as that company’s equity market value, plus total debt, less cash. For purposes of this calculation, equity market values were calculated as of the close of market trading on October 13, 2010, and cash and debt values were calculated based on reported levels as of June 30, 2010 (for Boral LTD, Carriage Services Inc., Granitifiandre s.p.a., HeidelbergCement AG, InvoCare LTD, Lafarge SA, Martin Marietta Materials Inc., Matthews International Corporation, Rocamat, Service Corp. International, Stonemor Partners LP, and Vulcan Materials Company; as of July 25, 2010 (for Arbor Memorial Services Inc.); and as of July 31, 2010 (for Stewart Enterprises Inc.) Covington then calculated the multiple implied by the relation between the total enterprise value of each of these companies and (1) each comparable company’s revenue for the twelve-month period ended June 30, 2010 (for Boral LTD, Carriage Services Inc., Granitifiandre s.p.a., HeidelbergCement AG, InvoCare LTD, Lafarge SA, Martin Marietta Materials Inc., Matthews International Corporation, Rocamat, Service Corp. International, Stonemor Partners LP, and Vulcan Materials Company), the twelve-month period ended July 25, 2010 (for Arbor Memorial Services Inc.) or for the twelve-month period ended July 31, 2010 (for Stewart Enterprises Inc.), as reflected in periodic reports filed with the SEC; (2) each comparable company’s estimated revenue for the year ending December 31, 2010, as indicated in consensus Wall Street analyst estimate reports where available; (3) each comparable company’s EBITDA for the twelve-month period ended June 30, 2010 (for Boral LTD, Carriage Services Inc., Granitifiandre s.p.a., HeidelbergCement AG, InvoCare LTD, Lafarge SA, Martin Marietta Materials Inc., Matthews International Corporation, Rocamat, Service Corp. International, Stonemor Partners LP, and Vulcan Materials Company), for the twelve-month period ended July 25, 2010 (for Arbor Memorial Services Inc.) or for the twelve-month period ended July 31, 2010 (for Stewart Enterprises Inc.), as reflected in periodic reports filed with the SEC; and (4) each comparable company’s estimated EBITDA for the year ending December 31, 2010, as indicated in consensus Wall Street analyst estimate reports where available. Covington then calculated the median and mean multiples for each revenue and EBITDA figure.

Covington next calculated, for reference purposes only, the Company’s total enterprise and equity values as well as the corresponding multiples (as described above), using (1) the Company’s net debt position as of July 3, 2010, as reflected in its quarterly 10-Q report filed with the SEC, (2) the Company’s revenue and EBITDA for the twelve-month period ended July 3, 2010, as reflected in its quarterly 10-Q report filed with the SEC; and (3) management’s financial projections for revenues and EBITDA for the Company for the year ending December 31, 2010.

The resulting multiples are set forth in the table below (categorized by industry groupings):

	Total		Total
	Enterprise	Total	Enterprise	Total
	Value/Last	Enterprise	Value/Last	Enterprise
	Twelve	Value/	Twelve	Value/
	Month	Projected	Month	Projected
	Period	2010	Period	2010
Comparable Companies	Revenue	Revenue	EBITDA	EBITDA

Building Materials/Quarrying
Boral LTD	1.0x	NA	8.9x	NA
Granitifiandre s.p.a.	0.9x	1.0x	8.0x	6.8x
HeidelbergCement AG	1.5x	NA	8.3x	NA
Lafarge SA	1.8x	NA	8.1x	NA
Martin Marietta Materials Inc.	2.7x	2.6x	12.3x	11.7x
Rocamat	0.8x	NA	28.0x	NA
Vulcan Materials Company	2.8x	2.8x	18.3x	16.9x

Median	1.5x	2.6x	8.9x	11.7x
Mean	1.6x	2.1x	13.1x	11.8x

Rock of Ages	1.2x	1.1x	10.6x	7.0x
Death Care
Arbor Memorial Services Inc.	1.0x	NA	6.4x	NA
Carriage Services Inc.	1.8x	1.7x	7.9x	7.4x
InvoCare LTD	3.1x	NA	11.9x	NA
Matthews International Corporation	1.6x	1.5x	9.4x	8.8x
Service Corp. International	1.8x	1.8x	7.6x	7.8x
Stewart Enterprises Inc.	1.5x	1.5x	8.3x	7.7x
Stonemor Partners LP	3.8x	3.6x	28.8x	10.1x

Median	1.8x	1.7x	8.3x	7.8x
Mean	2.1x	2.0x	11.5x	8.4x

Rock of Ages	1.2x	1.1x	10.6x	7.0x

Benchmarking Analysis

Benchmarking analysis is a method of ranking a company against its peers according to specific financial metrics. Covington benchmarked the Company against the set of publicly listed comparable companies (as listed above), ranking the Company based on size, growth, and operational margins. The benchmarking analysis is summarized in the tables below, categorized by industry grouping:

Building Materials/Quarrying

Size (in $US millions):

Market Capitalization		LTM Revenue		LTM EBITDA

Lafarge	$16,222	Lafarge	$21,805	Lafarge	$4,948
HeidelbergCement	$9,474	HeidelbergCement	$15,696	HeidelbergCement	$2,767
Vulcan Materials	$4,683	Boral	$4,457	Boral	$477
Martin Marietta Materials	$3,568	Vulcan Materials	$2,598	Vulcan Materials	$404
Boral	$3,087	Martin Marietta Materials	$1,708	Martin Marietta Materials	$376
Granitifiandre	$176	Granitifiandre	$274	Granitifiandre	$29

Rock of Ages	$30	Rocamat	$111	Rock of Ages	$6

Rocamat	$15	Rock of Ages	$47	Rocamat	$3

Margins & Growth:

LTM Gross Margin		LTM EBITDA Margin		3 Year Revenue CAGR

Rocamat	87%	Lafarge	23%	HeidelbergCement	10%

HeidelbergCement	60%	Martin Marietta Materials	22%	Rock of Ages	8%

Granitifiandre	42%	HeidelbergCement	18%	Rocamat	(1)%
Boral	32%	Vulcan Materials	16%	Boral	(3)%

Lafarge	26%	Rock of Ages	12%	Lafarge	(3)%

Rock of Ages	26%	Boral	11%	Granitifiandre	(4)%

Martin Marietta Materials	18%	Granitifiandre	11%	Martin Marietta Materials	(8)%
Vulcan Materials	13%	Rocamat	3%	Vulcan Materials	(8)%

Death Care

Size (in $US millions):

Market Capitalization		LTM Revenue		LTM EBITDA

Service Corp. International	$2,160	Service Corp. International	$2,115	Service Corp. International	$509
Matthews International	$1,051	Matthews International	$807	Matthews International	$135
InvoCare	$665	Stewart Enterprises	$500	Stewart Enterprises	$93
Stewart Enterprises	$522	Arbor Memorial Services	$276	InvoCare	$69
Stonemor Partners	$452	InvoCare	$266	Arbor Memorial Services	$45
Arbor Memorial Services	$267	Stonemor Partners	$180	Carriage Services	$41
Carriage Services	$92	Carriage Services	$179	Stonemor Partners	$24

Rock of Ages	$30	Rock of Ages	$47	Rock of Ages	$6

Margins & Growth:

LTM Gross Margin		LTM EBITDA Margin		3 Year Revenue CAGR

Stonemor Partners	58%	InvoCare	26%	Stonemor Partners	11%

InvoCare	42%	Service Corp. International	24%	Rock of Ages	8%

Matthews International	39%	Carriage Services	23%	Arbor Memorial Services	7%
Carriage Services	31%	Stewart Enterprises	19%	InvoCare	6%

Rock of Ages	26%	Matthews International	17%	Carriage Services	5%

Service Corp. International	21%	Arbor Memorial Services	16%	Matthews International	3%
Stewart Enterprises	18%	Stonemor Partners	13%	Service Corp. International	1%

Arbor Memorial Services	18%	Rock of Ages	12%	Stewart Enterprises	(2)%

Market capitalization figures are as of October 13, 2010. Operating figures for the comparable companies have been calculated using data from the twelve-month period ended June 30, 2010 (for Boral LTD, Carriage Services Inc., Granitifiandre s.p.a., HeidelbergCement AG, InvoCare LTD, Lafarge SA, Martin Marietta Materials Inc., Matthews International Corporation, Rocamat, Service Corp. International, Stonemor Partners LP, and Vulcan Materials Company), July 25, 2010 (for Arbor Memorial Services Inc.) or July 31, 2010 (for Stewart Enterprises Inc.), as reflected in these companies’ periodic reports filed with the SEC.

Comparable Transaction Analysis

Covington also analyzed publicly available financial information for the following twelve selected merger and acquisition transactions completed no earlier than May 2007, involving building materials, quarrying, and death care companies (the transactions are categorized by the industry grouping of each target company):

Building Materials/Quarrying

Date
Announced	Acquiror	Target

Jul-10	Private — Assets bought by individuals	CEMEX, Non-Core Aggregates and Concrete Block Assets
Jun-09	Holcim	CEMEX Australia
Jun-09	Martin Marietta Materials	Cemex
Jul-08	Adelaide Brighton	Hanson Building Products
Apr-08	Granitifiandre	Giulio Tanini Spa
Apr-08	Martin Marietta Materials	Vulcan Materials
Apr-08	Guinness Peat Group	Gosford Quarry Holdings
May-07	Rocamat	Polycor

Death Care

Date
Announced	Acquiror	Target

Apr-10	Matthews International	Reynoldsville Casket
Dec-09	Matthews International	United Memorial Products
Oct-09	Service Corp. International	Keystone North America
Oct-08	InvoCare	Southern Cross Funerals

Covington considered certain financial data relating to each merger or acquisition transaction, including the target company’s actual revenue and EBITDA for the most recent fiscal trailing twelve-month period prior to the announcement of each transaction as well as each target company’s total enterprise value. As noted above, total enterprise value is defined as the market price paid for a company’s equity, plus total assumed debt, less cash, where such data was available. For each comparable transaction, Covington then calculated total enterprise value as a multiple of that target company’s revenue and EBITDA for the most recent fiscal trailing twelve-month period prior to the announcement of the transaction, where such data was available. Covington then calculated the median and mean figures for each case.

The resulting multiples are set forth in the table below, categorized by the target company’s industry grouping:

Building Materials/Quarrying

	Total	Total
	Enterprise	Enterprise
	Value/	Value/
	Trailing	Trailing
	Twelve	Twelve
	Month Period	Month Period
Comparable Transactions	Revenue	EBITDA

Median	1.1x	6.9x
Mean	1.1x	8.5x

Death Care

	Total	Total
	Enterprise	Enterprise
	Value/Last	Value/Last
	Twelve	Twelve
	Month Period	Month Period
Comparable Transactions	Revenue	EBITDA

Median	1.4x	8.9x
Mean	1.6x	8.9x

The transactions utilized in the comparable transaction analysis are not identical to the proposed merger. In evaluating the transactions, Covington made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the Company. Covington believes that mathematical analysis of comparable transactions (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis

Covington performed a discounted cash flow analysis of the Company’s estimated after-tax free cash flows for the fiscal years 2010 to 2014 based on both the Company’s management projections and its historical operations. The discounted cash flow analysis was performed to establish a range for the potential equity value of the Company by determining a range for the net present value of the Company’s projected future cash flows.

Covington calculated indications of net present value of the Company’s projected, after-tax free cash flows through December 31, 2014 using discount rates ranging from 13% to 15%. The range of discount rates were calculated using a weighted average cost of capital analysis which took into account the set of comparable companies discussed above. After-tax free cash flows were calculated as the after-tax operating earnings of the Company adjusted to add back non-cash expenses and to deduct uses of cash not reflected in the income statement. Covington then added to the present value of the after-tax free cash flows the terminal value of the Company at December 31, 2014, discounted back to the present using the same discount rates. The terminal value was computed by applying an EBITDA exit multiple of 6.0x — 8.0x. Covington then subtracted the Company’s net debt calculated as total debt less cash. This analysis resulted in an illustrative range of equity values of the Company ranging from $24.259 million to $39.229 million, based on a discounted cash flow analysis of the Company’s projections. The terminal value of the Company was also computed by discounting the projected, after-tax free cash flows through perpetuity, assuming perpetual growth rates ranging from 2.0% to 4.0% per year and using discount rates of 13% to 15%. This analysis resulted in an illustrative range of equity values of the Company ranging from $18.823 million to $34.384 million based on a discounted cash flow analysis of the Company’s projections.

Other Factors and Comparative Analyses

In rendering its opinion, Covington considered certain other factors and conducted certain other comparative analyses, including a review of the closing price trading averages for the Company’s shares of Class A common stock. Covington considered the five trading day, 30 trading day, three-month, six-month, and 12-month average closing prices for each respective trading period ending on May 7, 2010, the day of the last trading session prior to the public announcement of Parent’s initial proposal to acquire 100% ownership of Rock of Ages.

Conclusion

Based on the foregoing analyses, on October 15, 2010, Covington delivered to the Company’s special committee and board of directors Covington’s oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the $5.25 per share merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders.

In performing its analyses, Covington made numerous judgments and assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in or underlying these analyses, including estimates of the Company’s future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

The summary set forth above does not purport to be a complete description of the analyses performed by Covington in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description.

Covington was retained to act as the financial advisor to the Company’s special committee, based on Covington’s familiarity with the Company and experience in transactions similar to the merger. Pursuant to the engagement letter with Covington, as compensation for its services in connection with the proposed transaction, the Company will pay Covington a fee in an amount equal to 1.5% of the Purchase Consideration (as defined in the Covington engagement letter), which amount is estimated to be approximately $[    •    ] and payment of which is contingent upon consummation of the merger. In the Covington engagement letter, the Company also agreed to pay Covington $250,000 upon rendering its written opinion, whether or not the opinion was favorable. The Company has also agreed to reimburse Covington for its out-of-pocket expenses incurred in connection with its engagement as the special committee’s financial advisor, including the fees and disbursements of counsel, and to indemnify Covington and related persons against certain liabilities relating to or arising out of services performed by Covington as financial advisor to the Company.

Covington has, from time to time, provided certain investment banking and other financial services to the Company or its affiliates and has received compensation for such services. In the ordinary course of its business, Covington may trade in the securities and other instruments and obligations of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, instruments and obligations.

Alternatives to the Merger

Parent and the members of the Swenson Granite Group chose the merger structure because it was the most efficient means to acquire the entire equity interest in the Company and provide cash to the Company’s shareholders to the extent such shareholders’ shares are converted in the merger into the right to receive the $5.25 per share merger consideration. The merger transaction described in this proxy statement was selected in part because it required only one step instead of two steps, without the necessity of acquiring enough shares to execute a back-end, short-form merger as would have been required if a tender offer were employed, and could be coordinated with the timing of the proposed Financing for the merger.

Because if Parent’s offer to acquire the Company was accepted and recommended by the special committee and approved by the Company’s board of directors, the members of the Swenson Granite Group did not envision a transaction that would have allowed any of the Company’s shareholders not affiliated with Parent to retain a direct or indirect ownership interest in Rock of Ages or that would have resulted in Rock of Ages having publicly-traded securities, they concluded that bank financing without any public equity financing component was the only feasible financing strategy for the merger.

In light of the fact that over the course of a lengthy process to solicit parties interested in acquiring the Company conducted by the special committee with Covington’s assistance, no alternative proposal to acquire the Company was submitted, the Company’s most likely alternative to the merger described herein would be to continue to operate as a public company. See “SPECIAL FACTORS — Plans for Rock of Ages if the Merger is Not Completed.”

Certain Effects of the Merger

Conversion of Outstanding Rock of Ages Common Stock and Cash-Out of Stock Options

If the merger agreement is approved by the Company’s shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.

When the merger is completed, (1) all shares of the Company’s common stock that are held in the Company’s treasury, or by Parent, Merger Sub or by any wholly owned subsidiary of Parent, will be cancelled and retired and will cease to exist without any consideration payable therefor; (2) each other share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger (other than any share as to which a dissenting shareholder has properly asserted dissenters’ rights under the VBCA) will be converted into the right to receive the merger consideration in cash without interest and subject to any withholding taxes required by applicable tax law; and (3) the limited liability company interests of Merger Sub issued and outstanding immediately prior to the effective time of the merger shall be converted into and become one validly issued, fully paid and non-assessable share of the Company’s Class B common stock.

From and after the effective time of the merger, each holder of shares of our common stock will cease to have any rights with respect to the shares other than the right to receive the merger consideration or to receive payment of the appraised value of the shares if the holder of such shares has properly asserted his or her dissenters’ rights and demanded payment under Section 13.21 of the VBCA.

Prior to the effective time of the merger, the Company will cause each outstanding option to purchase shares of the Company’s Class A common stock issued under any Company equity plan to become fully vested and exercisable. At the effective time of the merger, each such option outstanding as of immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive with respect to each such option only a cash payment from the Company, as the surviving corporation, equal to the product of (1) the excess, if any, of the merger consideration over the per-share exercise price of such stock option, multiplied by (2) the number of Company shares issuable under such stock option (which amount will be payable without interest, net of any withholding tax). Options to purchase shares of the Company’s Class A common stock which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration. Parent and the Company, as the surviving corporation, will cause, and will make appropriate arrangements as may be necessary to allow, the lump sum cash payments required to be paid with respect to the outstanding options to be paid within five business days of the effective time of the merger.

See “THE MERGER AGREEMENT” for a more detailed description of the effects of the merger.

Effect on Ownership Structure of Rock of Ages

At the effective time of the merger, the Company’s current shareholders (other than those shareholders who are members of Parent at the effective time of the merger) will cease to have ownership interests in the Company or rights as Rock of Ages shareholders. Therefore, current shareholders of the Company that are not members of Parent at the effective time of the merger will not participate in any earnings or growth of Rock of Ages following the effective time of the merger and will not benefit from any increase in the value of Rock of Ages following the effective time of the merger.

Effect on Listing, Registration and Status of the Company’s Common Stock

The Company’s Class A common stock is currently registered under the Exchange Act and is quoted on The NASDAQ Global Market under the symbol “ROAC.” As a result of the merger, the Company will be a privately-held, wholly owned subsidiary of Parent, and there will be no public market for its common stock. After the merger, the Company’s Class A common stock will cease to be quoted on The NASDAQ Global Market, and price quotations with respect to sales of shares of the Company’s Class A common stock in the public market will no longer be available. In addition, registration of the Class A common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to the Company. After the effective time of the merger, Rock of Ages will also no longer be required to file periodic reports with the SEC.

Effect on Organization and Management of Rock of Ages

The articles of incorporation and bylaws of the Company, in each case as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of the Company, as the surviving corporation. The managers of Merger Sub and the officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors and officers, respectively, of the Company, as the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers and directors of Rock of Ages, as the surviving corporation, will hold office in accordance with the articles of incorporation and bylaws of the Company, as the surviving corporation.

It is expected that, upon consummation of the merger, the operations of Rock of Ages will be conducted substantially as they currently are being conducted; however, Rock of Ages will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. The management of Parent has advised the Company that it does not have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. It is expected, however, that following the merger, the Company’s management will continuously evaluate and review the Company’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of the Company. Parent reserves the right to make any changes deemed appropriate in light of its evaluation and review or in light of future developments.

Beneficial and Detrimental Effects

The benefits of the merger to the Company’s shareholders whose shares are converted into the right to receive the $5.25 per share merger consideration are the right to receive such merger consideration for their shares of our common stock, representing a substantial premium to historical trading prices for the Class A common stock, and the elimination of the risk of continuing their investment in Rock of Ages. The detriments of the merger to such shareholders (other than shareholders who are members of Parent as of the effective time of the merger) are that they will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares in the merger could be a taxable event for federal income tax purposes. See “SPECIAL FACTORS — Certain Material U.S. Federal Income Tax Consequences.”

A benefit of the merger to the Company’s shareholders who are also members of Parent is that, as members of Parent, they will continue to indirectly participate in the Company’s future earnings and growth, while our shareholders who are not members of Parent will no longer be able to participate in the Company’s future earnings and growth, if any. Benefits of the merger to Parent include the fact that Parent will own 100% of the outstanding capital stock of the Company and accordingly, will benefit directly from the Company’s future earnings and growth.

Detriments of the merger to Parent and its members include the lack of liquidity for the Company’s common stock following the merger, the risk that the Company will decrease in value following the merger, the incurrence of debt to finance the merger, the payment by the Company of approximately $[ • ] million in transaction costs and estimated fees and the expenses related to the merger and financing transactions. See “SPECIAL FACTORS — Financing of the Merger” and “SPECIAL FACTORS — Estimated Fees and Expenses of the Merger.”

Effect on the Swenson Granite Group’s Interest in Net Book Value and Net Earnings

After consummation of the merger, Parent will own all of the outstanding common stock of the surviving corporation and will benefit from any future earnings or growth of Rock of Ages. From and after the effective time of the merger, the Swenson Granite Group members’ indirect interest in the net book value and net earnings of Rock of Ages will be 91.22%, based on their holdings of Parent’s outstanding capital stock. The Company’s public shareholders, to the extent such shareholders’ shares are converted in the merger into the right to receive the $5.25 per share merger consideration, will no longer hold any direct or indirect equity interest in Rock of Ages and therefore will no longer own any interest in its net book value or net earnings.

Immediately after the merger, based on the Company’s audited financial statements for the fiscal year ended December 31, 2009, the members of the Swenson Granite Group would have an interest equal to approximately $24,178,053 in the Company’s net book value and $731,915 in the surviving corporation’s net earnings. The members of the Swenson Granite Group would also have an interest equal to approximately $25,990,444 in the Company’s net book value as of October 2, 2010. The following table sets forth the effect of the merger on the interest of each member of the Swenson Granite Group in the net book value and net earnings of Rock of Ages, based on each Swenson Granite Group member’s holdings of Parent’s outstanding capital stock immediately after the effective time of the merger. The amounts set forth in this paragraph and in the following table do not give effect to the indebtedness that Parent and the Company, as the surviving company in the merger, will incur in connection with the merger.

	Net Book Value				Earnings/(Loss)
	December 31, 2009		Oct. 2, 2010		December 31, 2009
	Dollar	%	Dollar	%	Dollar	%
	Increase	Increase	Increase	Increase	Increase	Increase

Kurt M. Swenson, as the sole trustee of the Kurt M. Swenson Revocable Trust of 2000	$4,971,375	122.6%	$5,344,030	122.6%	$150,493	122.6%
Kevin C. Swenson, as the sole trustee of the Kevin C. Swenson Revocable Trust of 1994	$5,075,717	138.8%	$5,456,194	138.8%	$153,652	138.8%
Robert L. Pope and Nancy Pope	$1,670,878	282.9%	$1,796,127	282.9%	$50,581	282.9%
Richard C. Kimball and Christina W. Kimball, individually, jointly and as trustee of the Christina W. Kimball Revocable Trust 2/21/2001	$91,573	35.5%	$98,437	35.5%	$2,772	35.5%
Charles M. Waite	$114,972	71.5%	$123,590	71.5%	$3,480	71.5%
Karen Swenson	$224,946	180.8%	$241,808	180.8%	$6,810	180.8%
Lois S. Moore Revocable Trust	$768,854	140.9%	$826,487	140.9%	$23,275	140.9%
Peter B. Moore	$196,586	169.5%	$211,322	169.5%	$5,951	169.5%
Peter A. Friberg	$454,554	81.7%	$488,627	81.7%	$13,760	81.7%
Guy A. Swenson, III	$253,442	428.6%	$272,440	428.6%	$7,672	428.6%
Jon M. Gregory	$139,318	153.9%	$149,761	153.9%	$4,217	153.9%

Interests of Certain Persons in the Merger

In considering the recommendations of the board of directors, you should be aware that certain of the Company’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of the Company’s shareholders generally. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “SPECIAL FACTORS — Background of the Merger.”

Parent and the Members of the Swenson Granite Group’s Ownership in the Surviving Corporation Following the Merger.

Kurt Swenson, the Chairman of Parent and non-executive Chairman of Rock of Ages, together with his brother, Kevin Swenson, Vice President and a director of Parent and Robert Pope, President and Chief Executive Officer and a director of Parent, own approximately 71% of Parent and approximately 31% of all outstanding shares of common stock of Rock of Ages.

Prior to the merger, they, together with the other members of the Swenson Granite Group, will contribute to Parent a total of 258,326 Class A shares and 2,449,793 Class B shares of Rock of Ages in exchange for additional shares of membership interest in Parent in accordance with the terms of the contribution agreements each member of the Swenson Granite Group has entered into with Parent, and will not receive the merger consideration for those Rock of Ages shares contributed to Parent. See “VOTING AND CONTRIBUTION AGREEMENTS — Contribution Agreements.”

As members of Parent, Kurt Swenson, Kevin Swenson, Robert Pope and all other members of the Swenson Granite Group, as well as all other shareholders of the Company who are also members of Parent, will continue to indirectly benefit from the Company’s future earnings and growth. Further, as controlling members of Parent after the effective time of the merger, Kurt Swenson, Kevin Swenson and Robert Pope will effectively control the Company.

Interests of Rock of Ages Officers and Directors

As shareholders in the Company, the directors and executive officers of the Company, other than Kurt Swenson, our non-executive Chairman, and Richard Kimball, one of our directors, will be entitled to receive the merger consideration upon surrendering the shares of Rock of Ages common stock held by them at the effective time of the merger. As noted above, Kurt Swenson and Richard Kimball, as members of the Swenson Granite Group, will not receive the merger consideration with respect to any shares they contribute to Parent prior to the merger in exchange for shares of membership interest in Parent under the contribution agreements. Under the terms of a contribution agreement, Kurt Swenson will contribute 130,000 Class A and 1,005,000 Class B shares of our common stock in exchange for additional shares of membership interest in Parent and Richard Kimball, together with his wife, will contribute 72,126 Class A shares of our common stock in exchange for additional shares of membership interest in Parent.

In addition to enjoying the benefits of the merger as shareholders of the Company generally, Rock of Ages’ officers and directors will also benefit from the acceleration of their stock options in connection with the merger. In connection with the merger, prior to the effective time of the merger, the Company will cause each outstanding option to purchase shares of the Company’s Class A common stock under any Company equity plan to become fully vested and exercisable. At the effective time of the merger, each such option outstanding as of immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive with respect to each such option only a cash payment from the Company, as the surviving corporation, equal to the product of (1) the excess, if any, of the merger consideration over the exercise price per share of such option multiplied by (2) the number of shares of the Company’s Class A common stock issuable upon exercise of such option. Options to purchase shares of the Company’s Class A common stock which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration. See “THE MERGER AGREEMENT — Treatment of Stock Options.”

In addition, it is expected that upon consummation of the merger, Donald Labonte, the Company’s President and Chief Executive Officer and a director of the Company, will become the Chief Operating Officer of the Company, reporting to Robert Pope, the President and Chief Executive Officer of Parent. In that capacity, as set forth in the initial Swenson Proposal submitted to the Company’s board of directors on May 6, 2010, Mr. Labonte will be offered the opportunity to purchase shares of membership interest in Parent on similar terms as key officers of Parent have purchased such shares. No agreement has been reached with Mr. Labonte as to whether he will accept such offer.

The following table reflects the total amount of cash that each director and named executive officer (as defined in Item 402(a)(3) of Regulation S-K) will receive as merger consideration, based on their holdings as of October 29, 2010:

		Number of Shares	Number of
		Beneficially Owned	Options to be	Total Merger
Name	Position	to be Settled	Settled	Consideration

Kurt M. Swenson	Chairman	—	—	—
Frederick E. Webster Jr.	Director	5,000	—	$26,250
Pamela G. Sheiffer	Director	5,000	—	$26,250
Donald M. Labonte	Director, President and CEO	3,000	85,000	$238,450
Richard C. Kimball	Director and Vice Chairman	—	—	—
James L. Fox	Director	5,000	—	$26,250
Paul H. Hutchins	Vice President Administration	12,200	10,000	$90,250
Laura A. Plude	CFO, Vice President Finance	3,000	10,000	$41,950

Employment with the Surviving Corporation

It is expected that the executive and other officers of the Company immediately prior to the effective time of the merger will remain executive and other officers of the surviving corporation and, except as described immediately below with respect to Mr. Labonte, will continue their employment on the terms in effect immediately prior to the effective time. At the effective time of the merger, Donald Labonte, currently the Company’s President and Chief Executive Officer, will remain as President of the Company and will also have the title of Chief Operating Officer (rather than Chief Executive Officer, which title will be assumed by Robert Pope who will also continue as the Chief Executive Officer of Parent). Except for this change of title, following the effective time of the merger, Mr. Labonte’s employment with the Company will continue under the terms of his existing employment agreement with the Company dated as of July 1, 2008.

Directors of the Surviving Corporation Post Transaction

Upon consummation of the merger, the managers of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the directors of the Company, as the surviving corporation, until their successors are duly elected and qualified or until their earlier resignation or removal. Kurt Swenson, our non-executive Chairman and the Chairman of Parent, Kevin Swenson, Vice President and a director of Parent, and Robert Pope, the President and Chief Executive Officer and a director of Parent, are the managers of Merger Sub.

Indemnification and Insurance

Pursuant to the merger agreement, the Company, as the surviving corporation in the merger, will indemnify, and advance reasonable expenses to, the current and former directors and officers of the Company and its subsidiaries (referred to herein as the “indemnified parties”) against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of, pertaining to or in connection with the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of the Company, or of another entity if the indemnified party’s service was at the request of or for the benefit of the Company, whether asserted or claimed prior to, at or after the effective time of the merger. All rights to indemnification and exculpation from liability existing in favor of any indemnified parties as provided under applicable laws and the articles of incorporation and bylaws of the Company and its subsidiaries as of the date of the merger agreement are to survive the merger with respect to events occurring up to and including the time of the merger.

For a period of six years following the merger, Parent is required to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries for the indemnified parties and any other employees, agents or other individuals otherwise covered by those insurance policies prior to the effective time of the merger with respect to matters occurring at or prior to the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement). See “THE MERGER AGREEMENT — Indemnification and Directors’ and Officers’ Insurance.”

Compensation of the Special Committee

In consideration of the expected time and other commitments that would be required of special committee members generally and the chairman of the special committee in particular, the board of directors determined that the chairman of the special committee would receive a fixed amount of $50,000 and each other member of the special committee would receive a fixed amount of $35,000 as compensation for their service on the special committee, in each case without regard to whether the special committee were to recommend approval of the merger or any other transaction or whether the merger or any other transaction were consummated. Accordingly, Mr. Fox, chairman of the special committee, received $50,000, and Ms. Sheiffer and Dr. Webster, the other members of the special committee, each received $35,000 as compensation for their services on the special committee. These payments were all made on June 28, 2010. In addition, the members of the special committee are entitled to receive reimbursement for the expenses incurred in connection with their service on the special committee.

Certain Risks in the Event of Bankruptcy

If the Company is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $5.25 per share merger consideration payable to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of the Company. If such a claim is asserted by the creditors of the Company following the merger, there is a risk that persons who were shareholders at the effective time of the merger will be ordered by a court to return to Rock of Ages’ trustee in bankruptcy all or a portion of the merger consideration they received upon the completion of the merger.

Based upon the projected capitalization of Rock of Ages at the time of the merger and projected results of operations and cash flow following the merger, the board of directors of Rock of Ages has no reason to believe that Rock of Ages and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger. Parent and Merger Sub have also made certain representations and warranties in the merger agreement that, subject to the accuracy of the information provided by Company, upon the completion of the transactions contemplated by the merger agreement and at the effective time of the merger, Parent, Rock of Ages (as the surviving corporation) and their respective subsidiaries, taken as a whole, will be solvent.

Financing of the Merger

The merger agreement is not subject to a financing condition. However, Parent is seeking debt financing in connection with the merger and will require that financing in order to consummate the merger and related transactions. Parent has received a commitment letter from the Lenders, pursuant to which the Lenders have committed, subject to certain specified conditions discussed below, to enter into a definitive financing agreement (in the form attached to the commitment letter) to provide the Financing. The commitment letter will remain outstanding through February 18, 2011 unless extended by the Lenders. In the merger agreement, Parent has agreed to use its best efforts to maintain in effect the commitment letter and, prior to the effective time of the merger, execute the definitive financing agreement attached to the commitment letter and consummate the Financing. The Financing is expected to consist of:

•	the $20 million Revolving Loan, to be used primarily to fund the working capital needs of Parent, Rock of Ages (as the surviving corporation) and its subsidiaries, finance accounts receivable and inventory and support the issuance of letters of credit, and as necessary (subject to the terms of the definitive financing agreement) to fund a portion of the costs of acquisition of Rock of Ages and its subsidiaries, including repayment of certain existing indebtedness of Rock of Ages and its subsidiaries; and

•	the $30 million Term Loans, to be used primarily to fund the acquisition of Rock of Ages and its subsidiaries, including the aggregate merger consideration, stock option cash-out payments, transaction expenses, and repayment of certain existing indebtedness of Parent, Rock of Ages (as the surviving corporation), and its subsidiaries, and to finance capital expenditures and other acquisitions.

Under the terms of the Financing, interest on the Revolving Loan is payable monthly, and principal is payable on a revolving basis. All outstanding principal balances and any accrued interest with respect to the Revolving Loan will be due at maturity three years from the date of closing. Each Term Loan will fully amortize over a ten-year term with installments of principal and interest payable monthly. The Financing will be subject to certain financial covenants and conditions, and will be collateralized by a perfected first lien (including first mortgages) on all real and personal property of Parent, Rock of Ages (as the surviving corporation) and the United States subsidiaries of Rock of Ages.

The Revolving Loan will bear interest either at the Wall Street Journal Prime Rate or LIBOR, in each case, plus an applicable margin. The Term Loans will bear interest either at a fixed rate based on the Lenders’ internal cost of funds at the time of the initial closing plus 200 basis points or at a variable rate based on either the Wall Street Journal Prime Rate or LIBOR, in each case, plus an applicable margin.

Covenants and Conditions to the Financing.  The Financing is subject to (a) the execution and delivery of the definitive financing agreement in the form attached to the commitment letter (with blanks, open items and disclosure schedules appropriately completed and approved by the Lenders) and all other related financing documents referenced in the definitive financing agreement; (b) consummation of the merger; and (c) satisfaction of the other covenants and conditions set forth in the definitive financing agreement including, but not limited, to the following:

•	receipt, review and approval of pro-forma financial statements reflecting the consummation of the Financing and the merger and month by month projected operating budgets and cash flow statements for fiscal 2011;

•	review and acceptance of documentation with respect to the approval and consummation of the transactions contemplated by the merger agreement;

•	confirmation that Parent, Rock of Ages and its subsidiaries will have at least $3,000,000 of excess availability under the Revolving Loan at closing;

•	maintenance of a minimum debt service coverage ratio and a maximum funded debt to EBITDA ratio;

•	other than as a result of the merger, Parent, Rock of Ages and its subsidiaries may not undergo a change in controlling interest or a change of key management figures without the consent of the Lenders, which will not be unreasonably withheld;

•	receipt, review and acceptance of environmental assessments and appraisals on the quarry locations of Parent, Rock of Ages and its subsidiaries and confirmation that required loan to value ratios based on the appraised values have been satisfied; and

•	confirmation that there has been no material adverse change in the condition of Parent, Rock of Ages and its subsidiaries or in the status of any existing litigation with respect to the merger or similar litigation initiated since the commitment letter date.

Alternative Financing.  Parent and Merger Sub have agreed to use their best efforts to maintain the Financing with the Lenders and execute the definitive financing agreement in the form attached to the commitment letter. If, despite Parent and Merger Sub’s best efforts, the financing arrangements Parent has entered into with the Lender in connection with the merger expire or are terminated, either in whole or in part, prior to the closing of the merger, Parent and Merger Sub are required to (1) promptly notify us of such expiration or termination and the reasons for the expiration or termination and (2) unless the merger agreement has been terminated pursuant to its terms, then until the End Date, use their best efforts to promptly arrange for adequate alternative financing to replace the previous financing arrangements. See “THE MERGER AGREEMENT — Financing of the Merger by Parent.” Parent currently has no commitment with any lender to provide alternative financing, should the Financing be unavailable to it to consummate the merger.

Repayment of Financing.  Rock of Ages, as the surviving corporation following the merger, anticipates that obligations under the Financing will be repaid from a variety of sources, including funds generated by the operations of Rock of Ages and Parent. The source and allocation of various methods of repayment of the debt facilities will be determined, and may be modified, from time to time, based on market conditions and such other factors deemed appropriate by Parent. Although there can be no assurance, Parent believes that cash flow from combined operations will be sufficient to service the interest and principal repayment obligations with respect to the Financings incurred to effect the merger for the foreseeable future.

Plans for Rock of Ages if the Merger is Not Completed

It is expected that, if the merger is not completed, the current management of the Company, under the direction of the board of directors, will continue to manage the Company as an ongoing business. From time to time, it is expected that Rock of Ages will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement is not approved by shareholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the trading price of our shares of Class A common stock or our business and operations will not be adversely affected. In addition, if the merger is not completed, depending upon the circumstances, we may be required to reimburse certain expenses of Parent. See “SPECIAL FACTORS — Estimated Fees and Expenses of the Merger” and “THE MERGER AGREEMENT — Termination Fees and Expenses.”

Estimated Fees and Expenses of the Merger

Parent and Merger Sub currently estimate that they will incur approximately $[ • ] million in fees and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Estimated
Expenses	Amount

Financial advisory fees and expenses	$ [ • ]
Legal and accounting fees and expenses	[ • ]
Printing and mailing fees and expenses	[ • ]
SEC filing fees	[ • ]
Financing fees	[ • ]
Miscellaneous	[ • ]
Total	[ • ]

The Company incurred approximately $[ • ] million in fees and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Estimated
Expenses	Amount

Financial advisory fees and expenses	$ [ • ]
Legal and accounting fees and expenses	[ • ]
Special committee fees and expenses	[ • ]
Printing and mailing fees and expenses	[ • ]
SEC filing fees	$1,795.46
Miscellaneous	[ • ]
Total	[ • ]

In general, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense. Upon termination of the merger agreement under certain circumstances, Parent or the Company may be obligated to pay the reasonable fees and expenses incurred by the other party in connection with the merger agreement and the transactions contemplated thereby. See “THE MERGER AGREEMENT — Termination Fees and Expenses.”

Regulatory Approvals and Requirements

In connection with the merger, the Company will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filings with the SEC under the Securities Exchange Act of 1934, as amended;

•	filing articles of merger with the Secretary of State of the State of Vermont in accordance with the VBCA and Chapter 21 of Title 11 of the Vermont Statutes Annotated, as amended after the approval of the merger agreement by the Company’s shareholders and the satisfaction or waiver of all other conditions to the closing of the merger; and

•	certain notice filings with The NASDAQ Global Market.

It is currently expected that no prior regulatory approvals, including under antitrust laws and regulations, will be required in order to complete the merger.

Litigation Related to the Merger

Rock of Ages is aware of one purported class action shareholder suit filed by one shareholder in Vermont Superior Court, Washington County, by plaintiff Todd Semon (“Plaintiff”) on behalf of Rock of Ages shareholders. Plaintiff, who has previously filed other purported class action lawsuits, alleges that the Company’s shareholders were injured or threatened with injury arising from Parent’s initial proposal to purchase all outstanding Rock of Ages capital stock for $4.38 per share. The complaint (“Complaint”), captioned Semon v. Rock of Ages Corp., et al., No. 356-5-10 WnCv, was filed on or about May 19, 2010. The case was subsequently removed to the United States District Court for the District of Vermont on June 14, 2010 and is pending under the caption Semon v. Rock of Ages Corp., et al., No. 5:10-cv-00143-CR. In addition to Rock of Ages, the Complaint names Parent and eight current and former directors and/or officers of Rock of Ages: Kurt M. Swenson, James L. Fox, Richard C. Kimball, Donald Labonte, Laura A. Plude, Pamela G. Sheiffer, Charles M. Waite and Frederick E. Webster, Jr. (collectively, the “Defendants”).

The Complaint challenges the initially proposed $4.38 per share transaction price as inadequate, alleges certain purported disclosure omissions relating to the merger and makes a variety of other allegations. The Complaint, which was neither verified nor supported by any affidavits or sworn statements, alleges, among other things:

•	an “unlawful scheme and plan to enable Kurt M. Swenson, Kevin Swenson and Robert Pope . . . who collectively own 70% of the voting power of Rock of Ages . . . to acquire the Company for grossly inadequate consideration and in breach of the individual defendants’ fiduciary duties.” (Complaint ¶ 1.)

•	the merger will “enable” “Kurt Swenson, Kimball and Wait[e] as well as other Individual Defendants who will retain an interest in [Parent] and/or their jobs, to reap substantial profits for their own benefit at the expense and to the detriment of the public stockholders of ROAC.” (Id. ¶ 29.)

•	the “independence” of “Kimball and Waite has been compromised as a result of their involvement in the [merger]. . . . The independence of . . . Labonte and Plude has been compromised as a result of the agreement to retain the current senior management after completion of the [merger].” (Id. ¶¶ 30-31.)

•	the merger “is the product of unfair dealing, and the [$4.38 per share] Buyout Price offered to Class members is unconscionable and unfair and so grossly inadequate as to constitute a gross breach of trust committed by the management defendants participating in the [merger] against the public stockholders because, among other things . . . [t]he Company’s intrinsic value is significantly greater than the [$4.38 per share] Buyout Price” and Rock of Ages announced increased profitability in 2009 and the first quarter 2010, as well as optimism for increased profitability and growth in 2010. (Id. ¶ 32.)

•	the Defendants “are in possession of non-public information concerning the financial condition and prospects of ROAC, and especially the true value and expected increased future value of ROAC and its assets, which they have not disclosed to ROAC’s public stockholders. The Individual Defendants, who constitute ROAC’s Board, are familiar with the Company’s future prospects but have not disclosed the Company’s true future potential in order to place an artificial cap on the Buyout Price.” (Id. ¶ 33.)

•	the Defendants “have participated, and/or reasonably expect to participate as a result of their relationships with Kurt Swenson and/or the Company, in unfair business practices and self-dealing toward Plaintiff and other members of the Class and have engaged in and substantially assisted and aided each other in breach of the fiduciary duties owed by them to the Class.” (Id. ¶ 34.)

•	The merger “represents an effort by certain of the defendants to aggrandize the financial position and interests of [Parent] and those Individual Defendants who will maintain an interest in [Parent], or otherwise retain their jobs, following the [merger], at the expense and to the detriment of Class members.” (Id. ¶ 35.)

•	The merger “is coercive to the extent that the public shareholders of ROAC have no hope that another bidder might arise with a superior proposal” because of the voting control over Rock of Ages by certain defendants and other members of Parent. “This control makes it impossible for another bidder to acquire the Company” without the “express approval” of those individuals. (Id. ¶ 37.)

Plaintiff has also argued that the Company’s reincorporation from the State of Delaware to the State of Vermont in 2009 was part of a “plan and scheme to take the Company from the public shareholders on the cheap.” Plaintiff asserts that “ROAC’s reincorporation was an attempt to take away from ROAC’s public shareholders strict protections afforded them under Delaware law in ‘freeze-out’ transactions by controlling shareholders.”

Plaintiff seeks an order certifying the proposed class, granting preliminary and permanent injunctive relief against the consummation of the merger, or, if the merger is consummated, rescinding the merger and/or awarding rescissory damages and ordering an accounting, and an award of costs and attorneys fees.

Defendants removed the action on the basis that Plaintiff’s claims are barred under the Securities Litigation Uniform Standards Act, 15 U.S.C. § 78bb (“SLUSA”). On June 21, 2010, Defendants moved to dismiss the action on the basis that (1) Plaintiff’s claims are precluded under SLUSA and (2) Plaintiff fails to plead any injury. Plaintiff filed a motion to remand on June 23, 2010, arguing that SLUSA does not apply. The court heard argument on both motions on September 13, 2010. On October 27, 2010, the court held a status conference to discuss with the parties the effect on the case of the Company’s October 18, 2010 press release announcing the definitive merger agreement with Parent. The court directed the parties to report back by November 5, 2010 to advise the court as to their positions with respect to how the court should proceed in light of the October 27, 2010 press release.

From June 8, 2010 to June 30, 2010, plaintiff Todd Semon’s counsel, Wolf Popper LLP (“Wolf Popper”), and Skadden, exchanged letters and emails regarding Wolf Popper’s request to meet with the special committee or its representatives and to provide the special committee with the “analyses” of the “financial expert” retained by Mr. Semon to “opine on the adequacy of the Proposed Transaction.” In a letter dated June 15, 2010 from Skadden to Wolf Popper, Skadden, on behalf of the special committee, requested that Mr. Semon identify his financial expert and the expert’s credentials and furnish to the special committee as soon as possible the expert’s preliminary opinion and all analyses supporting the opinion, and indicated that the special committee would consider that opinion, and would schedule a meeting with Mr. Semon and his advisers upon being furnished with the requested information. Given Mr. Semon’s assertion that the $4.38 per share cash consideration offered in the Swenson Proposal was insufficient, Skadden also invited Mr. Semon to submit a higher bid in accordance with the process being managed by Covington and applicable to other bidders, noting that if he were deemed to be a credible bidder, the Company would make confidential information available to him (which he had requested) pursuant to an appropriate confidentiality agreement.

In a subsequent exchange of letters dated June 16, 2010 and June 18, 2010, Wolf Popper again requested non-public information, purportedly to “enhance” their “views on value,” and Skadden reiterated its prior request for information regarding Mr. Semon’s “expert” and his “analyses,” as well as the special committee’s willingness to provide confidential information to Mr. Semon if he sought to participate in the sale process being conducted and, like other potential bidders, executed an acceptable confidentiality agreement. Skadden also reiterated the special committee’s willingness to meet with Mr. Semon.

Nearly a week later, by email Wolf Popper again requested a telephone call. Skadden replied that it would be willing to have a call, but in advance of the call wished to know whether Mr. Semon intended to provide the information regarding Mr. Semon’s “expert” and his “analyses” repeatedly requested by Skadden, noting that “[T]o date, notwithstanding our exchange of letters, the Special Committee has received nothing of substance from Mr. Semon nor from the firm he has retained as his financial advisor.”

Having received no response to this email, on June 30, 2010 Skadden sent another letter to Wolf Popper, again indicating the special committee’s willingness to schedule a meeting with Mr. Semon once it received the information Skadden had repeatedly requested regarding Mr. Semon’s “expert” and the “expert’s analyses.”

On July 1, Skadden and Covington received valuation analyses (the “Semon Valuations”) and related materials from Wolf Popper. The “financial expert” which performed the Semon Valuations was not identified. The Semon Valuations, and Covington’s and the special Committee’s review and conclusions regarding these analyses, are described below.

The Semon Valuations consisted of two discounted cash flow analyses (the “Semon DCF Analyses”) and two comparable company transactions analyses, which yielded on the “high end” a value range of $7.11-$7.55 per share of Company common stock, and on the “low end” a range of $5.95-$6.41 per share of Company common stock. Based on its review, Covington concluded, and at meetings of the special committee on July 8, 2010 and August 4, 2010 Covington explained in detail to the special committee, that these ranges of value were based on assumptions (or outright omissions in the case of (iii)) in three key areas — (i) the Company’s projected 2010 earnings, (ii) the value of the Company’s net operating loss (“NOL”) carryforwards and Parent’s ability to utilize these NOL carryforwards without limitation post-transaction and (iii) the amount and impact on the valuation of the Company of the Company’s long-term pension and similar liabilities — that were inconsistent with and substantially more favorable than those assumptions provided by the Company to, and reviewed and utilized by, Covington in their valuation analyses. In Covington’s view, these assumptions were the principal drivers of the per share value ranges reflected in the Semon Valuations, which were well above those arrived at by Covington from similar analyses conducted using what it understood to be reasonable and appropriate assumptions provided by the Company in these three key areas. Based on its review and analysis of the Semon Valuations, Covington also concluded, and advised the special committee at its July 8th and August 4th meetings, that if Mr. Semon’s unidentified “expert” had utilized the same valuation methodologies and the same assumptions outside of these three key areas as were reflected in the Semon Valuations (e.g., discount rates and comparable transactions), but had used the same assumptions provided by the Company to Covington and which Covington deemed reasonable with respect to the Company’s projected earnings and NOL carryforwards utilization, and had taken into account the Company’s existing long-term pension and similar liabilities, the result would have been a range of per share values well below those reflected in the Semon Valuations. In fact, according to Covington’s analyses reviewed with the special committee, the results in most instances would have been below the $4.38 per share price set forth in the initial May 6th Swenson Proposal, and in all cases below the final agreed merger consideration of $5.25 per share. Covington’s analyses presented to the special committee indicated that the specific impact on the valuation of the Company of these key, and in Covington’s view, unjustified, assumptions used in the Semon Valuations is as follows:

2010 Forecast:  The “high end” and “low end” Semon DCF Analyses resulted in $7 million and $10 million increases, respectively, in the value of the Company over the value yielded if the Company’s own forecasts were utilized. Both the “high end” and “low end” Semon DCF Analyses assumed that the Company would produce $8.7 million in cash flow through reduced investment in working capital in 2010. This significant decrease in working capital investment reflected in the Semon DCF Analyses was unexplained in the materials provided by Wolf Popper and is inconsistent with the Company’s financial history. Historically, in years in which the Company and its revenues have grown, working capital investment also increased. All Semon Valuations, however, assumed increasing revenues significantly over 2009 levels, yet forecasted for purposes of the Semon DCF Analyses decreasing levels of working capital investment. The Company estimated on the other hand it would actually need approximately $500,000 in additional working capital investment in 2010. In addition to the discrepancy in net working capital estimates, the “high end” Semon Valuations also estimated earnings for 2010 in excess of the Company’s forecast. The Company forecast 2010 EBITDA of $8-8.5 million, which Covington believed was a reasonable estimate. The “high end” Semon Valuations, however, assumed 2010 EBITDA of approximately $10.9 million. Much of this higher EBTIDA forecast was attributable to, in Covington’s view based on the Company’s forecasts, an overly optimistic view of the profitability of the quarry business.

NOL Carryforwards:  Mr. Semon’s “expert” also included a $10.3-$13.7 million “tax asset” in the Semon Valuations purportedly attributable to the Company’s NOL carryforwards that the Semon Valuations assumed would benefit Parent following its acquisition of the Company. After consulting with the Company’s tax advisors, Covington understood, and explained to the special committee, that the value assigned by the Semon Valuations to the tax asset represented by the Company’s NOL carryforwards did not take into account the significant restrictions on use of NOL carryforwards in the event of an “ownership change” with respect to the Company. After consulting with the Company’s tax advisors, Covington understood, and noted for the special committee, that, based on the ownership of common stock of the Company currently held by the Swenson Granite Group, the merger would almost certainly constitute a “change of ownership” under the Internal Revenue Code and applicable Treasury Regulations, and thus, the Company’s ability to utilize the NOL carryforwards after the merger would be substantially limited. Even in the unlikely instance that Parent was able to utilize the Company’s NOL carryforwards without restriction, according to Covington, the $10.3-$13.7 million in value allocated to the NOL carryforwards in the Semon Valuations was actually twice what it should have been because the Semon Valuations incorrectly assumed an effective tax rate for the Company of 40%. The Company’s actual effective tax rate, however, was 20%.

Long Term Pension Liabilities:  The Semon Valuations also appeared to completely ignore, and not factor into the Company’s value, approximately $13.4 million in existing long term pension and similar liabilities, thereby further overvaluing the Company by that amount. In Covington’s view, such liabilities were obligations of the Company that must be taken into account in determining the Company’s equity value range.

Based on Covington’s analyses, the three key unjustified assumptions reflected in the Semon Valuations and referenced above accounted, on average, for a total of approximately $34 million in value or approximately $4.53 per share. The assumptions related to the NOL carryforwards and not taking into account the long-term pension-related liabilities accounted, on average, for approximately $25 million, or approximately $3.39 per share. Using what Covington believes are appropriate assumptions in these three key areas, rather than those reflected in the Semon Valuations, but otherwise adopting the assumptions and methodologies in the Semon Valuations, would yield on average a value range per share of $2.58-$3.02 on the “high end” and $1.42-$1.88 on the “low end.” Applying this same approach, but correcting only for the incorrect assumptions in the Semon Valuations relating to NOL utilization and not accounting for the pension-related liabilities, would yield on average a value range per share of $3.72-$4.16 on the “high end” and $2.56-$3.02 on the “low end.”

On July 8, 2010, in the afternoon after the special committee meeting that morning, Skadden emailed Wolf Popper acknowledging receipt from Wolf Popper of the Semon Valuations and other materials and indicating that they were receiving due consideration by the special committee and its advisors.

After reviewing the Semon Valuations, and discussing and considering Covington’s presentations and analyses at the special committee meetings on July 8, 2010 and August 4, 2010, the members of the special committee determined that the Semon Valuations were not credible and accordingly did not rely on them.

Certain Material U.S. Federal Income Tax Consequences

The following is a discussion of the material federal income tax consequences for the Company and holders of common stock with regard to the merger and the receipt of the cash merger price by holders of shares of common stock of the Company in exchange for redemption of such stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements, and existing and proposed Treasury regulations, all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The Company has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. As a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

This discussion is not a complete analysis or discussion of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their specific circumstances or to persons that are subject to special tax rules. We do not address state, local, or foreign tax consequences that may be applicable to any shareholder of the Company or to the Company itself. The Company’s shareholders including the members of the Swenson Granite Group should consult their own tax advisors with respect to the tax consequences of the transactions described herein with respect to the merger.

In addition, provisions of the Code establishing applicable tax rates or otherwise material to the discussion below will expire as of December 31, 2010. The Company does not hereby undertake to update the following discussion based on any changes to the Code that become effective after the date hereof; and a shareholder should consult the holder’s tax advisor regarding the tax consequences of the merger in light of any change to the Code or to applicable tax laws generally.

United States Holders

The following discussion applies only to United States holders of the Company’s Class A and Class B common stock who hold such shares as capital assets and may not apply to shares of Rock of Ages common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not, except as specifically set forth below, apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor), and this discussion does not address tax issues relevant to certain classes of taxpayers who may be subject to special treatment under the Code, such as banks, other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their Company common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their Company common stock under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or shareholders who hold Company common stock as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

If a partnership holds Company common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding Company common stock should consult its tax advisors.

For purposes of this discussion, a “United States holder” means a holder that is (1) a citizen or resident of the United States for federal income tax purposes; (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and 1 or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The federal income tax treatment of a shareholder who exercises statutory dissenters’ rights is not discussed further in this section. Any shareholder considering exercising statutory dissenters’ rights should consult with his or her own tax advisor.

The redemption of shares of Company common stock for the merger price will be a taxable transaction for U.S. federal income tax purposes. Such redemption generally will be treated as a sale or exchange of the shares of common stock that are redeemed, rather than a distribution, if the redemption or exchange satisfies one of the tests set forth in Section 302(b) of the Code. The exchange will be treated as a sale or exchange under Section 302(b) if it (i) results in a “complete termination” of a shareholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to a shareholder, or (iii) is not “essentially equivalent to a dividend” with respect to a shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of common stock deemed owned by a shareholder by reason of certain constructive ownership rules, as well as shares actually owned by the shareholder, must be taken into account. A redemption of common stock held by a shareholder generally will qualify for sale or exchange treatment if the shareholder does not own (actually or constructively) any shares of any classes of common stock following the redemption, or if shareholder owns (actually or constructively) only an insubstantial percentage of common stock, the redemption has the effect of decreasing such ownership percentage and the shareholder does not participate in the Company’s control or management. However, the determination as to whether any of the tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. holder depends upon the facts and circumstances at the time of the redemption and each Company shareholder is urged to consult the shareholder’s tax advisors to determine such tax treatment.

If a redemption of Company common stock is treated as a sale or exchange, the redeeming shareholder generally will recognize gain or loss upon the exchange of common stock in an amount equal to the difference between (i) the amount realized upon the sale or exchange, measured by the “merger price” per share of common stock, and (ii) the shareholder’s adjusted tax basis in the shares of common stock exchanged. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the merger, a redeeming shareholder has held the shares of common stock for more than one year. Under the Code, long-term capital gains of an individual taxpayer are subject to tax at favorable rates; the deductibility of capital losses is subject to limitations under the Code.

If a redemption of common stock is treated as a distribution, the entire amount of the distribution, measured by the “merger price” payable for each share of common stock redeemed, will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds the Company’s current and accumulated earnings and profits (or if the Company has no current and accumulated earnings and profits), such excess first will be treated as a tax-free return of capital to the extent of a shareholder’s tax basis in the common stock being redeemed, and thereafter will be treated as capital gain. If a redemption of Company common stock is treated as a distribution, the redeeming shareholder’s adjusted tax basis in the redeemed common stock generally will be transferred to any remaining shares of common or preferred stock held by the shareholder immediately after the redemption. If the shareholder does not own any other shares of common stock immediately after the redemption, such tax basis may, under certain circumstances, be transferred to shares of common or preferred stock held by a person related to the shareholder, or the tax basis may be entirely lost.

Holders of the Company’s common stock should consult their own tax advisors regarding the treatment of the exchange of shares of common stock for the merger price pursuant to the merger.

United States holders of Company common stock may be subject to backup withholding on cash payments received in exchange for shares in the merger or received upon the exercise of dissenters’ rights. Backup withholding generally will apply only if the shareholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. Shareholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent to provide the information and certification necessary to avoid backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from payments to a Company shareholder under the backup withholding rules will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided the required information is furnished to the IRS. Each Company shareholder should consult the holder’s tax advisor regarding the application of backup withholding in the holder’s particular situation, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

Under the terms of the contribution agreements between Parent and each member of the Swenson Granite Group, each such member has agreed to contribute to Parent a specified number of shares of Company common stock in exchange for additional shares of membership interest in Parent. This exchange will constitute a non-taxable contribution under Section 721 of the Code. As a result, each such exchanging person will recognize no gain or loss on the exchange (except for cash in lieu of fractional shares of membership interest in Parent) and his or her basis in Company common stock will be carried over as basis in the additional shares of membership interest in Parent received in such exchange.

Rock of Ages

The Company believes that the merger could result in an “ownership change” of the Company for purposes of Section 382 of the Code. As a result, the Company’s use of pre-merger tax net operating losses and certain other tax attributes, if any, may be limited following the merger. In addition, the Company should be entitled to an ordinary compensation deduction for U.S. federal income tax purposes with respect to cash paid for the surrender of any compensatory option in an amount equal to the product of (1) the excess of the merger consideration over the per share exercise price of an option multiplied by (2) the number of shares of Company common stock subject to the option. With respect to any such cash payments to its employees, the Company will be responsible for withholding federal, state and local income tax as well as the employee’s share of social security, Medicare and other applicable payroll taxes. In addition, the Company will be responsible for paying the employer’s share of social security, Medicare and other applicable payroll taxes. The merger should not cause any other material U.S. federal income tax consequences to the Company.

Anticipated Accounting Treatment of Merger

The merger will be accounted for under the purchase method of accounting, under which the total consideration paid in the merger will be allocated to the assets acquired, liabilities assumed and identifiable intangible assets based on their estimated fair values as of the date of acquisition, as determined by management. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed will be recorded as goodwill.

Dissenters’ Rights

Under Chapter 13 of the VBCA, dissenters’ rights are available, subject to the procedures described therein, to record holders of shares of Rock of Ages common stock and beneficial shareholders who object to the merger and demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger (each a “dissenting shareholder”).

For purposes of the VBCA, dissenting shareholders must be entitled to vote on the merger (under either the VBCA or the Company’s articles of incorporation) before being entitled to assert their dissenters’ rights to the fair value of their shares. Under the VBCA, “fair value,” with respect to a dissenter’s shares of Rock of Ages common stock, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

Dissenting shareholders are required to follow certain procedures set forth in the VBCA to receive in cash the fair value of their shares of Rock of Ages common stock. The following is a brief summary of such procedures, which does not purport to be complete and is qualified by reference to the actual statutes. Chapter 13 of the VBCA is reprinted in its entirety as Annex E hereto, and the summary herein is qualified by reference to the full text thereof. Shareholders should read Annex E hereto for a description of all statutory provisions related to dissenters’ rights.

Pursuant to Section 13.21 of the VBCA, any shareholder or beneficial shareholder desiring to assert dissenters’ rights must do the following: (1) deliver to Rock of Ages, before the shareholders vote to approve the merger agreement is taken, written notice of such dissenting shareholder’s intent to demand payment for such shares if the proposed merger is consummated; and (2) not vote his or her shares in favor of the merger agreement. Such written notice may be sent to Rock of Ages Corp., 560 Graniteville Road, Graniteville, VT 05654, Attention: Secretary. A vote against approval of the merger agreement, in person or by proxy, will not in and of itself constitute a notice of intent to demand payment satisfying the requirements of Chapter 13 of the VBCA. A dissenting shareholder who fails to satisfy both clause (1) and clause (2) above is not entitled to payment for such shares under Chapter 13 of the VBCA.

Because a proxy which does not contain voting instructions will, unless revoked, be voted for approval of the merger agreement, a shareholder who votes by proxy and who wishes to exercise his or her dissenters’

rights must mark the proxy (1) to vote against approval of the merger agreement or (2) to abstain from voting on approval of the merger agreement.

A shareholder or beneficial shareholder generally must assert dissenters’ rights for all shares he or she beneficially owns. A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies Rock of Ages of that person’s name and address. A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if (1) such beneficial shareholder submits to Rock of Ages the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights and (2) such beneficial shareholder does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

If the merger agreement is approved by the Company’s shareholders, and the majority of the minority approval is also obtained, then no later than ten days after such approval, Rock of Ages will send a written dissenters’ notice to each of its shareholders who has satisfied the requirements of Section 13.21 of the VBCA. Upon receipt of such notice, each dissenting shareholder must demand payment by the date set in the dissenters’ notice (which date may not be fewer than 30 nor more than 60 days after the notice is delivered). The dissenters’ notice will include a form which may be used for demanding payment. A dissenting shareholder who does not demand payment within the designated time period is not entitled to payment for his or her shares under Chapter 13 of the VBCA. A shareholder with certificates for certificated shares who does not deposit his or her certificates where required and by the date set in the dissenters’ notice similarly will not be entitled to payment under Chapter 13 of the VBCA. The notice will also inform holders of uncertificated shares to what extent transfer of such shares will be restricted after the payment demand is received.

Upon receipt of a payment demand or the effective time of the merger, whichever is later, Rock of Ages will pay each dissenting shareholder who has properly perfected his or her dissenters’ rights the amount that Rock of Ages estimates to be the fair value of such shares, plus required statutory accrued interest, if any, and provide certain required documentation, as provided in Section 13.25 of the VBCA. Rock of Ages may elect to withhold payment from shareholders who were not beneficial owners of their shares before the announcement of the merger on October 18, 2010. If Rock of Ages elects to withhold payment to such shareholders, then Rock of Ages shall offer to pay such shareholders who agree to accept it in full satisfaction of their demand Rock of Ages’ estimate of the fair value of their shares, plus required statutory accrued interest, if any. A dissenting shareholder who does not agree with the estimation of the fair value of his or her shares or the amount of interest due paid or offered by Rock of Ages must notify Rock of Ages of his or her estimate of fair value in writing within 30 days after Rock of Ages made or offered payment for such shares. If the dissenting shareholder and Rock of Ages cannot agree upon the fair value of the shares or amount of interest due, Rock of Ages must file a petition in the superior court for the county in which its principal office is located requesting a finding and determination of the fair value of such shares and the accrued interest thereon. If Rock of Ages fails to institute such a proceeding within 60 days after the dissenting shareholder notifies Rock of Ages of his or her disagreement, Rock of Ages must pay each of its dissenters whose demand remains unsettled the amount demanded by such shareholder. See Sections 13.30 and 13.31 of the VBCA in Annex E for the statutory provisions governing such a court proceeding.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION.”

Structure of the Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with Vermont law, at the effective time of the merger, Merger Sub will merge with and into the Company and the separate limited liability company existence of Merger Sub will cease. The Company will be the surviving corporation in the merger as a wholly owned subsidiary of Parent, and will continue to be a Vermont corporation after the merger.

The articles of incorporation and bylaws of the Company, in each case as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of the Company, as the surviving corporation. The managers of Merger Sub and the officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors and officers, respectively, of the Company, as the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

When the Merger Becomes Effective

The Company and Merger Sub will execute and file articles of merger with the Secretary of State of the State of Vermont two business days after the satisfaction or waiver of all of the conditions to the merger (other than the conditions that can only be satisfied at the closing of the merger) or at such other time as Parent, Merger Sub and the Company may agree in writing. The merger will become effective at the time the articles of merger are duly filed with the Secretary of State of the State of Vermont or such later date and time as is agreed upon by Parent, Merger Sub and the Company and specified in the articles of merger.

Proxy Statement; Special Meeting

Under the terms of the merger agreement, the Company is required to, as promptly as reasonably practicable and in accordance with applicable law, its articles of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (including any adjournment or postponement of such special meeting) for the purpose of seeking their approval of the merger agreement. The Company may postpone or adjourn the special meeting solely to the extent that the special committee of the board of directors, a majority of (but not less than two) qualified directors or the Company’s board of directors (based upon the recommendation of the special committee or such qualified directors) determines in good faith, after consultation with outside counsel, that the Company has received a Superior Proposal (as such term is defined under the terms of the merger agreement and below, under the heading “THE MERGER AGREEMENT — Acquisition Proposals”). The Company is required to use its reasonable best efforts to solicit proxies in favor of approval of the merger agreement.

Under the terms of the merger agreement, the Company is required to, as promptly as reasonably practicable and in accordance with applicable law, its articles of incorporation and bylaws, prepare and file with the SEC this proxy statement. Parent and Merger sub have agreed to, as promptly as reasonably practicable, provide us with any information that may be required in order for us to effectuate the preparation and filing of this proxy statement. We have agreed to provide Parent (and its counsel) with a reasonable opportunity to review and comment on this proxy statement, and any amendment or supplements to this proxy statement prior to filing with the SEC. Subject to the terms of the merger agreement, we have agreed that this proxy statement will include our board of director’s recommendation that the shareholders of the Company approve the merger agreement.

Under the terms of the merger agreement, Parent, Merger Sub, the Company and any required affiliates of Parent, Merger Sub or the Company are required to jointly prepare and, concurrently with our filing with the SEC of a preliminary form of this proxy statement, file with the SEC the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”), relating to the transactions contemplated by the merger agreement. Parent, Merger Sub, the Company and any required affiliates of Parent, Merger Sub or the Company are required to, as promptly as reasonably practicable, furnish one another with any information that may be required in order for us to effectuate the preparation and filing of the Schedule 13E-3.

At our special meeting of shareholders, Parent and Merger Sub are each required to vote, or cause to be voted, all of the shares of our common stock as to which they are entitled to vote or direct the vote of in favor of approval of the merger agreement. Additionally, Parent has entered into voting agreements with each member of the Swenson Granite Group, which agreements require the members of the Swenson Granite Group to vote, or cause to be voted, all of the Company shares they are entitled to vote or instruct the vote in favor of approval of the merger agreement. See “VOTING AND CONTRIBUTION AGREEMENTS — Voting Agreements.”

The Merger Consideration and the Effect of the Merger on the Capital Stock of the Company and Merger Sub

At the effective time of the merger:

•	all shares of Company common stock that are held (1) in the treasury of the Company, or (2) by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will be cancelled and retired without any consideration payable therefor;

•	each other share of Company common stock issued and outstanding immediately before the effective time of the merger (other than any shares as to which a dissenting shareholder has properly asserted dissenters’ rights under the VBCA) will be converted into the right to receive the merger consideration;

•	all shares of the Company’s stock, the holders of which have properly asserted dissenters’ rights under the VBCA, will not be converted into the right to receive the merger consideration and the holders of such shares will be entitled to receive payment of the fair value of such shares, in an amount and in the manner as determined pursuant to the VBCA; and

•	the limited liability company interests of Merger Sub issued and outstanding immediately prior to the merger will be converted into and become one validly issued, fully paid and non-assessable share of Company Class B common stock;

After the merger is effective, each holder of shares of our common stock will cease to have any rights with respect to the shares other than the right to receive the merger consideration or to receive payment of the appraised value of the shares if the holder has properly asserted dissenters’ rights under Chapter 13 of the VBCA.

If at any time prior to the effective time of the merger, the number of outstanding shares of the Company is changed as a result of a reclassification, recapitalization, stock split (including reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date prior to the effective time of the merger, the amount of the merger consideration will be equitably adjusted to reflect such change.

Payment for the Shares of Our Common Stock

Prior to the effective time of the merger, Parent will designate a bank or trust company who is reasonably satisfactory to us to act as the paying agent in connection with the merger. At or prior to the closing of the merger agreement, Parent will deliver (or cause to be delivered), in trust, to the paying agent, for the benefit of the holders of our common stock at the effective time of the merger, sufficient funds for timely payment of the aggregate merger consideration that the Company’s shareholders are entitled to receive under the merger agreement. At and after the effective time of the merger, the stock transfer books of the Company will be closed, and there will be no further registration of transfers of the shares of our common stock that were outstanding immediately prior to the effective time of the merger.

Promptly after the effective time of the merger (and in any event within five business days after the effective time), Parent will cause the paying agent to mail to each record holder of our common stock whose shares were converted into the right to receive merger consideration a letter of transmittal and instructions for use in effecting the surrender of stock certificates or transfer of book entry shares in exchange for payment of the merger consideration. The letter of transmittal will also include instructions for shareholders who have lost their stock certificates. The paying agent will send you your merger consideration after you have (1) surrendered your stock certificates or book-entry shares for cancellation to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS. DO NOT SEND CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND DO NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A PROPERLY COMPLETED LETTER OF TRANSMITTAL.

If payment of the merger consideration is to be paid to a person other than the person in whose name the book entry shares transferred or the stock certificates surrendered are registered, it will be a condition of payment that the person requesting such payment shall pay to the paying agent any transfer or other taxes required by reason of payment of the merger consideration to a person other than the registered holder of the book entry shares transferred or the certificate(s) surrendered, or that such person establish to the reasonable satisfaction of the paying agent that such tax has been paid or is not applicable.

Any portion of the aggregate merger consideration held by the paying agent that remains unclaimed by the former shareholders of the Company one year after the effective time of the merger will be delivered, upon demand, to the Company, as the surviving corporation. Except as otherwise provided by law, any former shareholders of the Company who have not properly surrendered their stock certificates or transferred their book entry shares will thereafter look only to the Company, as the surviving corporation, for payment of their claim for the merger consideration under the merger agreement.

Dissenters’ Rights

Any shares of the Company’s common stock that are issued and outstanding immediately prior to the effective time of the merger and held by a shareholder who, in accordance with Section 13.21 of the VBCA, has provided written notice to the Company, before the vote is taken at the special meeting on approval of the merger agreement, of such shareholder’s intent to demand payment for his or her shares, has not voted in favor of the merger or consented thereto in writing and has also fulfilled other procedural requirements to properly assert his or her dissenters’ rights under Chapter 13 of the VBCA, shall not be converted into the right to receive the merger consideration. Instead, such shares will be entitled only to such rights with respect to such shares as may be granted to such shareholder under the VBCA. From and after the effective time of the merger, such shares will not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the effective time of the merger).

If, after the effective time of the merger, any such holder has effectively withdrawn or lost his or her dissenters’ rights, each share of such holder’s Company common stock will thereupon be deemed to have been converted into and to have become, as of the effective time of the merger, the right to receive, without interest, the applicable merger consideration.

For more information regarding dissenters’ and appraisal rights, see “SPECIAL FACTORS — Dissenters’ Rights” and Annex E.

Treatment of Stock Options

The merger agreement provides that prior to the effective time of the merger, the Company will cause each outstanding option to purchase shares of the Company’s Class A common stock under any Company equity plan to become fully vested and exercisable. At the effective time, each such option outstanding as of immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive with respect to each such option only a cash payment from the Company, as the surviving company, equal to the product of (1) the excess, if any, of the merger consideration over the exercise price per share of such option multiplied by (2) the number of shares of the Company’s Class A common stock issuable upon exercise of such option. Options to purchase shares of the Company’s Class A common stock which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration. Parent and the Company, as the surviving corporation, will cause, and will make appropriate arrangements as may be necessary to allow, the lump sum cash payments required to be paid with respect to the outstanding options to be paid within five business days of the effective time of the merger. In paying any such cash amount in respect of a Company stock option, the surviving corporation will be entitled to deduct and withhold such amounts as are required to be deducted and withheld under applicable tax law.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. These representations and warranties by either us, on the one hand, or Parent and Merger Sub, on the other hand, were made solely for the benefit of Parent and Merger Sub or the Company, as the case may be, and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (2) may have been qualified in the merger agreement by disclosures that were made to the other party or parties in connection with the negotiation of the merger agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement.

In the merger agreement, each of the Company, Parent and Merger Sub made representations and warranties relating to, among other things:

•	corporate or limited liability company existence and power;

•	authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings, consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under, and consents or approvals required under, organization documents, applicable laws and contracts; and

•	the pending existence of litigation or orders of governmental entities.

In the merger agreement, we made representations and warranties relating to, among other things:

•	organizational documents;

•	ownership of our subsidiaries;

•	capital structure;

•	governmental permits;

•	compliance with applicable laws, including environmental and labor laws;

•	reports and financial statements filed with the SEC as well as our October 2, 2010 financial statements;

•	accounting practices, books and records;

•	the absence of any material defaults in the performance, observance or fulfillment of any material contract;

•	the absence of undisclosed liabilities not incurred in the ordinary course of business since July 3, 2010 or incurred in connection with the merger or otherwise as contemplated by the merger agreement;

•	employee benefit plans;

•	trademarks;

•	environmental matters;

•	labor matters;

•	real property;

•	taxes;

•	no payment of brokers’ fees except to Covington;

•	the shareholder vote that is required to consummate the merger pursuant to the VBCA;

•	the recommendation of the special committee and the board of directors and the opinion of the special committee’s financial advisor;

•	the accuracy of the information in this proxy statement and in the Schedule 13E-3 (other than information provided in writing by Parent, Merger Sub or any affiliate of Parent or Merger Sub); and

•	the absence of a Material Adverse Effect from July 3, 2010 through October 18, 2010.

In the merger agreement, Parent and Merger Sub made representations and warranties relating to, among other things:

•	the ownership and operations of Merger Sub;

•	the validity of Parent’s agreements with members of the Swenson Granite Group pursuant to which the members of the Swenson Granite Group have agreed (1) to vote or cause to all shares of our common stock held by the members in favor of approval of the merger agreement and (2) to contribute some or all of their shares of our common stock to Parent prior to the effective time of the merger;

•	the accuracy of the information that Parent or Merger Sub furnishes in writing specifically for use in this proxy statement and in the Schedule 13E-3;

•	the financing necessary to consummate the merger;

•	the absence of knowledge of any of our representations or warranties made in the merger agreement being untrue;

•	the solvency of Parent and the Company, as the surviving corporation, and their respective subsidiaries, taken as a whole, after the effective time of the merger; and

•	no payment of brokers’ fees.

None of the representations and warranties in the merger agreement will survive the effective time of the merger or the termination of the merger agreement.

Many of our representations and warranties are qualified by a “Material Adverse Effect” standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean any event, change, effect, development, state of facts, condition, circumstance or occurrence that (alone or in combination) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole; but excluding any event, change, effect, development, state of facts, condition, circumstance or occurrence (alone or in combination) resulting from, arising out of or connection with any of the following:

•	changes in the financial markets or economic or political condition generally in the United States or the global economic or political condition, to the extent the Company and its subsidiaries, taken as a whole, are not adversely affected in a disproportionate manner relative to other participants in the industry in which they operate;

•	general national, regional or international economic, financial, political or business conditions affecting generally the industries and markets in which the Company and its subsidiaries operate, to the extent the Company and its subsidiaries, taken as a whole, are not adversely affected in a disproportionate manner relative to other participants in the industry in which they operate;

•	the execution, delivery or performance of the merger agreement, the announcement of the merger agreement, the identity of Parent or Merger Sub as the acquirers or the pendency or consummation of the merger or the other transactions contemplated by the merger agreement (including any cancellation of or delays in work for customers, any reductions in sales, any disruption in supplier, contractor, subcontractor or similar relationships or any loss of employees or consultants resulting primarily from the execution, delivery or performance of the merger agreement, the announcement of the merger agreement, the identity of Parent or Merger Sub as the acquirers or the pendency or consummation of the merger or the other transactions contemplated by the merger agreement);

•	natural disasters, acts of war, terrorism or sabotage, military actions or the escalation of such natural disasters, acts of war, terrorism or sabotage or military actions;

•	changes in generally accepted accounting principles or other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC), or changes in the interpretation of those principles, rules or laws;

•	any action required by applicable law, contemplated by the merger agreement or taken at the request of Parent or Merger Sub;

•	any litigation brought or threatened by any shareholder(s) of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) alleging a breach of fiduciary duty relating to the merger agreement or the merger or the other transactions contemplated by the merger agreement or violations of securities laws in connection with this proxy statement, the Schedule 13E-3 or otherwise in connection with the merger agreement (other than any order of a governmental entity in litigation of the type described in this sentence which awards damages against the Company or for which the Company has an indemnification obligation, in either case, to the extent not reimbursable to the Company under the Company’s directors and officers liability insurance policy);

•	any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with this proxy statement or the Schedule 13E-3;

•	any change in the market price or trading volume of our common stock or our credit rating;

•	any failure by us to meet any estimates, projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (though Parent may still assert any event, change, effect, development, state of facts, condition, circumstance or occurrence that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect);

•	the unreasonable failure of Parent to consent to, where required by the merger agreement, any of the actions relating to the conduct of our business prior to the effective time of the merger; or

•	any matter described or referred to in the reports and other documents we have filed with, or furnished to, the SEC that are publicly available as of the date of the merger agreement (provided that the relevance of the disclosure of the matter is reasonably apparent from the text of the disclosure) or expressly and specifically (in sufficient detail that the significance and materiality of the disclosure is readily apparent) described or referred to in the disclosure schedule we delivered to Parent and Merger Sub in connection with the entry into the merger agreement.

Certain of Parent’s and Merger Sub’s representations and warranties are qualified so that there is no breach unless the inaccuracy of the representation or warranty would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under the merger agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the voting agreements or the contribution agreements or of Merger Sub to consummate the Merger.

Conduct of Business Prior to the Effective Time of the Merger

We have agreed in the merger agreement that until the effective time of the merger, except as otherwise required in connection with applicable law, with the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned), as contemplated or permitted by the merger agreement or as may be set forth in the disclosure schedule delivered to Parent and Merger Sub in connection with the entry into the merger agreement, we will, and will cause our subsidiaries to (1) conduct our respective businesses and operations in the ordinary course consistent with past practice, (2) use commercially reasonable efforts to preserve intact our respective current business organization and maintain our respective relationships with employees, customers, suppliers and others having business dealings with us or our subsidiaries and (3) use commercially reasonable efforts to maintain in effect all material governmental permits.

We have also agreed that until the effective time of the merger, except as otherwise required in connection with applicable law, with the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned), as contemplated or permitted by the merger agreement or as may be set forth in the disclosure schedule delivered to Parent and Merger Sub in connection with the entry into the merger agreement, we will not, and will cause our subsidiaries not to (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of our respective capital stock, other than dividends and distributions by one of our direct or indirect wholly owned subsidiaries, (2) split, combine or reclassify any of our respective capital stock, (3) issue, deliver, sell, grant, pledge or otherwise encumber any shares of our respective capital stock or rights to acquire the same, (4) amend, authorize or propose to amend our respective articles of incorporation or by-laws, (5) acquire or agree to acquire any substantial portion of the assets of, or any equity interest in, any business or entity or any assets that are material, individually or in the aggregate, to the Company and our subsidiaries, taken as a whole, (6) other than in the ordinary course of business or as may be required by applicable law or by existing contracts or agreements, grant to any employee, officer or director of the Company or any subsidiary of the Company any increase in compensation, (7) grant or increase any severance or termination pay, enter into any employment, consulting, severance or termination agreement with any employee, officer or director of the Company or any subsidiary of the Company, or enter into or amend in any material respect any collective bargaining agreement or benefit plan and (8) other than in the ordinary course of business, and other than in connection with Parent’s proposed financing agreements relating to the merger, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or guarantee any such indebtedness of any third party.

Access to Information

During the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, we have agreed to, and have agreed to cause our subsidiaries to:

•	provide Parent and its representatives reasonable access, in a manner not disruptive to the operations of our and our subsidiaries’ respective businesses, during normal business hours and upon reasonable notice, to our and our subsidiaries’ properties, books and records; and

•	furnish Parent and its representatives all information concerning the business, properties and personnel of the Company and our subsidiaries as may reasonably be requested and necessary to consummate the merger and the financing relating to the merger.

Neither we nor our subsidiaries will be obligated to disclose any information to Parent or Merger Sub if, in our reasonable judgment and after taking into account any applicable non-disclosure agreements, disclosure of the information would (1) cause significant competitive harm to us or our subsidiaries if the merger were not consummated, (2) violate applicable law or any request or requirement of a governmental entity or the provisions of any contract or agreement to which we or any of our subsidiaries is a party or (3) jeopardize any attorney-client or other legal privilege. If we withhold any material requested by Parent or its representatives due to one of the reasons outlined in the immediately preceding sentence, we have agreed to inform Parent of the general nature of what is being withheld. Parent has agreed that it will not, and will cause its representatives not to, use any information it may obtain pursuant to our requirement to provide Parent and its representatives with access to our properties, books and records for any competitive or other purpose unrelated to the consummation of the merger or the financing relating to the merger.

Acquisition Proposals

The merger agreement contains no prohibition on the Company seeking, or entering into discussions or negotiations concerning, other acquisition offers or proposals and the Company may provide material non-public information to a potential competing acquirer. However, under the terms of the merger agreement, the Company is required to, as promptly as reasonably practicable (and in any event within two business days after receipt by our board of directors or the special committee), notify Parent of the receipt of any Acquisition Proposal (as defined below). The Company is required to notify Parent, in writing, of any decision of its board of directors or of the special committee or a majority of the (but not less than two) qualified directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide material non-public information or data with respect to the Company to any person, which notice will be given as promptly as reasonably practicable after the determination was reached (and in any event no later than two business days after the determination was reached). In the event the Company receives an Acquisition Proposal and it is determined, as described in the immediately preceding sentence, to enter into discussions or negotiations concerning the Acquisition Proposal or to provide material non-public information or data with respect to the Company to any person, then the Company is required to (1) provide Parent with written notice setting forth the information reasonably necessary to keep Parent reasonably informed in all material respects of the status and material terms of the Acquisition Proposal, as it may be amended, and (2) promptly (and in any event within two business days of the determination) notify Parent of any determination by our board of directors or special committee or a majority of the (but not less than two) qualified directors that the Acquisition Proposal constitutes a Superior Proposal (as defined below). The Company is required to provide to Parent copies of all non-public information which the Company provides to the entity or person or group making the Acquisition Proposal.

Under the terms of the merger agreement, an “Acquisition Proposal” means any offer or proposal made by any person or persons other than Parent, Merger Sub or any affiliate of Parent or Merger Sub to acquire, other than as contemplated by the merger agreement, (1) beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934) of more than 50% of our outstanding common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (2) more than 50% of the assets of the Company and our subsidiaries, taken as a whole. Under the terms of the merger agreement, a “Superior Proposal” means an Acquisition Proposal that our board of directors determines, based upon the recommendation, and with the concurrence by a vote, of a majority of the members of the special committee or of the qualified directors after consultation by the special committee or the qualified directors with outside counsel and financial advisors (and taking into account any changes to the terms and conditions of the merger agreement that may be proposed by Parent to the Company in response to an Acquisition Proposal), to be (1) more favorable to the Company and its shareholders than the merger, and (2) reasonably capable of being completed within a reasonable period of time on the terms set forth in the Acquisition Proposal, including by obtaining any financing contemplated by the Acquisition Proposal.

Except as described below, neither our board of directors nor any committee of our board of directors may, directly or indirectly, (1) withdraw or modify in a manner adverse to Parent or Merger Sub our recommendation that our shareholders approve the merger agreement, (2) adopt or recommend any Acquisition Proposal, (3) in the event of a tender offer or exchange offer for any of our outstanding common stock, fail to recommend against acceptance of the tender offer or exchange offer by the Company’s shareholders within 10 business days of the commencement of the tender offer or exchange offer, or (4) allow the Company to execute or enter into any merger agreement, acquisition agreement or other similar agreement with respect to any Acquisition Proposal.

Prior to obtaining the approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon, including obtaining the majority of the minority approval, we may, if the special committee or a majority of the (but not less than two) qualified directors, and our board of directors if required by applicable provisions of the VBCA or our bylaws, determines in good faith, after consultation with its outside counsel and after taking to account any changes to the terms and conditions of the merger agreement that may be proposed by Parent, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable law, upon providing at least five business days’ notice to Parent, (1) withdraw or modify our board of director’s recommendation that our shareholders approve the merger agreement, adopt or recommend an Acquisition Proposal or, in the event of a tender offer or exchange offer for any of our outstanding common stock, fail to recommend against acceptance of the tender offer or exchange offer by the Company’s shareholders within 10 business days of the commencement of the tender offer or exchange offer, and/or (2) in response to a Superior Proposal, cause the Company to terminate the merger agreement to enter into an agreement that contemplates a Superior Proposal.

Nothing contained in the merger agreement prohibits the Company, our board of directors or the special committee or a majority of the (but not less than two) qualified directors from taking and disclosing to the Company’s shareholders a position with respect to a tender offer or exchange offer by a third party or from taking any action or making any disclosure required by applicable law, including Sections 14d-9 and 14e-2 of the Securities Exchange Act of 1934.

Public Announcements

Parent and Rock of Ages have agreed that no press release or other public announcement with respect to the merger agreement, the merger or the other transactions contemplated by the merger agreement will be issued by either party without the prior agreement of the other party, except with respect to any release or announcement required by applicable law, in which case the party proposing to issue such press release or make such public announcement will use commercially reasonable efforts to consult in good faith with the other party before making any public announcement. However, we may issue any public release or announcement, without any prior agreement of or consultation with Parent in connection with any press release or public announcement relating to any action taken pursuant to the provisions of the merger agreement summarized in the last two paragraphs under “THE MERGER AGREEMENT — Acquisition Proposals,” above.

Indemnification and Directors’ and Officers’ Insurance

Each of Parent, Merger Sub and the Company have agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger in favor of each present and former director and officer of the Company or any of its subsidiaries, and each individual who is serving or has served at the request of the Company as a director, officer or trustee of another entity, in each case determined as of the effective time of the merger (each of those individuals, together with their heirs, executors or administrators, being referred to as an indemnified party), as provided in the Company’s and its subsidiaries’ respective articles of incorporation or bylaws or any indemnification or other agreements of the Company or any of its subsidiaries, in each case as in effect on the date of the merger agreement, will remain obligations of the Company, as the surviving corporation, without further action, at the effective time of the merger, will survive the merger, will continue in full force and effect in accordance with their terms and, except as required by applicable law, will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the indemnified parties.

In addition to any rights that any indemnified party may have under any contract or agreement, to the fullest extent permitted by applicable law, from and after the effective time of the merger, the Company, as the surviving corporation, shall indemnify and hold harmless each indemnified party against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of, pertaining to or in connection with the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of the Company, or of another entity if the indemnified party’s service was at the request of or for the benefit of the Company, whether asserted or claimed prior to, at or after the effective time of the merger. To the fullest extent permitted by applicable law, each indemnified party will be entitled to advancement of expenses from the Company, as the surviving corporation, incurred in the defense of any proceeding (provided that any person to whom expenses are advanced has provided an undertaking to repay any advances if it is finally determined that the person is not entitled to indemnification). The Company, as the surviving corporation, is required to reasonably cooperate with the indemnified parties in the defense of any matter for which the indemnified party may be entitled to indemnification as described in the merger agreement and any determination made or required to be made with respect to whether an indemnified party’s conduct complies with standards under applicable law will be made by independent legal counsel selected by the Company, as the surviving corporation, and reasonably acceptable to the indemnified party. Under the terms of the merger agreement, no indemnified party may settle, compromise or consent to the entry of any judgment in any matter indemnifiable under the terms of the merger agreement unless Parent consents in writing to the settlement, compromise or consent, which consent by Parent may not be unreasonably withheld.

Under the terms of the merger agreement, for a period of at least six years from the effective time of the merger, Parent is required to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries for the indemnified parties and any other employees, agents or other individuals otherwise covered by those insurance policies prior to the effective time of the merger with respect to matters occurring at or prior to the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement). However, in connection with maintaining the insurance policies, Parent and the Company, as the surviving corporation of the merger, are not required to pay annual premium for those insurance in excess of 300% of the last annual premium paid prior to the date of the merger agreement.

Reasonable Efforts and Notification of Certain Events

Under the terms of the merger agreement, the Company, Parent and Merger Sub will, and Parent and the Company will cause their respective subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including:

•	obtaining from any governmental entity or, to the extent reasonably requested by Parent, any other third party consents, licenses, permits, waivers, approvals, authorizations or orders, making any filings and sending any notices, in each case, which are material and required to be obtained, made or sent by the Company or Parent or any of their subsidiaries in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger (though neither the Company nor any of its subsidiaries will be required to make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations in connection with obtaining any consents, licenses, permits, waivers, approvals, authorizations or orders); and

•	executing or delivering any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

In making any filings, submissions, applications or requests, the Company and Parent are, under the terms of the merger agreement, required to cooperate with each other and to use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable law in connection with the merger.

The Company is also required to notify Parent promptly after becoming aware of any representation or warranty made by it in the merger agreement being or becoming untrue or inaccurate, or any failure of the Company or any of its subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, such that the conditions to consummation of the merger would not be satisfied. Further, from time to time prior to the closing of the merger, the Company is required to give prompt notice to Parent and thereafter promptly supplement or amend the disclosure schedule delivered to Parent and Merger Sub upon entry into the merger agreement with respect to any matter arising after the date of the merger agreement which, if existing or occurring at the date of the merger agreement, would have been required to be set forth or described in the disclosure schedule. However, unless Parent specifically agrees in writing, any supplement or amendment of the disclosure schedule will not cure any breach of any representation, warranty, covenant or agreement made in the merger agreement.

Additionally, under the terms of the merger agreement, the Company is required to promptly advise Parent orally and in writing of any action, claim, suit, proceeding or governmental investigation commenced or asserted after the date of the merger agreement against the Company or any of its directors by any shareholder of the Company relating to the merger agreement and the merger, and the Company is required to keep Parent reasonably informed regarding any such litigation.

Voting of Our Common Stock at the Special Meeting by Parent, its Subsidiaries and Members of the Swenson Granite Group.

Parent is required to vote or cause to be voted at the special meeting of our shareholders all shares of our common stock which it or any of its subsidiaries is entitled to vote or to direct the voting of in favor of approval of the merger agreement. Parent is also required to enforce, and not waive any of, its rights under the voting agreements it has entered into with the members of the Swenson Granite Group, and, pursuant to the terms of those voting agreements, Parent is required to cause each of the members of the Swenson Granite Group to vote or cause to be voted at the special meeting of our shareholders all shares of our common stock which the members of the Swenson Granite Group are entitled to vote or to direct the voting of in favor of approval of the merger agreement.

In order to enable the Company to determine whether the majority of the minority approval has been obtained, immediately following the closing of the polls at the special meeting and the tabulation of the vote by the inspector of elections, Parent will, to its knowledge, certify to the Company and the inspector of elections in writing the number of shares of our Class A common stock owned directly or through a broker or other nominee by any member of Parent as of the record date for the special meeting and the aggregate number of such shares that were voted in favor of approval of the merger agreement.

Financing of the Merger by Parent

Parent has agreed to use its best efforts to:

•	maintain in effect the commitment letter it has in place in connection with the Financing and, if Parent enters into a definitive agreement relating to the Financing prior to the effective time of the merger, then Parent is required to maintain in effect the definitive financing agreement;

•	execute the definitive financing agreement relating to the Financing in the form attached to the commitment letter;

•	satisfy or obtain a waiver of all conditions that are within its control on a timely basis in order to obtain the Financing;

•	comply in all material respects with its obligations under the commitment letter and the definitive financing agreement; and

•	consummate the Financing contemplated by the commitment letter and the definitive financing agreement at or prior to the effective time of the merger.

Parent has agreed to keep the Company reasonably informed of material developments in respect of its efforts to arrange the Financing. Also, until Parent has obtained the Financing and used the proceeds to pay the amounts required under the merger agreement, (1) Parent will enforce its rights under the commitment letter and the definitive financing agreement, and (2) without the Company’s prior written consent, Parent will not agree to or permit any amendment or modification of, or waiver under, the commitment letter or the definitive financing agreement in a manner that would delay or prevent the closing of the merger.

However, Parent or Merger Sub may at any time, and without the Company’s consent, amend or replace the commitment letter and the financing agreement contemplated thereby with alternative financing arrangements so long as the alternative financing arrangements (1) provide Parent prior to or concurrent with the effective time of the merger with funds in an amount at least equal to the amount, together with Parent’s cash on hand, necessary for Parent and Merger Sub to pay all amounts required to be paid by them as a result of the merger, (2) are no less favorable to the Company than the commitment letter and the form of financing agreement attached thereto and (3) do not prevent or materially impair or delay the closing of the merger.

Until the closing date of the merger, we are required to reasonably cooperate with Parent and Merger Sub in connection with the Financing. Parent has agreed to promptly, upon our request, reimburse us for all out-of-pocket expenses incurred by us or our affiliates or representatives in connection with our cooperation with Parent regarding Parent’s financing of the merger. However, prior to the effective time of the merger, neither the Company nor any of our subsidiaries will be (1) required to execute and deliver any agreements relating to the Financing or to consummate any transactions contemplated by any financing agreements or (2) enter into any agreements or take any action in connection with Parent’s financing of the merger that would impose or result in the creation of any obligation on the Company or any of our subsidiaries. Parent and Merger Sub have acknowledged and agreed that except for our agreement to cooperate with Parent that is described in the first sentence of this paragraph, prior to the effective time of the merger, neither we nor any of our affiliates have any obligations or responsibilities in connection with Parent’s financing arrangements.

If, despite Parent and Merger Sub’s best efforts, the financing arrangements Parent has entered into in connection with the merger expire or are terminated, either in whole or in part, prior to the closing of the merger, Parent and Merger Sub are required to (1) promptly notify us of such expiration or termination and the reasons for the expiration or termination and (2) unless the merger agreement has been terminated pursuant to its terms, then until the End Date, use their best efforts to promptly arrange for adequate alternative financing to replace the previous financing arrangements.

Actions by Our Board of Directors Prior to the Effective Time of the Merger

Until the effective time of the merger, the approval of the special committee of our board of directors or a majority of the (but not less than two) qualified directors then in office is required to authorize (and, subject to our articles of incorporation, our bylaws and the VBCA, the authorization of the special committee or a majority of the (but not less than two) qualified directors will constitute the authorization of our board of directors and no other action on the part of the Company, including any action by any other director of the Company, will be required to authorize) any termination of the merger agreement by the Company, any amendment of the merger agreement or any waiver of any benefit or right of the Company under the merger agreement, including any decrease in or change of form of the merger consideration, and any extension of time for performance of any obligation or agreements or conditions contained in the merger agreement for the benefit of the Company, or any action or determination by the Company required or permitted to be taken or made by the Company under the merger agreement. Further, until the effective time of the merger, any action by the Company to enforce any obligation of Parent or Merger Sub under the merger agreement will be effected only by action of the special committee or a majority of the (but not less than two) qualified directors, subject, however, to the our articles of incorporation, our bylaws and the VBCA.

Additional Agreements

The merger agreement provides that the Company shall be permitted prior to the effective time of the merger to take any such steps as may be reasonably necessary or advisable to cause any dispositions of our common stock (including derivative securities with respect to our common stock) resulting from the merger by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, so long as such steps are taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden.

Under the terms of contribution agreements Parent has entered into with the members of the Swenson Granite Group, prior to the effective time of the merger, Parent will acquire and hold a certain number of shares of our common stock currently owned by those members. Parent has agreed to enforce, and not waive any of its rights under, the contribution agreements.

The merger agreement also provides that all real and personal property transfer, documentary, sales, use, registration, value-added, stamp, duty and other similar taxes incurred in connection with the merger and the other transactions contemplated by the merger agreement shall be borne by Parent.

Under the terms of the merger agreement, Parent is required to cause Merger Sub and, after the effective time of the merger, the Company, as the surviving corporation, to perform their respective obligations under the merger agreement. Parent is also required to cause Merger Sub to consummate the merger on the terms and conditions set forth in the merger agreement and Parent guarantees the payment by Merger Sub and, after the effective time of the merger, the Company, as the surviving corporation, of any amounts payable by Merger Sub or the Company, as the surviving corporation, pursuant to the merger and otherwise as provided in the merger agreement.

Parent has agreed and acknowledged that it has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its subsidiaries and acknowledges that it has been provided access to the properties, premises and records of the Company and its subsidiaries for this purpose. Parent acknowledges that except for the representations and warranties of the Company expressly set forth in the merger agreement, none of the Company or its subsidiaries nor any of their respective representatives have made any representation or warranty, either express or implied, as to the Company or its subsidiaries or as to the accuracy or completeness of any of the information provided or made available to Parent or any of its representatives.

In connection with Parent’s investigation of the Company, Parent received from the Company and its representatives certain projections and other forecasts as well as operational and strategic information, including projected financial statements, cash flow items and other data of the Company and its subsidiaries and certain business plan information of the Company and its subsidiaries. Parent, on behalf of itself and Merger Sub, has acknowledged that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly has not and is not relying on them, that Parent is familiar with such uncertainties, that on behalf of itself and Merger Sub, Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it and that each of Parent and Merger Sub and their respective representatives will have no claim against any person with respect to the projections and other forecasts and plans furnished to Parent and its representatives.

Conditions to Completion of the Merger

We will consummate the merger only if the conditions set forth in the merger agreement are satisfied or waived, where permissible. The conditions to each party’s obligations include the following:

•	approval of the merger agreement by the Company’s shareholders, including obtaining the majority of the minority approval; and

•	the absence of any order of or any other action by a governmental entity enjoining or otherwise prohibiting consummation of the merger or materially changing the terms or conditions of the merger agreement.

The obligation of Merger Sub to consummate the merger is further subject to the satisfaction (or waiver by Merger Sub, where permissible) at or prior to the closing of the merger of the following conditions:

•	our representation and warranty that there has not been a Material Adverse Effect since July 3, 2010 through the date of the merger agreement will be true and accurate in all respects;

•	our other representations and warranties will be true and accurate as of the date of the merger agreement and on and as of the closing date of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period) unless the impact of the failure of any of those representations and warranties (when read without exception or qualification as to materiality or Material Adverse Effect) to be so true and accurate has not had a Material Adverse Effect;

•	we shall have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by us under the merger agreement at or prior to the closing of the merger;

•	we shall have delivered to Parent a certificate, dated the date of the closing of the merger, signed by an executive officer of the Company certifying our satisfaction of the closing conditions set forth in the three bullet points above;

•	not more than 20% of the shares of our common stock outstanding immediately prior to the effective time, assuming the exercise of Company Class A common stock options for this purpose, shall be shares with respect to which the holder of the shares is seeking appraisal rights in accordance with Section 13.21 of the VBCA; and

•	from the date of the merger agreement through the effective time of the merger, there shall not have occurred any event that has had a Material Adverse Effect.

Our obligation to consummate the merger is further subject to the satisfaction (or our waiver, where permissible) at or prior to the closing of the merger of the following conditions:

•	the representation and warranties of Parent and Merger Sub will be true and accurate as of the date of the merger agreement and on and as of the closing date of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period) unless the impact of the failure of any of those representations and warranties (when read without exception or qualification as to materiality) to be so true and accurate does not, individually or in the aggregate, prevent Merger Sub from consummating, or Parent from causing Merger Sub to consummate, or materially impair the ability of Merger Sub to consummate or of Parent to cause Merger Sub to consummate, the merger;

•	Parent and Merger Sub shall have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by them under the merger agreement at or prior to the closing of the merger; and

•	Parent shall have delivered to us a certificate, dated the date of the closing of the merger, signed by an executive officer of Parent certifying Parent’s satisfaction of the closing conditions set forth in the two bullet points above.

The parties do not have any present intention to waive any of the conditions to the merger and do not anticipate any circumstances under which any of the conditions would be waived.

No party may rely on the failure of any condition set forth above to be satisfied as a basis for not consummating the merger if the failure to satisfy the condition was caused by that party’s failure to act in good faith or use its reasonable best efforts to consummate the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, and, except where noted, whether before or after the shareholder approvals have been obtained:

•	by the mutual written consent of the Company and Parent;

•	by either the Company or Parent if:

•	the merger is not consummated prior to May 18, 2011, unless a breach of the merger agreement by the party seeking to exercise such termination right caused, or resulted in, the failure of the merger to be consummated on or before such date;

•	any governmental entity enacts or issues any order to takes any other action that is final and non-appealable and has the effect of preventing or prohibiting the consummation of the merger or materially changing the terms and conditions of the merger agreement, unless the party seeking to exercise such termination right has not complied with its obligation to use reasonable best efforts to prevent any such order from being enacted or issued or any such action from being taken; or

•	the majority of the minority approval is not obtained at the special meeting that is duly convened and at which a vote on approval of the merger agreement is taken;

•	by the Company:

•	upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any of Parent’s or Merger Sub’s representations or warranties are untrue, in any case so that one of the closing conditions to the merger would not be satisfied and the breach is either incapable of being cured prior to May 18, 2011 or, if the breach is capable of being cured prior to May 18, 2011, is not so cured on or prior to May 18, 2011 so long as neither the Company nor any of its subsidiaries has failed to perform in any material respect any of their obligations under the merger agreement;

•	in response to a Superior Proposal prior to the approval of the merger agreement by the Company’s shareholders; or

•	if the approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon shall not have been obtained at the special meeting that is duly convened and at which a vote on approval of the merger agreement is taken;

•	by Parent:

•	upon a breach of any covenant or agreement on the part of the Company, or if any of the Company’s representations or warranties are untrue, in any case so that one of the closing conditions to the merger would not be satisfied and the breach is either incapable of being cured prior to May 18, 2011 or, if the breach is capable of being cured prior to May 18, 2011, is not so cured on or prior to May 18, 2011 so long as neither Parent nor Merger Sub has failed to perform in any material respect any of their obligations under or in connection with the merger agreement; or

•	if, prior to the approval of the merger agreement by the Company’s shareholders, pursuant to the terms of the merger agreement, our board of directors or any committee of our board of directors withdraws or modifies our board of director’s recommendation that shareholders approve the merger agreement, adopt or recommend an Acquisition Proposal or, in the event of a tender offer or exchange offer for any of our outstanding common stock, fail to recommend against acceptance of the tender offer or exchange offer by the Company’s shareholders within 10 business days of the commencement of the tender offer or exchange offer.

Termination Fees and Expenses

Except as otherwise set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement are to be paid by the party incurring such costs and expenses, whether or not the merger is consummated.

In addition to any other rights or remedies we may have under the terms of the merger agreement, Parent has agreed to reimburse us for all of our Company Expenses (as defined below) in the event that we terminate the merger agreement, as described above, due to Parent’s or Merger Sub’s breach of their covenants or agreements contained in the merger agreement.

In addition to any other rights or remedies Parent may have under the terms of the merger agreement, we have agreed to reimburse Parent for all Parent Expenses (as defined below) in the event that Parent terminates the merger agreement, as described above, due to our breach of our covenants or agreements contained in the merger agreement.

We have also agreed to reimburse Parent for all Parent Expenses (as defined below) in the event that we terminate the merger agreement in response to a Superior Proposal. However, if we terminate the merger agreement in response to a Superior Proposal and pay Parent its costs and expenses as described in the immediately preceding sentence, then neither we nor any of our representatives or affiliates will have any further liability to Parent or Merger Sub under the merger agreement.

If we terminate the merger agreement and as of the date of termination (1) all of the conditions to the closing of the merger have been satisfied or waived (other than those conditions that, while they are capable of being satisfied as of the date of termination, by their terms are to be satisfied at the closing of the merger) and (2) the merger shall not have been consummated on or prior to May 18, 2011 because Parent has failed to obtain the proceeds of the Financing or any alternative financing, then Parent is required to pay us a termination fee, which termination fee will equal the greater of our Company Expenses and $2,518,000. If we terminate the merger agreement and are entitled to and receive the termination fee, then neither Parent, Merger Sub nor any of their representatives or affiliates will have any further liability to us under the merger agreement.

Under the terms of the merger agreement, “Company Expenses” means all of the documented out-of-pocket costs and expenses incurred by or on behalf of the Company in connection with the initial acquisition proposal submitted by Parent to our board of directors, the process undertaken by or on behalf of the special committee in response to that proposal, the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and bankers and the fees paid to members of the special committee. Under the terms of the merger agreement, “Parent Expenses” means all of the documented out-of-pocket costs and expenses incurred by Parent in connection with the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and bankers.

Under the terms of the merger agreement, if either the Company or Parent, as the case may be, receives insurance proceeds as a result of any losses or expenses with respect to which it has also received reimbursement payments from the other party under the terms of the merger agreement, then the party receiving such insurance proceeds shall pay the amount of the insurance proceeds (net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds and in any event not in excess of the reimbursement payment actually received from Parent or the Company, as the case may be, with respect to the Company Expenses or Parent Expenses, as the case may be) to the other party as the insurance proceeds are actually received by the Company or Parent. The Company and Parent have agreed to each use commercially reasonable efforts to pursue any insurance claim that is or may be available to such party with respect to Company Expenses or Parent Expenses, as the case may be, for which those expenses may have been reimbursed by the other party.

Amendment or Modification of the Merger Agreement

Subject to applicable law, the merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company, by written agreement of Parent, Merger Sub and the Company, at any time prior to the closing date of the merger. However, if the shareholders of the Company have approved the merger agreement, then no amendment, modification or supplement of the merger agreement can reduce or change the merger consideration or adversely affect the rights of the Company’s shareholders unless the shareholders of the Company approve the amendment, modification or supplement.

Specific Performance

Parent and Merger Sub have acknowledged and agreed that, in the event of any breach of the merger agreement by Parent or Merger Sub, the Company, its shareholders and its option holders would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, Parent and Merger Sub have agreed that the Company, on its behalf and on behalf of its shareholders and option holders, shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of the merger agreement. However, as discussed in greater detail under “THE MERGER AGREEMENT — Termination Fees and Expenses”, the

Company is not entitled to seek specific performance in the event it is entitled to and receives the termination fee equal to the greater of our Company Expenses and $2,518,000.

VOTING AND CONTRIBUTION AGREEMENTS

Voting Agreements

The following summary of the material terms of the voting agreements is qualified in its entirety by reference to the voting agreement, a copy of which is set forth in Annex B to this proxy statement.

Parties and Controlling Interest in Company

Each member of the Swenson Granite Group has entered into a voting agreement with Parent. Parent has advised us that the members of the Swenson Granite Group beneficially own, in the aggregate, 408,701 shares of Company Class A common stock and 2,449,793 shares of Company Class B common stock, representing approximately 81% of the total voting power of all outstanding shares of Company common stock.

Voting Agreement and Irrevocable Proxy

The voting agreements require that each member of the Swenson Granite Group vote the shares of our common stock beneficially owned by such shareholder (referred to as “subject shares”) as follows: (1) in favor of the merger, the execution, delivery and performance by the Company of the merger agreement and the adoption and approval of the terms thereof and in favor of each of the other actions and agreements contemplated by the merger agreement, (2) against any alternate Acquisition Proposal or any other action or agreement that would result in a breach of a covenant, representation or warranty or other obligation or agreement of Rock of Ages under the merger agreement, or which could result in any of the conditions to the Company’s obligations under the merger agreement not being fulfilled, (3) against any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries or (4) against any other action, agreement or transaction involving the Company (or any subsidiary thereof) that is intended, or would reasonably be expected to materially impede, interfere with or prevent the consummation of the merger or any other transactions contemplated by the merger agreement. In the event that any member of the Swenson Granite Group breaches or threatens to breach any provision of a voting agreement, Parent is granted an irrevocable proxy to vote or give consent or approval (including giving a written consent) in respect of the subject shares, for and in his or her name, place and stead, in accordance with the terms above.

Prior to the expiration or termination of the voting agreements, none of the members of the Swenson Granite Group may enter into any agreement that would disable or restrict his or her legal power, authority and right to vote all of the subject shares except as contemplated above.

Transfer Restrictions

Prior to the earlier of the effective time of the merger or the termination of either the merger agreement or the voting agreements, no member of the Swenson Granite Group may, directly or indirectly, sell, transfer, exchange, pledge, encumber or otherwise dispose of, or in any other way reduce his or her risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any subject shares. However, provided that a donee or transferee agrees in a writing (reasonably satisfactory to Parent) to be bound by the restrictions set forth in the voting agreements, members of the Swenson Granite Group may transfer all or any portion of the subject shares in the following circumstances:

•	if the transfer is by will or intestacy;

•	if the transfer is to the shareholder’s members, partners, affiliates or immediate family members (including the shareholder’s spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of the shareholder’s spouse);

•	if the transfer is to Parent or any parent, subsidiary or affiliate of Parent; or

•	if the transfer is to a trust, the beneficiaries of which are such shareholder and/or members of shareholder’s immediate family.

Power of Attorney and Schedule 13D

The members of the Swenson Granite Group have appointed Kurt Swenson as their attorney-in-fact for the purpose of, from time to time, as such attorney-in-fact deems necessary or appropriate to comply with the Exchange Act, execute and file with the SEC any and all amendments to the Statement on Schedule 13D originally filed by Parent and certain members of the Swenson Granite Group on May 12, 2010, for the purpose of dealing in the common stock of the Company.

Termination

Each voting agreement will automatically terminate upon the earliest of (1) the mutual consent of the parties to the voting agreement, (2) the effective time of the merger or (3) the termination of the merger agreement in accordance with its terms.

Contribution Agreements

The following summary of the material terms of the contribution agreement is qualified in its entirety by reference to the contribution agreement, a copy of which is set forth in Annex C to this proxy statement.

Parties

Each member of the Swenson Granite Group has entered into a contribution agreement with Parent, effective as of the date of the merger agreement, whereby such member has agreed to contribute to Parent shortly prior to the effective time of the merger some or all of the shares of Company common stock owned by such member. The members of the Swenson Granite Group are holders of Class A and/or Class B common stock of the Company who are also holders of shares of membership interest in Parent.

Contribution Agreement Terms

The contribution agreements provide that each member of the Swenson Granite Group will sell, assign and convey to Parent all of his or her right, title and interest in and to the number of Class A and/or Class B shares of Rock of Ages common stock specified in the member’s contribution agreement in exchange for additional shares of membership interest in Parent and cash in lieu of fractional shares. The shareholder’s obligation to effect this exchange becomes absolute and unconditional upon the effective date of the contribution agreement, and the exchange will take place on the business day immediately preceding the effective time of the merger.

Parent has advised us that the members of the Swenson Granite Group will contribute to Parent an aggregate of 258,326 shares of Rock of Ages Class A common stock and 2,449,793 shares of Rock of Ages Class B common stock.

Transfer Restrictions

Members of the Swenson Granite Group are required to deposit their shares of Company common stock with Parent within 30 days after the effective date of the contribution agreements. Prior to the effective time of the merger or the termination of either the merger agreement or the contribution agreements, no member of the Swenson Granite Group may, directly or indirectly, sell, transfer, exchange, pledge, encumber or otherwise dispose of, or in any other way reduce his or her risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any subject shares. However, provided that a donee or transferee agrees in a writing (reasonably satisfactory to Parent) to be bound by the restrictions set forth in the voting agreements (see “VOTING AND CONTRIBUTION AGREEMENTS — Voting Agreements,”

below), members of the Swenson Granite Group may transfer all or any portion of the subject shares in the following circumstances:

•	if the transfer is by will or intestacy;

•	if the transfer is to the shareholder’s members, partners, affiliates or immediate family members (including the shareholder’s spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of the shareholder’s spouse);

•	if the transfer is to Parent or any parent, subsidiary or affiliate of Parent; or

•	if the transfer is to a trust, the beneficiaries of which are such shareholder and/or members of shareholder’s immediate family.

Termination

Each contribution agreement will automatically terminate upon the earliest of (1) the mutual consent of the parties to the contribution agreement, (2) the effective time of the merger or (3) the termination of the merger agreement in accordance with its terms.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the Company and its subsidiaries. The selected historical consolidated financial data as of December 31, 2009 and December 31, 2008 and for each of the years in the two-year period ended December 31, 2009 have been derived from the Company’s audited consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference in this proxy statement. The selected historical consolidated financial data as of December 31, 2007, December 31, 2006 and December 31, 2005 and for each of the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005 have been derived from the Company’s audited consolidated financial statements, which do not appear in this proxy statement. The selected historical consolidated financial data as of and for the nine-month periods ended October 2, 2010 and October 3, 2009 have been derived from the Company’s unaudited consolidated financial statements appearing in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2010, which is incorporated by reference in this proxy statement. The historical results of Rock of Ages included below are not necessarily indicative of the Company’s future performance, and results of operations for the respective nine-month periods ended October 2, 2010 and October 3, 2009 are not necessarily indicative of the results of operations of Rock of Ages for the full fiscal years. The unaudited selected historical consolidated financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our financial position, results of operations and cash flows at the end of and for the periods presented.

The book value per basic and diluted share as of October 2, 2010 was $3.84 and $3.83, respectively.

The information contained in this section, “SELECTED HISTORICAL FINANCIAL DATA”, should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 10-K and 10-Q SEC filings (as filed under the Exchange Act) and Company’s consolidated financial statements, including the related notes, incorporated by reference in this proxy statement. See “WHERE YOU CAN FIND MORE INFORMATION.”

	Nine Months Ended		Year Ended
	Oct. 2,	Oct. 3,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2009	2008	2007	2006	2005(1)
		(In thousands, except per share data and ratios)

Operating Results
Net revenues	$37,930	$33,242	$45,521	$55,869	$55,546	$50,157	$89,042
Gross profit(2)	10,217	7,989	11,279	10,891	14,620	11,825	31,931
Operating expenses(3)	7,417	6,866	9,039	11,182	13,573	12,199	38,822
Operating profit (loss)	2,800	1,123	2,240	(291)	1,047	(375)	(6,891)
Interest expense	827	871	1,158	1,368	1,844	2,002	1,924
Other expense (income), net(4)	—	—	—	—	—	—	(350)
Income (loss) from continuing operations before income tax	1,973	252	1,082	(1,658)	(797)	(2,376)	(8,465)
Income tax expense(5)	305	59	280	395	536	473	7,611
Income (loss) from continuing operations	1,668	193	802	(2,053)	(1,333)	(2,849)	(16,075)
Discontinued operations(6)	—	—	—	(142)	(5,224)	(2,516)	(68)
Net income (loss)	$1,668	$193	$802	$(2,195)	$(6,556)	$(5,365)	$(16,143)
Earnings (loss) per common share – basic and diluted:
Continuing operations	$0.22	$0.03	$0.11	$(0.28)	$(0.18)	$(0.39)	$(2.17)
Discontinued operations	—	—	—	(0.02)	(0.70)	(0.34)	(0.01)
Net income (loss) per share basic and diluted:	$0.22	$0.03	$0.11	$(0.30)	$(0.88)	$(0.73)	$(2.18)
Average common shares outstanding — basic:	7,416	7,416	7,416	7,416	7,416	7,399	7,399
Average common shares outstanding — diluted:	7,435	7,416	7,416	7,416	7,416	7,399	7,399

	Nine Months Ended		Year Ended
	Oct. 2,	Oct. 3,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2009	2008	2007	2006	2005(1)
		(In thousands, except per share data and ratios)

Balance Sheet Data
Current assets(7)	$28,932	$27,830	$26,410	$33,080	$51,487	$45,219	$44,708
Total assets(8)	60,563	60,163	58,452	64,443	84,645	94,388	98,612
Current liabilities(9),(10)	6,452	4,426	4,250	4,581	12,175	13,051	12,977
Long-term debt, less current maturities(11)	11,660	13,372	13,361	13,904	14,158	251	21,445
Total liabilities	32,073	34,177	31,948	44,011	54,174	61,887	57,136
Shareholders’ equity	28,490	25,986	26,504	20,431	30,471	32,501	41,476

(1)	The Company’s historical consolidated financial data has been restated to reflect the discontinuation of the Company’s retail division for all fiscal years except for the fiscal year ended December 31, 2005.

(2)	Fiscal Year ended December 31, 2008: includes a quarry inventory write-down of $3.9 million during the fiscal year ended December 31, 2008.

(3)	Nine Months ended October 2, 2010: includes costs and expenses associated with the Company’s exploration of strategic options and a shareholder lawsuit totaling approximately $852,000 during the nine months ended October 2, 2010.

Fiscal Year ended December 31, 2009: includes the effect of pension curtailment of approximately $95,000 during the fiscal year ended December 31, 2009.

Fiscal Year ended December 31, 2008: includes an impairment of long-lived assets of approximately $1.3 million during the fiscal year ended December 31, 2008.

Fiscal Year ended December 31, 2007: includes an impairment of investments in and advances to an affiliate of approximately $1.4 million and an insurance recovery of approximately $212,000 during the fiscal year ended December 31, 2007.

(4)	Fiscal Year ended December 31, 2005: includes a gain on sale of investments of approximately $350,000.

(5)	Fiscal Year ended December 31, 2005: income tax expense includes the adjustment to the valuation allowance against the deferred tax assets to fully reserve for the entire net U.S. deferred tax asset which resulted in a charge to tax expense of approximately $9.2 million.

(6)	Fiscal Year ended December 31, 2008: the Company’s loss from discontinued operations resulted from the sale of the Company’s retail division, which closed on January 17, 2008. The loss from operations for the retail division was approximately $142,000 for the fiscal year ended December 31, 2008, including allocated interest expenses of $23,000.

Fiscal Year ended December 31, 2007: the Company’s loss from discontinued operations resulted from the classification of its retail division as a discontinued operation. Based on the terms of this division’s January 2008 sale, an impairment charge of $5.908 million was recognized in the fourth quarter of 2007. The $5.2 million loss from discontinued operations for the fiscal year ended December 31, 2007 also takes into account (1) the retail division’s operating income of $1.358 million for the fiscal year and (2) interest expenses of approximately $674,000 allocated to the retail division.

Fiscal Year ended December 31, 2006: the Company’s loss from discontinued operations resulted from the classification of its retail division as a discontinued operation. The loss from operations for the retail division was approximately $3.1 million for the fiscal year ended December 31, 2006, including allocated interest expenses of approximately $577,000. The Company also sold its Kershaw quarries in South Carolina during the fiscal year ended December 31, 2006, for a gain of approximately $614,000. The Kershaw quarries also reported operating income of approximately $2,000 during the fiscal year.

Fiscal Year ended December 31, 2005: the Company’s loss from discontinued operations resulted from a net loss of approximately $68,000 reported by the Company’s Kershaw quarries in South Carolina.

(7)	As of December 31, 2007: includes current assets of discontinued operations of approximately $14.3 million.

As of December 31, 2006: includes current assets of discontinued operations of approximately $8.5 million.

(8)	As of December 31, 2006: includes non-current assets of discontinued operations of approximately $13.7 million.

(9)	Excluding short-term debt or borrowings and current maturities of long-term debt.

(10)	As of December 31, 2007: includes current liabilities of discontinued operations of approximately $6.7 million.

As of December 31, 2006: includes current liabilities of discontinued operations of approximately $7.0 million.

(11)	As of December 31, 2006: long-term debt with CIT was reclassified as current due to the loan facility maturing in less than one year.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains the Company’s ratio of earnings to fixed charges for the years ended December 31, 2009 and 2008, and the nine-month periods ended October 2, 2010 and October 3, 2009.

Ratio of Earnings to Fixed Charges (In $ ’000’s)

	Nine Months Ended		Fiscal Year Ended
	Oct. 3,	Oct. 2,	Dec. 31,	Dec. 31,
	2010	2009	2009	2008

Income (loss) from continuing operations, before taxes	$1,973	$252	$1,082	$(1,658)
Fixed charges	849	894	1,188	1,399

Earnings, as adjusted	$2,822	$1,146	$2,270	$(259)
Fixed charges:
Interest expenses including amortization of debt costs	$827	$871	$1,158	$1,368
Interest factor on lease expenses (15% of expense)	22	23	30	31

Total fixed charges	$849	$894	$1,188	$1,368
Ratio of earnings to fixed charges	3.32	1.28	1.91	(0.19)

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s Class A common stock is traded on The NASDAQ Global Market under the symbol “ROAC.” On          , 201  , there were           shares of Class A common stock outstanding, held by approximately [ • ] shareholders of record. There is no public market for the Rock of Ages Class B common stock, but the Class B common stock is convertible at all times at the option of the holder into an equal number of shares of the Company’s Class A common stock.

The following table shows, for the periods indicated, the reported high and low sales prices per share of the Class A common stock on The NASDAQ Global Market.

	High	Low

Year Ended December 31, 2008
First quarter	$5.45	$3.98
Second quarter	4.33	3.27
Third quarter	3.37	1.85
Fourth quarter	3.39	1.29
Year Ended December 31, 2009
First quarter	2.48	1.49
Second quarter	2.48	1.65
Third quarter	3.88	1.85
Fourth quarter	3.66	2.65
Year Ending December 31, 2010
First quarter	3.74	2.95
Second quarter	4.25	2.88
Third quarter	4.28	3.88
Fourth quarter (through October 27, 2010)	5.21	4.05

The closing sale price for shares of the Class A common stock on The NASDAQ Global Market on May 7, 2010, the day of the last trading session before the public announcement of the initial proposal by Parent to acquire the Company was $3.38 per share. On October 15, 2010, the last full trading day before the public announcement of the merger agreement, the closing price per share of the Class A common stock on The NASDAQ Global Market was $4.10 per share. On          , 201  , the last trading day for which closing price information was practicably available prior to the date of the first mailing of this proxy statement, the closing price per share of Class A common stock on The NASDAQ Global Market was $[ • ]. Shareholders of Rock of Ages should obtain a current market quotation for the Class A common stock before making any decision with respect to the merger.

Rock of Ages last paid a quarterly cash dividend of $.025 per share of Class A common stock on December 15, 2005 and does not plan to pay any cash dividends on its common stock in the foreseeable future. The following limitations apply to the ability of Rock of Ages to pay dividends:

•	Pursuant to the Amended and Restated Financing Agreement, dated October 24, 2007, by and between The CIT Group/Business Credit, Inc. and the Company, the Company generally may not, nor may it permit any of the subsidiary borrowers to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock).

•	The Company’s articles of incorporation provide that no dividend shall be declared or paid in respect of any common stock unless the holders of both the Class A common stock and the Class B common stock receive the same per share dividend, payable in the same amount and type of consideration, as if such classes constituted a single class, except that if any dividend is declared that is payable in shares of, or in subscription or other rights to acquire shares of, Class A common stock or Class B common stock, such dividend shall be declared and paid at the same rate per share with respect to the Class A common stock and the Class B common stock, and the dividend payable on shares of Class A common stock shall be payable only in shares of, or in subscription or other rights to acquire shares of, Class A common stock and the dividend payable on shares of Class B common stock shall be payable only in shares of, or in subscription or other rights to acquire shares of, Class B common stock.

•	Under the merger agreement, Rock of Ages has agreed not to pay dividends on its common stock before the effective time of the merger.

•	The VBCA prohibits distributions to shareholders when the distributions would (1) render a corporation unable to pay its debts as they become due in the usual course of business, or (2) render a corporation’s total assets less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

RECENT TRANSACTIONS

There have been no transactions in the common stock of Rock of Ages effected during the last 60 days by the Company, Parent, Merger Sub or any of their respective directors, executive officers or managers or by any of the members of the Swenson Granite Group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of October 29 (except as otherwise indicated in a footnote) regarding the beneficial ownership of each class of Rock of Ages common stock by each director, each person known by Rock of Ages to own beneficially more than 5% of either class of the Company’s common stock (including any “group” as set forth in Section 13(d)(3) of the Exchange Act), each named executive officer (as defined in Item 402(a)(3) of Regulation S-K), and all directors and current executive officers as a group based upon information furnished by such persons. Except as indicated in the footnotes, the persons listed have sole voting and investment power over the shares beneficially owned.

	Class A Common Stock(1)		Class B Common Stock(1)
	Number of	Percentage of	Number of	Percentage of
Name and Address	Shares	Class Outstanding	Shares	Class Outstanding

North Star Investment Management Corp.(2)	739,551	15.4%	—	—
20 North Wacker Drive, Suite 1416 Chicago, IL 60606
Kuby Gottlieb Special Value Fund, LP(3)	446,633	9.3%	—	—
20 North Wacker Drive, Suite 1416 Chicago, IL 60606
Dimensional Fund Advisors, Inc.(4)	312,531	6.5%	—	—
Palisades West, Building One, 6300 Bee Cave Road Austin, Texas, 78746
Swenson Granite Group(5)	2,858,494	39.4%	2,449,793	94.1%
c/o Swenson Granite Company, LLC 369 North State Street, Concord, NH 03301
Kevin C. Swenson Revocable Trust of 1994(6)	1,023,489	17.5%	1,023,489	39.3%
47 Straws Point Road Rye, NH 03870
Robert L. Pope and Nancy F. Pope	165,268	3.3%	150,268	5.8%
46 Grand View Farm Road Barre, VT 05641-8335
Charles M. Waite(7)	15,874	*	29,126	1.1%

	Class A Common Stock(1)		Class B Common Stock(1)
	Number of	Percentage of	Number of	Percentage of
Name and Address	Shares	Class Outstanding	Shares	Class Outstanding

Kurt M. Swenson Revocable Trust of 2000(8)**	1,135,000	19.5%	1,005,000	38.6%
Richard C. Kimball and
Christina W. Kimball**	72,126	1.5%	—	—
James L. Fox**	5,000	*	—	—
Frederick E. Webster, Jr.**	5,000	*	—	—
Donald Labonte(9)**	52,000	1.1%	—	—
Pamela G. Sheiffer**	5,000	*	—	—
Paul H. Hutchins(10)**	30,200	*	—	—
Laura A. Plude(11)**	20,000	*	—	—
All directors and executive officers as a group (8 persons)	1,324,326	22.8%	—	—

**	Named Executive Officer and/or Director of Rock of Ages; the business address of each such director and executive officer of the Company is c/o Rock of Ages Corporation, 560 Graniteville Road, Graniteville, Vermont 05654.

*	The amount shown is less than 1% of the outstanding shares of such class.

(1)	Shares of our Class B common stock are convertible on a share-for-share basis into shares of our Class A common stock. Therefore, for each beneficial owner (and directors and executive officers as a group), (i) the number of shares of Class A common stock listed includes (or is comprised solely of) the number of Class A shares owned outright or under outstanding vested options and a number of shares equal to the number of shares of Class B common stock, if any, listed as beneficially owned by such beneficial owner(s) and (ii) the percentage of Class A common stock listed assumes the conversion on [date as which outstanding share #’s given] of all shares of Class B common stock, if any, listed as beneficially owned by such beneficial owner(s) into Class A Common Stock and also that no other shares of Class B common stock beneficially owned by others are so converted.

(2)	According to a Schedule 13D jointly filed by Northstar Investment Management Corp. and Kuby Gottlieb Special Value Fund, LP on October 19, 2010, Northstar Investment Management Corp, directly controls advisory accounts, which own 739,551 shares of the Company’s Class A common stock. According to this Schedule 13D, Northstar Investment Management Corp. has sole dispositive power with respect to these 739,551 shares.

(3)	According to a Schedule 13D jointly filed by Northstar Investment Management Corp. and Kuby Gottlieb Special Value Fund, LP on October 19, 2010, Kuby Gottlieb Special Value Fund, LP owns 446,633 shares of the Company’s Class A common stock. According to this Schedule 13D, Kuby Gottlieb Special Value Fund, LP is affiliated with Northstar Investment Management Corp.

(4)	According to a Schedule 13G filed February 8, 2010, Dimensional Fund Advisors LP, in its capacity as an investment advisor or manager, may be deemed to be the beneficial owner of the listed shares that are held of record by certain investment companies, trusts or other accounts it advises or manages.

(5)	According to Amendment No. 1 to a Schedule 13D filed October 20, 2010, the members of the Swenson Granite Group (as individually listed under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Swenson Granite Group) beneficially own 408,701 shares of the Company’s Class A common stock and 2,449,793 shares of the Company’s Class B common stock.

(6)	Kevin C. Swenson is the brother of Kurt M. Swenson.

(7)	Charles M. Waite retired as a Company board member at the Company’s 2010 annual meeting.

(8)	Kurt M. Swenson is the brother of Kevin C. Swenson. Includes 1,005,000 shares of Class B Common Stock and 130,000 shares of Class A Common Stock held by the Kurt M. Swenson Revocable Trust of

2000. Kurt M. Swenson, as the sole trustee of the Kurt M. Swenson Revocable Trust of 2000, beneficially owns such shares.

(9)	Includes 49,000 shares of Class A Common Stock subject to currently exercisable stock options.

(10)	Includes 18,000 shares of Class A Common Stock subject to currently exercisable stock options.

(11)	Includes 17,000 shares of Class A Common Stock subject to currently exercisable stock options.

As of October 29, 2010, the members of the Swenson Granite Group beneficially owned 408,701 shares of Class A common stock, or approximately 8.5% of the outstanding Class A common stock, and 2,449,793 shares of Class B common stock, or approximately 94.1% of the outstanding Class B common stock.

Kurt Swenson, our non-executive Chairman and the Chairman and a director of Parent, together with his brother, Kevin C. Swenson, Vice President and a director of Parent, and Robert Pope, President and Chief Executive Officer and a director of Parent, own approximately 31% of all outstanding shares of common stock of Rock of Ages, and control approximately 71% of the voting power of all outstanding Rock of Ages shares.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of shareholders of Rock of Ages. However, if the merger is not completed, Rock of Ages shareholders will continue to be entitled to attend and participate in our shareholders’ meetings. If the merger is not completed, and thus the Company remains a public reporting company at the time of its 2011 Annual Meeting of Shareholders, under the rules and regulations of the Securities and Exchange Commission, proposals of shareholders intended to be presented in the Company’s proxy statement and forms of proxy for the Company’s 2011 Annual Meeting of Shareholders must be received by the Company at its principal executive offices, no later than March 12, 2011 and must otherwise satisfy the conditions established by the Securities and Exchange Commission to be considered for inclusion in the Company’s proxy statement and proxy cards for that meeting.

Under our By-Laws, proposals of shareholders intended to be submitted for a formal vote (other than proposals to be included in the Company’s proxy statement and forms of proxy) at the Company’s 2011 Annual Meeting of Shareholders may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company which is received at the Company’s principal executive offices no earlier than April 14, 2011 and not later than May 19, 2011. The notice must contain certain information as specified in our By-Laws. If the Company remains subject to the federal proxy rules at the time of its 2011 Annual Meeting of Shareholders, any such proposal received after May 19, 2011 will not be considered “timely” under the federal proxy rules for purposes of determining whether the proxies designated by the Company for such meeting may use discretionary authority to vote on such proposal.

WHERE YOU CAN FIND MORE INFORMATION

Rock of Ages files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The Company’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

Rock of Ages, Parent and Merger Sub have filed with the SEC a Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The SEC allows Rock of Ages to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that Rock of Ages can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The information that Rock of Ages files with the

SEC in the future and incorporates by reference in this proxy statement automatically updates and supersedes previously filed information. Similarly, the information Rock of Ages later files with the SEC may update and supersede the information in this proxy statement.

Rock of Ages incorporates by reference into this proxy statement each document it files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. Rock of Ages also incorporates by reference into this proxy statement the following documents that it filed with the SEC under the Exchange Act:

Filings with the SEC	Period/Date of Filing

Annual Report on Form 10-K	Fiscal year ended December 31, 2009
Quarterly Reports on Form 10-Q	Quarterly periods ended April 3, 2010, July 3, 2010 and October 2, 2010
Current Reports on Form 8-K	Filed May 10, 2010, May 26, 2010 (two filings), August 18, 2010, October 18, 2010 and October 29, 2010

Rock of Ages undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing or by telephone from:

Richard C. Kimball
Secretary
Rock of Ages Corp.
560 Graniteville Road
Graniteville, Vermont 05654
Telephone: (877) 225-7626

Any request for copies of documents should be made by          , 201   in order to ensure receipt of the documents before the special meeting.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Rock of Ages since the date of this proxy statement or that the information herein is correct as of any later date.

Parent, Merger Sub, Covington and the members of the Swenson Granite Group have supplied, and Rock of Ages has not independently verified, the information in this proxy statement related to Parent, Merger Sub, Covington and the members of the Swenson Granite Group.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Rock of Ages has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated          , 201  . No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Rock of Ages will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
SWENSON GRANITE COMPANY LLC,
GRANITE ACQUISITION, LLC
and
ROCK OF AGES CORPORATION
October 18, 2010

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 18, 2010 (this “Agreement”), by and among Rock of Ages Corporation, a Vermont corporation (the “Company”), Swenson Granite Company LLC, a Delaware limited liability company (“Parent”), and Granite Acquisition, LLC, a Vermont limited liability company wholly owned by Parent (“Merger Sub”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger”), in accordance with the Vermont Business Corporation Act, as amended (the ‘‘VBCA”), and Chapter 21 of Title 11 of the Vermont Statutes Annotated, as amended (together with the VBCA, the “Vermont Laws”), with each issued and outstanding share of (a) Class A common stock, no par value, of the Company (the “Company Class A Common Stock”), and (b) Class B common stock, no par value, of the Company (the “Company Class B Common Stock”, and together with the Company Class A Common Stock, the “Company Common Stock”), in each case, other than (a) shares of Company Common Stock to be cancelled in accordance with Section 3.1(a)(iii) and (b) Dissenting Shares, to be converted into the right to receive the Merger Consideration; and

WHEREAS, a Special Committee of the Company Board (as defined herein) comprised exclusively of Qualified Directors (as defined herein) with respect to this Agreement and the Merger (the ‘‘Special Committee”) has unanimously, and, based in part on the recommendation of the Special Committee, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to and in the best interests of the Company’s shareholders (other than the Swenson Contributing Shareholders (as defined herein)), (b) adopted this Agreement and (c) recommended approval of this Agreement by the Company’s shareholders (the ‘‘Company Board Recommendation”); and

WHEREAS, (a) the board of directors of Parent has adopted and approved this Agreement and the Merger, (b) the shareholders of Parent have approved this Agreement and the Merger and (c) Parent, in its capacity as the sole member of Merger Sub, has adopted this Agreement; and

WHEREAS, contemporaneously with the execution of this Agreement, as a condition to and as an inducement to each of the parties hereto to enter into this Agreement, the members of the Swenson Granite Group (as defined herein) have each entered into a voting agreement, dated as of the date hereof, with Parent in the form attached hereto as Exhibit A (each such agreement, a “Voting Agreement”), pursuant to which, among other things, each member of the Swenson Granite Group has agreed, subject to the terms and conditions set forth therein, to vote or cause to be voted all shares of Company Common Stock as to which such member is entitled to vote or instruct the vote in favor of approval of this Agreement;

NOW, THEREFORE, in consideration of the premises, and the representations, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1  Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

‘‘Acquisition Agreement” has the meaning set forth in Section 6.3(b).

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof to acquire, other than as contemplated by this Agreement, (a) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than 50% of the outstanding Company Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (b) more than 50% of the assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that, except as expressly stated herein, for purposes of this Agreement neither Parent nor Merger Sub shall be considered an Affiliate of the Company and the Company shall not be considered an Affiliate of Parent or Merger Sub.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Benefit Agreements” means all material employment and severance agreements with employees of the Company or any of its Subsidiaries to which the Company or any such Subsidiary is a party.

“Benefit Plans” means all and any benefit plans, programs, arrangements or practices, including plans described in section 3(3) of ERISA (but shall not include any “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) that provide pension, retirement, profit sharing, bonus, incentive, deferred compensation, severance, welfare, health, life insurance, disability, death, medical, dental, vision, sickness, vacation, stock option, stock-based compensation or similar benefits sponsored by the Company or any of its Subsidiaries or maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries.

“Book Entry Shares” has the meaning set forth in Section 3.1(a)(iv).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.

“Certificates” has the meaning set forth in Section 3.1(a)(iv).

“Change of Recommendation” has the meaning set forth in Section 6.3(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” means the By-Laws of the Company as currently in effect, as the same may be amended from time to time.

“Company Charter” means the Articles of Incorporation of the Company as currently in effect, as the same may be amended from time to time.

“Company Class A Common Stock” has the meaning set forth in the Recitals.

“Company Class B Common Stock” has the meaning set forth in the Recitals.

“Company Common Shareholder Approval” has the meaning set forth in Section 4.17.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Equity Plans” means the Rock of Ages Corporation Amended and Restated 1994 Stock Plan and the Rock of Ages Corporation 2005 Stock Plan, each as amended to date.

“Company Expenses” has the meaning set forth in Section 8.2(b).

“Company Options” has the meaning set forth in Section 3.4.

“Company SEC Reports” has the meaning set forth in Section 4.6.

“Confidentiality Agreement” means that certain Agreement, dated May 14, 2010, by and between the Company and Parent.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.

“Disclosure Document” means the Proxy Statement, the Schedule 13E-3 and each other document required to be filed by the Company or with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Merger.

“Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement, which qualifies the representations and warranties of the Company set forth in ARTICLE IV of this Agreement or the interim operating covenants of the Company set forth in Section 6.1.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Laws” means all applicable Laws relating to the protection of the environmental and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filed Company SEC Reports” has the meaning set forth in ARTICLE IV.

“Financing” has the meaning set forth in Section 5.7.

“Financing Agreements” has the meaning set forth in Section 5.7.

“Financing Documents” has the meaning set forth in Section 5.7.

“Financing Letter” has the meaning set forth in Section 5.7.

“GAAP” has the meaning set forth in Section 4.6.

“Governmental Entity” means the government of the United States or of any other nation, or any political subdivision of the United States or any such other nation, whether state or local, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislation, judicial, taxing, regulatory or administrative powers or functions of such government or political subdivision.

“Hazardous Substance” means, without limitation, any flammable materials, explosives, radon, radioactive materials, volatile organic compounds, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, or other hazardous or toxic substances or related materials, as defined in CERCLA, the Hazardous Materials Transportation Act, RCRA or any other applicable Environmental Laws.

“Hazardous Waste” means all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Inspector of Elections” means the Person designated by the Company to tabulate and report the vote at the Special Meeting.

“Insured Parties” has the meaning set forth in Section 6.5(c).

“IRS” means the United States Internal Revenue Service.

“July 3, 2010 Balance Sheet” has the meaning set forth in Section 4.8.

“Knowledge” means such facts and other information that as of the date of determination are actually known to the President and Chief Executive Officer, Chief Financial Officer and Vice President — Finance, or the Vice President — Administration, or executives or other officers serving analogous functions, of the referenced party.

“Law” means any federal, state, local or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity.

“Lenders” has the meaning set forth in Section 5.7.

“Majority of the Minority Approval” means the affirmative vote in favor of approval of this Agreement of a majority of the outstanding shares of Company Class A Common Stock, not including (in the number of outstanding shares of Company Class A Common Stock or in the number of shares of Company Class A Common Stock voted in favor of this Agreement) shares of Company Class A Common Stock owned directly or through a broker or other nominee by members of Parent as certified by Parent to the Company pursuant to Section 6.10(b).

“Marks” has the meaning set forth in Section 4.10.

“Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that (alone or in combination) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; but excluding any such event, change, effect, development, state of facts, condition, circumstance or occurrence (alone or in combination) resulting from, arising out of or connection with (a) changes in the financial markets or economic or political condition generally in the United States or the global economic or political condition, to the extent the Company and its Subsidiaries, taken as a whole, are not adversely affected in a disproportionate manner relative to other participants in the industry in which they operate, (b) general national, regional or international economic, financial, political or business conditions affecting generally the industries and markets in which the Company and its Subsidiaries operate, to the extent the Company and its Subsidiaries, taken as a whole, are not adversely affected in a disproportionate manner relative to other participants in the industry in which they operate, (c) the execution, delivery or performance of this Agreement, the announcement of this Agreement, the identity of Parent or Merger Sub or the pendency or consummation of the Merger or the other transactions contemplated hereby (including any cancellation of or delays in work for customers, any reductions in sales, any disruption in supplier, contractor, subcontractor or similar relationships or any loss of employees or consultants resulting primarily from such execution, delivery or performance of this Agreement, such announcement of this Agreement, such identity of Parent or Merger Sub or such pendency or consummation of the Merger or the other transactions contemplated hereby), (d) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, (e) changes in GAAP or other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC), or, in any such case, changes in the interpretation thereof, (f) any action required by Law, contemplated by this Agreement or taken at the request of Parent or Merger Sub, (g) any litigation brought or threatened by any shareholder(s) of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) alleging a breach of fiduciary duty relating to this Agreement or the Merger or the other transactions contemplated hereby or violations of securities Laws in connection with the Disclosure Documents or otherwise in connection with this Agreement (other than any Order in such litigation which awards damages against the Company or for which the Company has an indemnification obligation, in either case, to the extent not reimbursable to the Company pursuant to the Company’s directors and officers liability insurance policy, it being understood for the avoidance of doubt that the exclusion of some or all of any damage award from this clause (g) shall not create an assumption or implication that such damage award constitutes a Material Adverse Effect), (h) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Disclosure Document, (i) in and of itself, any change in the market price or trading volume of the Company Common Stock or the Company’s credit rating, (j) in and of itself, any failure by the Company to meet any estimates, projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (it being understood that this clause (j) shall not prevent Parent from asserting that any event, change, effect, development, state of facts, condition, circumstance or occurrence that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (k) the failure of Parent to consent to any of the actions proscribed in Section 6.1 where such failure to consent would be unreasonable or (l) any matter described or referred to in the Filed Company SEC Reports (provided that the relevance of the disclosure of any such matter is reasonably apparent from the text of such disclosure) or expressly and specifically (in sufficient detail such that the significance and materiality thereof is readily apparent) described or referred to in the Disclosure Schedule.

“Material Contract” means any Contract in effect as of the date hereof which is required to be filed by the Company with the SEC as a material Contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Multi-Employer Plan” has the meaning given in ERISA Section 3(37)(A).

“Option Cash-Out Payments” has the meaning set forth in Section 3.4.

“Order” means, with respect to any Person, any order, temporary restraining order, preliminary injunction, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 8.2(c).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“PBGC” has the meaning set forth in Section 4.9(c).

“Permit” has the meaning set forth in Section 4.5.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 2.3(b).

“Qualified Directors” means “qualified directors” within the meaning of Section 8.62 of the VBCA.

“Representatives” has the meaning set forth in Section 6.2.

“Required Funding Amount” has the meaning set forth in Section 5.7.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., as the same may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Schedule 13E-3” has the meaning set forth in Section 2.3(c).

“Shareholder Approvals” means the Company Common Shareholder Approval and the Majority of the Minority Approval.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Special Committee” has the meaning set forth in the Recitals.

“Special Meeting” has the meaning set forth in Section 2.3(a).

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association, trust or other entity or organization of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the total outstanding common equity interests or more than 50% of the aggregate voting power of all outstanding securities or other equity interests entitled to vote for the election of directors or Persons holding similar positions.

“Superior Proposal” means an Acquisition Proposal that the Company Board determines, based upon the recommendation, and with the concurrence by a vote, of a majority of the members of the Special Committee or of the Qualified Directors with respect to such Acquisition Proposal after consultation by the Special Committee or such Qualified Directors with outside counsel and financial advisors (and taking into account any changes to the terms and conditions of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal), to be (a) more favorable to the Company and its shareholders than the Merger, and (b) reasonably capable of being completed within a reasonable period of time on the terms set forth therein, including by obtaining any financing contemplated thereby.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Swenson Contributing Shareholders” means each member of the Swenson Granite Group who is a party to a Swenson Contribution Agreement.

“Swenson Contribution Agreement” means the binding agreements, in the form attached hereto as Exhibit B, entered into by and between Parent and certain members of the Swenson Granite Group pursuant to which each such member of the Swenson Granite Group has agreed to contribute to Parent some or all of the shares of Company Common Stock beneficially owned by such Person as of immediately prior to the Effective Time in exchange for shares of membership interest in Parent.

“Swenson Granite Group” means the holders of shares of Company Common Stock set forth on Exhibit C hereto who (a) beneficially own and have the right to vote, or to instruct the vote with respect to, the number of shares of Company Class A Common Stock and Company Class B Common Stock set forth opposite their respective names on such Exhibit B and (b) have entered into a Voting Agreement.

“Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto relating to Taxes.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, Transfer Taxes, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Termination Fee” has the meaning set forth in Section 8.2(e).

“Transaction Agreements” means, collectively, this Agreement, the Voting Agreements and the Swenson Contribution Agreements.

“Transfer Tax” means all transfer, real property transfer, stock transfer, documentary, sales, use, stamp, registration and other similar Taxes (including penalties and interest).

“United States” means the United States of America.

“VBCA” has the meaning set forth in the recitals.

“Vermont Laws” has the meaning set forth in the recitals.

“Voting Agreement” has the meaning set forth in the Recitals.

Section 1.2  Other Definitional Provisions; Interpretation.  The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1  The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable provisions of the Vermont Laws, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”). The Merger shall have the effects set forth in the applicable provisions of the Vermont Laws. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b) The Company Charter and the Company Bylaws, in each case as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws, respectively, of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(c) The managers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time, shall, from and after the Effective Time, continue as the officers of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

(d) If at any time after the Effective Time the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 2.2  Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on the second Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VII (the date on which the Closing occurs being referred to as the “Closing Date”), other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts 02108, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, Parent, Merger Sub and the Company shall cause appropriate articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Vermont in accordance with the relevant provisions of the Vermont Laws and shall make any other filings or recordings required under the Vermont Laws to effect the Merger. The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Secretary of State of the State of Vermont or such later date and time as is agreed upon by the parties and specified in the Articles of Merger (such date and time, the “Effective Time”).

Section 2.3  Meeting of Shareholders to Approve the Merger.

(a) The Company shall, in accordance with applicable Law, the Company Charter and the Company Bylaws, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as reasonably practicable after the SEC confirms (either expressly or through the lapse of time) that it has no comments or no further comments, as the case may be, with respect to the Proxy Statement, for the purpose of considering and voting on approval of this Agreement; provided, however, that the Company may postpone or adjourn the Special Meeting solely to the extent the Special Committee or a majority of (but not less than two) Qualified Directors with respect to such determination, or the Company Board based upon the recommendation of the Special Committee or such Qualified Directors, determines in good faith, after consultation with outside counsel, that the Company has received a Superior Proposal. Subject to Section 6.3, the Company Board, based in part on the recommendation of the Special Committee, shall recommend that the holders of the Company Common Stock approve this Agreement, and shall use reasonable best efforts to solicit proxies in favor of approval of this Agreement.

(b) As promptly as reasonably practicable after the date hereof, the Company shall, in accordance with applicable Law, the Company Charter and the Company Bylaws, prepare and file with the SEC in preliminary form a proxy statement relating to this Agreement and the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”), and furnish the information required to be provided to the shareholders of the Company pursuant to the VBCA and the Exchange Act. Parent and Merger Sub shall, as promptly as reasonably practicable after the date hereof, furnish the Company with any information that may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 2.3(b). The Company will notify Parent promptly upon the receipt of and provide a copy to Parent of any comments from the SEC or its staff with respect to the Proxy Statement, or any amendments or supplements thereto. Whenever the Company becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will file as soon as reasonably practicable with the SEC or its staff, and mail to shareholders of the Company, such amendment or supplement, as and to the extent required by applicable Law. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement, and any amendment or supplement thereto, prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Proxy Statement shall, subject to Section 6.3(c), include the Company Board Recommendation.

(c) Parent, Merger Sub, the Company and any required Affiliates thereof shall jointly prepare and, concurrently with the Company’s filing with the SEC of a preliminary form of the Proxy Statement, file with the SEC the Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Transactions (such Transaction Statement, as amended or supplemented, the “Schedule 13E-3”). Parent, Merger Sub, the Company and any required Affiliates thereof shall furnish to each other all information concerning such party as may be reasonably requested by the other parties in connection with the preparation of the Schedule 13E-3. Parent, Merger Sub, the Company and any required Affiliates thereof shall, as promptly as reasonably practicable after the date hereof, furnish the other parties hereto with any information that may be required in order to effectuate the preparation and filing of the Schedule 13E-3 pursuant to this Section 2.3(c). Each of Parent and the Company will notify the other party promptly upon the receipt of and provide a copy to the other party of any comments from the SEC or its staff with respect to the Schedule 13E-3, or any amendments or supplements thereto. Whenever the Company or Parent becomes aware of any event that is required to be set forth in an amendment or supplement to the Schedule 13E-3, the Company or Parent, as the case may be, will promptly inform Parent of such occurrence and will file as soon as reasonably practicable with the SEC or its staff, and mail to shareholders of the Company, such amendment or supplement, as and to the extent required by applicable Law. Neither the Company nor Parent shall file the Schedule 13E-3 or any amendment or supplement thereto without prior consent from the other party.

(d) If at any time prior to the Special Meeting any fact or event relating to Parent or Merger Sub or any member, officer or director of Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 should occur or be discovered by Parent or Merger Sub, Parent or Merger Sub shall, promptly after becoming aware thereof, inform the Company of such fact or event. If at any time prior to the Special Meeting any fact or event relating to the Company or any officer, director or shareholder of the Company (in each case, other than members of the Swenson Granite Group) that should be set forth in an amendment or supplement to the Schedule 13E-3 should occur or be discovered by the Company, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

(e) At the Special Meeting, each of Parent and Merger Sub shall vote, or cause to be voted, all of the shares of Company Common Stock as to which it is entitled to vote or direct the vote in favor of approval of this Agreement, and Parent shall deliver or provide (or cause to be delivered or provided), in its capacity as a shareholder of the Company to the extent applicable, any other approvals that are required by applicable Law to effect the Merger.

ARTICLE III

CONVERSION OR OTHER TREATMENT OF EQUITY

Section 3.1  Conversion of Shares.

(a) At the Effective Time:

(i) Except as otherwise provided in Section 3.1(a)(iii) and Section 3.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(a)(iii) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereof, without any interest thereon, equal to $5.25, subject to any withholding of Taxes required by applicable Law in accordance with Section 3.5 (the “Merger Consideration”).

(ii) The limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Class B Common Stock.

(iii) All shares of Company Common Stock that, immediately prior to the Effective Time, are held in the Company’s treasury or are held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) Each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Company Common Stock not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Company Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Company Common Stock held by them immediately prior to the Effective Time.

(b) If at any time between the date hereof and the Effective Time any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a)(i) shall be equitably adjusted to reflect such change.

Section 3.2  Exchange of Certificates and Book Entry Shares.

(a) Prior to the Effective Time, Parent shall (i) select a bank or trust company, reasonably satisfactory to the Company, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which shall be reasonably satisfactory to the Company.

(b) At or prior to the Closing, Parent shall deliver (or cause to be delivered), in trust, to the Paying Agent, for the benefit of the holders of shares of Company Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 (including with respect to former Dissenting Shares held by shareholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Chapter 13 of the VBCA), Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(c) Promptly after the Effective Time (and in any event within five Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this ARTICLE III, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(d) The Consideration Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States government or guaranteed by the United States government and backed by the full faith and credit of the United States government. Earnings on the Consideration Fund in excess of the amounts payable to the Company shareholders shall be the sole and exclusive property of Parent and shall be paid to Parent or the Surviving Company, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this ARTICLE III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(e) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Company or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this ARTICLE III, except as otherwise provided by Law.

(f) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company one year after the Effective Time shall be delivered, upon demand, to the Surviving Company. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this ARTICLE III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(g) Notwithstanding the foregoing, neither the Paying Agent, Parent, the Surviving Company nor any other party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date which is five (5) years after the Effective Time, the Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this ARTICLE III with respect thereto shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this ARTICLE III.

Section 3.3  Shares of Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), in the event that appraisal rights shall be available for shares of Company Common Stock pursuant to the provisions of the VBCA, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who, in accordance with Section 13.21 of the VBCA, has not voted in favor of the Merger or consented thereto in writing and who has properly delivered to the Company written notice of such shareholder’s intent to assert dissenters’ rights and demand payment for his or her shares if the Merger is effectuated (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under the VBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent to Parent, and Parent shall have the right to participate in all negotiations and proceedings with respect to each such dissent. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any Dissenting Shares, or offer to settle or settle, the dissenters’ rights claims of any shareholder with respect to the Merger.

(b) If any shareholder who holds Dissenting Shares withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under the VBCA, then, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shareholder’s shares of Company Common Stock shall no longer be Dissenting Shares and, if the occurrence of such withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 3.1(a)(i).

Section 3.4  Treatment of Company Options.  Prior to the Effective Time, the Company shall cause each outstanding option to purchase shares of Company Class A Common Stock (each, a “Company Option”) under either Company Equity Plan to become fully vested and exercisable. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive with respect to such Company Option only a cash payment from the Surviving Company with respect to the Company Option equal to the product obtained by multiplying (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, by (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the aggregate of such cash payments, the “Option Cash-Out Payments”). Company Options which have an exercise price per share equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time without the payment of any consideration. Parent and the Surviving Company shall cause, and the Company (and the Surviving Company) shall make appropriate arrangements with the Paying Agent, the Company’s (and the Surviving Company’s) payroll provider and/or any other Person as may be necessary to allow, the lump sum cash payments required pursuant to this Section 3.4 to be paid within five Business Days from the date upon which the Effective Time occurs.

Section 3.5  Withholding and Other Taxes.  Each of the Surviving Company and Parent shall deduct or withhold from the consideration payable to any Person pursuant to this ARTICLE III such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law. If the Surviving Company or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Surviving Company or Parent, as the case may be, made such deduction or withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the reports and other documents filed with, or furnished to, the SEC by the Company and publicly available prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer) (collectively, the “Filed Company SEC Reports”) (provided that any disclosure in such Filed Company SEC Reports shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent from the text of such disclosure and provided further that the disclosures in the Filed Company SEC Reports shall not be deemed to qualify any representations or warranties made in Section 4.2) and/or (b) the Disclosure Schedule (such Disclosure

Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this ARTICLE IV and the disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed to qualify or apply to other sections in this ARTICLE IV to the extent that the relevance of such disclosure to such other section or subsection in this ARTICLE IV is reasonably apparent from the text of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect. The Company has made available to Parent correct and complete copies of the Company Charter and Company Bylaws, each as in effect on the date hereof.

(b) Schedule 4.1(b) sets forth a complete and correct list of all Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other corporation, limited liability company, partnership, joint venture or other business entity, except for the Subsidiaries listed on Schedule 4.1(b) and except for passive investments as part of its cash management program.

(c) During the last five years prior to the date hereof, neither the Company nor any of its Subsidiaries has conducted business or sold inventory by any name other than its current name. Neither the Company nor any of its Subsidiaries has been a party to a merger or consolidation or acquired all or substantially all of the assets of any Person during the five years prior to the date of this Agreement.

Section 4.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Class A Common Stock of which 4,812,342 are issued and outstanding as of the date hereof, (ii) 15,000,000 shares of Company Class B Common Stock of which 2,603,721 are issued and outstanding as of the date hereof and (iii) 2,500,000 shares of preferred stock, no par value, none of which are issued or outstanding as of the date hereof. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, 314,000 shares of Class A Common Stock are subject to outstanding Company Options under the Company Equity Plans. Other than the Company Options specified in the preceding sentence and issued pursuant to the Company Equity Plans, there are no existing (i) options, warrants, calls, subscriptions, restricted shares or other rights, convertible securities, agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(b) Schedule 4.2(b) sets forth the following information with respect to each outstanding Company Option: (i) the name of the optionee; (ii) the number of shares of Company Class A Common Stock subject to such Company Option; (iii) the exercise price per share of Company Class A Common Stock of such Company Option; and (iii) the date on which such Company Option expires.

(c) All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances.

Section 4.3  Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to obtaining the Shareholder Approvals, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Company Board and the Special Committee and, except (with respect to such consummation) for the Shareholder Approvals, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger will not, (a) violate any provision of the Company Charter or the Company Bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (d) other than in connection or compliance with applicable requirements of federal securities Laws or the Vermont Laws, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (i) would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole or (ii) would occur or be required as a result of the business or activities in which Parent or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the regulatory or other status of, or any facts specifically pertaining to, Parent or Merger Sub.

Section 4.5  Permits; No Violation of Law.  The Company and its Subsidiaries have all material permits, licenses, variances, exemptions, authorizations, orders and approvals from all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their business and operations as currently conducted (“Permits”) and are in compliance in all material respects with the terms and conditions of such Permits. Schedule 4.5 sets forth a correct and complete list of all such material Permits held by the Company and its Subsidiaries as of the date hereof. All such Permits are in full force and effect, and to the Knowledge of the Company, none of such Permits will be subject to revocation, withdrawal, suspension, termination or modification as a result of the execution and delivery of this Agreement or the consummation of the Merger. Neither the Company nor any of its Subsidiaries is in violation of any applicable Law in any respect which would reasonably be expected to have a Material Adverse Effect.

Section 4.6  SEC Reports; Disclosure Controls and Procedures.

(a) The Company has filed all reports and other documents (including material contracts and other exhibits) with the SEC required to be filed by the Company since January 1, 2010 (as such reports and other documents may have been amended or superseded through the date hereof, the “Company SEC Reports”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the applicable requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 2, 2010 and the unaudited consolidated statement of operations of the Company and its consolidated Subsidiaries as of, and for the three and nine month periods ended, October 2, 2010, each as provided to Parent, have been prepared in accordance with GAAP (except as permitted by the rules and regulations of the SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of their operations of the Company and its consolidated Subsidiaries as of, and for the three and nine month periods ended, October 2, 2010.

(c) Since January 1, 2010, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as may be required by any Governmental Entity or change in applicable Law or accounting rules and regulations. The accounting books and records of the Company and its Subsidiaries with respect to transactions entered into by the Company or its Subsidiaries since January 1, 2008 are true and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all such transactions.

Section 4.7  Contracts.  All Material Contracts required to be filed as exhibits to the Company SEC Reports have been filed with the SEC. To the Knowledge of the Company, all Material Contracts are valid, binding and in full force and effect. Neither the Company nor any applicable Company Subsidiary is in breach of or default in any material respect under any such Material Contracts, and to the Knowledge of the Company, no other party to such Material Contracts is in breach or default in any material respect thereunder.

Section 4.8  No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has, since July 3, 2010 through the date hereof, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2010 (the “July 3, 2010 Balance Sheet”) that are not so reflected or reserved against in the July 3, 2010 Balance Sheet, except for (a) liabilities and obligations incurred in the ordinary course of business since July 3, 2010, (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement or (c) liabilities and obligations that would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 4.9  Employee Benefit Plans; ERISA

(a) Schedule 4.9(a) sets forth a correct and complete list, as of the date of this Agreement, of all Benefit Plans and Benefit Agreements. The terms of the Benefit Plans are in compliance with, and such Benefit Plans have been administered in accordance with, the requirements of ERISA, the Code and other applicable Law, in each case, in all material respects. The Company and its Subsidiaries have performed in all material respects all of their respective obligations under all Benefit Plans and Benefit Agreements, and have made appropriate entries in their financial records.

(b) Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and to the Knowledge of the Company nothing has occurred since the date of such determination letter that would adversely affect such qualification or tax-exempt status.

(c) All material reports and information required to be filed with, or provided to, the United States Department of Labor, IRS, Pension Benefit Guaranty Corporation (“PBGC”), the SEC and Benefit Plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided.

(d) No Benefit Plan which is subject to Title IV of ERISA has been terminated or partially terminated or has been the subject of a “reportable event,” as defined in Section 4043 of ERISA within the three year period prior to the date hereof.

(e) No proceedings by the PBGC to terminate pursuant to Title IV of ERISA any Benefit Plan have been instituted. No liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries with respect to any Benefit Plan, except for the insurance premiums required to be made to the PBGC, all of which have been paid as required.

(f) To the Knowledge of the Company, there are not now nor have there ever been any “prohibited transactions,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company or any of its Subsidiaries with respect to the Benefit Plans that could reasonably be expected to subject the Company or one of its Subsidiaries or their directors, officers, employees or agents to any material penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code; or any threatened, asserted or instituted claims, lawsuits, arbitrations or other actions by or on behalf of such Benefit Plans or by any employee alleging a breach of fiduciary duty or violations of ERISA or other applicable Law with respect to such Benefit Plans, which could reasonably be expected to result in any material liability on the part of the Company or any of its Subsidiaries, a Benefit Plan or the assets of any such plan under ERISA or any other Law.

(g) As of the most recent valuation date for each Employee Pension Benefit Plan, the benefit liabilities within the meaning of Section 4001(a)(16) of ERISA (as computed by the actuaries for such plan using the actuarial assumptions acceptable under ERISA and reasonable in the aggregate in effect for such purpose as of such valuation date) of all participants and former participants in such plans did not exceed the fair market value of the assets of such Benefit Plan.

(h) Neither the Company nor any of its Subsidiaries has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability from the Company or any of its Subsidiaries as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or, to the Knowledge of the Company, the termination, reorganization or insolvency of, any Multi-Employer Plan that could result in any liability of the Company and its Subsidiaries.

(i) To the Knowledge of the Company, no Multi-Employer Plan to which the Company or any of its Subsidiaries contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

(j) Except to the extent required under ERISA Section 601 et seq. and Section 4980B of the Code and as disclosed in the Filed Company SEC Reports, neither the Company nor any of its Subsidiaries provides health or welfare benefits for any retired or former employees, their spouses or dependents or is obligated to provide health or welfare benefits to any active employee, their spouses and dependents following such employee’s retirement or other termination of service.

(k) No payment that is owed or may become due to any director, officer, employee or agent of the Company or any of its Subsidiaries will be non-deductible or subject to tax under Section 280G or 4999 of the Code in connection with the Merger; nor will the Company or any of its Subsidiaries be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(l) Except as contemplated in Section 3.4, the Merger and the transactions contemplated in connection therewith will not result in, or accelerate the vesting in or time of payment of, compensation or benefits due any director, officer, employee or agent of the Company or any of its Subsidiaries.

(m) Neither the provisions of the Benefit Plans and Benefit Agreements nor the manner in which the Benefit Plans and Benefit Agreements have been administered, have given rise to any excise tax liability under Section 409A of the Code.

Section 4.10  Trademarks.  Schedule 4.10 contains a complete and accurate list and summary description of all trade names, registered trademarks, service marks and applications for the same that are owned by the Company or any of its Subsidiaries as of the date hereof (“Marks”). The Company or one of its Subsidiaries is the owner of all right, title and interest in and to each of the Marks, free and clear of all levies, security interests, charges, encumbrances, equities and other adverse claims. All Marks that have been registered with the United States Patent and Trademark Office are, as of the date hereof, currently in compliance in all material respects with all applicable formal legal requirements, valid and enforceable, and, to the Knowledge of the Company, as of the date hereof are not subject to any opposition, invalidation or cancellation. To the Knowledge of the Company, as of the date hereof, no Mark is infringed or has been challenged or threatened in writing in any way.

Section 4.11  Litigation.  As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no Order outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 4.12  Environmental.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and except as would not be materially adverse to the Company and its Subsidiaries, taken as a whole, have not placed or permitted to be placed any Hazardous Substances on any of their properties except as permitted by applicable Environmental Laws. To the Knowledge of the Company, the Company and its Subsidiaries have disposed of all Hazardous Waste generated by its operations only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Neither the Company nor any of its Subsidiaries (a) has received any written notice with respect to the business of, or properties owned or leased by, the Company or any of its Subsidiaries from any Governmental Entity or third party that remains outstanding alleging that the Company or any of its Subsidiaries is a potentially responsible party or is not in compliance with any Environmental Laws and (b) has caused any “release” of a Hazardous Substance in excess of a reportable quantity on any property that is used for the business of the Company or any of its Subsidiaries, which release remains unresolved. The representations and warranties contained in this Section 4.12 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.

Section 4.13  Labor Matters.

(a) As of the date hereof: (i) there are no pending or, to the Knowledge of the Company, threatened strikes, lockouts or work stoppages involving the employees of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement with a labor union with respect to its employees. Except as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, since September 30, 2005 (i) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or violation of state or local labor wage and hour or other applicable employment laws, and (ii) there is no unfair labor practice complaint or grievance pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(b) To the Knowledge of the Company, since September 30, 2005 the Company’s inventory has been produced in accordance in all material respects with the Federal Fair Labor Standards Act of 1938, as amended, and the rules, regulations and orders thereunder.

(c) To the Knowledge of the Company, since September 30, 2005 the Company and its Subsidiaries have complied in all material respects, and their facilities, business, assets, property, leaseholds and equipment are in compliance in all material respects, with the provisions of the Federal Occupational Safety and Health Act and, as of the date hereof, are not the subject of any outstanding citations, notices or orders of non-compliance issued thereunder.

Section 4.14  Real Property.  The Company or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests in or relating to, the real properties disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed by the Company with the SEC as being owned or leased by the Company or its Subsidiaries.

Section 4.15  Taxes.

(a) All material Tax Returns due to have been filed by the Company or any of its Subsidiaries through the date hereof in accordance in all material respects with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all material respects. All Taxes shown as owing by the Company and its Subsidiaries on such Tax Returns have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company and any of its Subsidiaries. The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company or any of its Subsidiaries through the date hereof, are adequate based on the applicable tax rates and applicable Laws to satisfy all liabilities for Taxes of the Company and any of its Subsidiaries in any jurisdiction as of the date hereof, including Taxes accruable upon income earned as of the date hereof.

(b) As of the date hereof, there are not now any extensions of time in effect with respect to the dates on which any material Tax Returns were or are due to be filed by the Company or any of its Subsidiaries.

(c) Since January 1, 2007 through the date hereof, (i) all material Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of the Company or any of its Subsidiaries have been paid in full, accrued on the books of the Company or any of its Subsidiaries or finally settled, and (ii) no issue has been raised in any such examination that, by application of the same or similar principles, reasonably would be expected to result in a material proposed Tax deficiency for any other period not so examined.

(d) Since January 1, 2007 through the date hereof, (i) no claims have been asserted and no proposals or deficiencies for any Taxes of the Company or any of its Subsidiaries are being asserted, proposed or, to the Knowledge of the Company, threatened, and (ii) no audit or investigation of any Tax Return of the Company or any of its Subsidiaries is currently underway, pending or, to the Knowledge of the Company, threatened.

(e) Since January 1, 2007 through the date hereof, no claim in writing has been made against the Company or any of its Subsidiaries by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to taxation in such jurisdiction.

(f) Since January 1, 2007, the Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been paid by it in connection with amounts paid or owing to any employee, director, consultants, creditor or equity holder thereof or other third party.

(g) There are no outstanding waivers or agreements between any Governmental Entity and the Company or any of its Subsidiaries for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any of its Subsidiaries or any other matter pending between the Company or any of its Subsidiaries and any Governmental Entity.

(h) As of the date hereof, there are no liens currently outstanding for Taxes with respect to the Company or any of its Subsidiaries or the assets or properties of the Company or any of its Subsidiaries, nor is there any such lien that is pending or, to the Knowledge of the Company, threatened.

(i) Neither the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

(j) Since January 1, 2007, neither the Company or any of its Subsidiaries has been a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

(k) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(l) None of the Tax Returns described in Section 4.15(a) contains any position which is or would be subject to material penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign Law) and the Treasury Regulations issued thereunder.

(m) Since January 1, 2007 though the date hereof, neither the Company nor any of its Subsidiaries has made any payments or is currently obligated to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law).

(n) Since January 1, 2007, the Company and each of its Subsidiaries have at all times been in compliance in all material respects with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(o) Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), (ii) no IRS Form 8886 has been filed with respect to the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has entered into any tax shelter or listed transaction with the sole purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity.

(p) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period after the Effective Time as a result of (i) any change in method of accounting for a Tax period ending on or prior to the Effective Time; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time; (iii) any installment sale or open transaction disposition made on or prior to the Effective Time; (iv) any prepaid amount received on or prior to the Effective Time; or (v) the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, Section 108(i) of the Code, or any intercompany transaction or excess loss account under Section 1502 of the Code and the Treasury Regulations promulgated thereunder, or comparable provisions of state, local or foreign Tax law.

(q) Since January 1, 2007, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or, to the Knowledge of the Company, has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(r) The Company is not a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(s) Since January 1, 2005, the Company has operated all nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) in good faith compliance with Section 409A of the Code, and applicable guidance issued thereunder. All such nonqualified deferred compensation plans are listed in Schedule 4.15(s).

Section 4.16  Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary, other than Covington Associates, LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.17  Vote Required.  Without limitation of and subject to the Majority of the Minority Approval required by Section 7.1(a), the affirmative vote in favor of approval of this Agreement of the holders of shares of Company Common Stock representing a majority of the votes entitled to be cast by all outstanding shares of Company Common Stock, voting together as a single class (the “Company Common Shareholder Approval”), is the only vote and approval of the Company’s shareholders required under the VBCA to approve this Agreement.

Section 4.18  Special Committee Adoption and Recommendation; Company Board Adoption and Recommendation.  The Special Committee, by resolutions duly adopted at a meeting duly called and held on or prior to the date hereof, which resolutions, subject to Section 6.3, have not been subsequently rescinded, modified or withdrawn, unanimously (a) determined that the Merger is fair to and in the best interests of the Company’s shareholders (other than the Swenson Contributing Shareholders), (b) adopted this Agreement and (c) recommended that the Company Board adopt this Agreement. The Company Board, based in part on the recommendation of the Special Committee, by resolutions duly adopted at a meeting duly called and held on or prior to the date hereof, which resolutions, subject to Section 6.3, have not been subsequently rescinded, modified or withdrawn, unanimously (a) determined that the Merger is advisable and fair to and in the best interests of the Company’s shareholders (other than the Swenson Contributing Shareholders), (b) adopted this Agreement and (c) recommended approval of this Agreement to the Company’s shareholders.

Section 4.19  Proxy Statement and Schedule 13E-3.

(a) The Proxy Statement and Schedule 13E-3 when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the Special Meeting will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 13E-3, as supplemented or amended, if applicable, at the time such Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.19 will not be deemed to relate to statements or omissions in the Proxy Statement or Schedule 13E-3 based upon information furnished or caused to be furnished to the Company in writing by Parent, Merger Sub or any Affiliate thereof specifically for use therein.

Section 4.20  Opinion of Financial Advisor.  Covington Associates, LLC has delivered to the Special Committee and the Company Board its written opinion, dated as of the date hereof, that as of such date, the Merger Consideration to be received by the Company’s shareholders in the Merger is fair, from a financial point of view, to such holders, a complete copy of which opinion has been made available to Parent.

Section 4.21  Absence of Certain Changes or Events.  Since July 3, 2010 through the date hereof, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization; Capitalization and Ownership of Merger Sub.  Each of Parent and Merger Sub is a limited liability company duly organized and validly existing under the laws of the jurisdiction of organization and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger. Parent has made available to the Company a copy of the respective certificates of formation and limited liability company agreements of Parent and Merger Sub, as currently in effect. Parent is the holder of all the issued and outstanding limited liability company interests of Merger Sub.

Section 5.2  Authorization; Validity of Transaction Agreements; Necessary Action.  Each of Parent and Merger Sub has the requisite limited liability company power and authority to execute, deliver and perform its obligations under each Transaction Agreement to which it is a party and to consummate the transactions contemplated thereby, including the Financing and the Merger. The execution, delivery and performance by Parent and Merger Sub of each Transaction Agreement to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated thereby, including the Financing and the Merger, have been duly and validly authorized by all necessary limited liability company or other action of Parent and Merger Sub, and no other limited liability company or other action on the part of Parent or Merger Sub or their respective shareholders or members is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of each Transaction Agreement to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated thereby, including the Financing and the Merger. The holders of shares of membership interests in Parent have approved this Agreement and the Merger. Each of Parent and Merger Sub has duly executed and delivered each Transaction Agreement to which it is a party and, assuming the due and valid authorization, execution and delivery of the Transaction Agreements by the other parties thereto, each Transaction Agreement to which it is a party is a valid and binding obligation of each of Parent and/or Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3  Consents and Approvals; No Violations.  The execution and delivery by Parent and Merger Sub of each Transaction Agreement to which it is a party does not, and the performance by Parent and/or Merger Sub of each such Transaction Agreement and the consummation by Parent and/or Merger Sub of the transactions contemplated thereby, including the Financing and the Merger, will not, (a) violate any provision of the certificate of formation or the limited liability company agreement of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, (c) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (d) other than in connection or compliance with applicable requirements of the Vermont Laws and other applicable Laws, require Parent or Merger Sub to make any filing or registration with or notification to, or require Parent or Merger Sub to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger.

Section 5.4  Swenson Granite Group.  Exhibit C hereto sets forth the names of the members of the Swenson Granite Group and shares of Company Class A Common Stock and Company Class B Common Stock as to which such named Persons are entitled to vote or direct the vote with respect to a vote by the Company’s shareholders to approve this Agreement at the Special Meeting. Each such member of the Swenson Granite Group has agreed, pursuant to the terms of a Voting Agreement, to vote or cause to be voted, all such shares of Company Common Stock in favor of approval of this Agreement at the Special Meeting. Each member of the Swenson Granite Group is a party to a Voting Agreement and each Swenson Contributing Shareholder is subject to a Swenson Contribution Agreement as to the number of shares opposite each such member’s name on Exhibit C hereto. Each of the Voting Agreements and Swenson Contribution Agreements are in full force and effect as of the date of this Agreement and, to the Knowledge of Parent, are legal, valid and binding obligations of each member of the Swenson Granite Group party thereto.

Section 5.5  Disclosure Documents.

(a) The Schedule 13E-3 when filed shall comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The information with respect to Parent and any of its Subsidiaries that Parent or Merger Sub furnishes, or causes to be furnished, in writing specifically for use in any Disclosure Document shall not (a) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the Special Meeting or at the Effective Time and (b) in the case of any Disclosure Document (other than the Proxy Statement), at the time of the filing of such Disclosure Document or any supplement or amendment thereto, and at the time of any distribution or dissemination thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 5.5 will not be deemed to relate to statements or omissions in the Schedule 13E-3 based upon information furnished or caused to be furnished to the Parent in writing by Company specifically for use therein.

Section 5.6  Merger Sub’s Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and the other transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7  Financing.  Parent has received a commitment letter, dated as of the date of this Agreement (the “Financing Letter”), from People’s United Bank and Key Bank National Association (together, the “Lenders”), which commitment letter contains as exhibits thereto the definitive financing agreements (the “Financing Agreements” and, together with the Financing Letter, the “Financing Documents”) relating to the financing necessary to pay the Merger Consideration and the Option Cash-Out Payments, repay any outstanding indebtedness of the Company or any Subsidiary of the Company required by the terms thereof to be repaid in connection with the Merger and to pay all related fees and expenses (the “Financing”), which Financing Agreements shall be executed, substantially in the form set forth in the exhibits to the Financing Letter, at or prior to the Effective Time. The Lenders have committed to provide the Financing contemplated by the Financing Documents upon and subject to the terms and conditions set forth in the Financing Documents. Parent has provided the Company with a true, complete and correct copy of the Financing Documents. The Financing Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect as of the date of this Agreement and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, of the Lenders. The Financing Agreements, when executed, shall be valid and binding obligations of Parent and, to the Knowledge of Parent, of the Lenders. The Financing Documents have not been and will not be amended or modified, except as permitted by Section 6.13. Neither Parent nor Merger Sub is in breach of any of the material terms or conditions set forth in the Financing Documents and no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach or failure to satisfy a condition precedent on the part of Parent or Merger Sub under the Financing Documents, and neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by it in the Financing Documents on or prior to the Effective Time. There are no precedent conditions related to the funding of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Documents. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Documents. The aggregate proceeds contemplated by the Financing Documents, together with Parent’s cash on hand, will be sufficient for Parent and/or Merger Sub to pay or cause to be paid the aggregate Merger Consideration, the Option Cash-Out Payments, any repayment of outstanding indebtedness of the Company or any Subsidiary of the Company required by the terms thereof to be repaid in connection with the Merger such aggregate proceeds required to make such payments (the “Required Funding Amount”) and all related fees and expenses. Parent has fully paid any and all fees that have been incurred and are due and payable on or before the date hereof in connection with the Financing Letter, and Parent will pay when due all other fees arising under the Financing Documents as and when they become due and payable.

Section 5.8  No Knowledge of Breach of Representation or Warranty.  Parent has no Knowledge of any of the Company’s representations or warranties being untrue in any material respect.

Section 5.9  Litigation.  As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending against or, to the Knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any Order against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party, that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger.

Section 5.10  Solvency.  Assuming (a) the accuracy of the Company’s representations and warranties contained herein and (b) the Company’s financial statements included in the Company SEC Reports are accurate in all material respects, immediately after giving effect to the Financing and the Merger, including the payment of the aggregate Merger Consideration and the Option Cash-Out Payments, and payment of all related fees and expenses, Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, will be Solvent immediately after the Effective Time.

Section 5.11  Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement, the Merger or the Financing based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

COVENANTS

Section 6.1  Interim Operations of the Company.  (a) During the period from the date hereof until the Effective Time (except (a) as may otherwise be required in connection with applicable Law, (b) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (c) as contemplated or permitted by this Agreement or (d) as set forth in the Disclosure Schedule), the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses and operations in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their current business organization and maintain their relationships with employees, customers, suppliers and others having business dealings with them and (iii) use commercially reasonable efforts to maintain in effect all material Permits. Without limiting the generality of the foregoing, during the period from the date hereof until the Effective Time (except (a) as may otherwise be required in connection with applicable Law, (b) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (c) as contemplated or permitted by this Agreement or (d) as set forth in the Disclosure Schedule), the Company shall not, and shall cause its Subsidiaries not to, (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company, (b) split, combine or reclassify any of its capital stock, (c) issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock or rights to acquire the same, (d) amend, authorize or propose to amend its articles of incorporation or by-laws, (e) acquire or agree to acquire any substantial portion of the assets of, or any equity interest in, any business or entity or any assets that are material, individually or in the aggregate, to the Company and Subsidiaries, taken as a whole, (f) other than in the ordinary course of business or as may be required by applicable Law or by Contract, grant to any employee, officer or director of the Company or any Subsidiary any increase in compensation, (g) grant or increase any severance or termination pay, enter into any employment, consulting, severance or termination agreement with any such employee, officer or director, or enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, and (h) other than in the ordinary course of business, and other than in connection with the Financing, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or guarantee any such indebtedness of any third party.

Section 6.2  Access to Information.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, financing sources, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries, in each case as may reasonably be requested and necessary to consummate the Financing and the Merger; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company and after taking into account the provisions of applicable non-disclosure agreements, (a) cause significant competitive harm to the Company or its Subsidiaries if the Merger were not consummated, (b) violate applicable Law or any request or requirement of any Governmental Entity or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (c) jeopardize any attorney-client or other legal privilege. If any material is withheld by the Company or any of its Subsidiaries pursuant to the preceding sentence, then the Company will so inform Parent of the general nature of what is being withheld. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Merger or the Financing. The Confidentiality Agreement shall apply with respect to information furnished hereunder by the Company, its Subsidiaries and their Representatives and shall survive termination of this Agreement.

Section 6.3  Acquisition Proposals.

(a) The Company will as promptly as reasonably practicable (and in any event within two Business Days after receipt by the Company Board or the Special Committee) notify Parent of the receipt of any Acquisition Proposal. The Company shall notify Parent, in writing, of any decision of the Company Board or of the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal) as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide material non-public information or data with respect to the Company to any Person, which notice shall be given as promptly as reasonably practicable after such determination was reached (and in any event no later than two Business Days after such determination was reached). The Company will (i) provide Parent with written notice setting forth such information as is reasonably necessary to keep Parent reasonably informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments thereto and (ii) promptly (and in any event within two Business Days of such determination) notify Parent of any determination by the Company Board or of the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal) that such Acquisition Proposal constitutes a Superior Proposal. The Company will provide to Parent copies of all non-public information which the Company shall provide to an entity or person or group thereof making an Acquisition Proposal.

(b) Subject to Section 6.3(c) and Section 6.3(d), neither the Company Board nor any committee thereof shall, directly or indirectly, (i)(A) withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation; (B) adopt or recommend any Acquisition Proposal; or (C) in the event of a tender offer or exchange offer for any outstanding Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within 10 Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board or any committee thereof in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in clauses (A)-(C) above being referred to as a ‘‘Change of Recommendation”) or (ii) allow the Company to execute or enter into any merger agreement, acquisition agreement or other similar agreement with respect to any Acquisition Proposal (an “Acquisition Agreement”).

(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, prior to the Shareholder Approvals, the Company may, if the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal), and the Company Board if required by applicable provisions of the Vermont Laws or the Company Bylaws, determines in good faith, after consultation with its outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, (i) make a Change of Recommendation and/or (ii) in response to a Superior Proposal, cause the Company to terminate this Agreement to enter into an Acquisition Agreement that contemplates a Superior Proposal; provided, however, that the Company may not make a Change of Recommendation or terminate this Agreement pursuant to this Section 6.3(c) unless the Company shall have provided at least five Business Days’ notice to Parent that the Company intends to take such action and specifying the reasons therefor, including, if the basis of the proposed action by the Company is a Superior Proposal, the material terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new notice and a new five Business Day period). In determining whether to make a Change of Recommendation or to cause the Company to so terminate this Agreement pursuant to the terms of this Section 6.3(c), the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal), and the Company Board if required by applicable provisions of the Vermont Laws or the Company Bylaws, shall take into account any changes to the terms and conditions of this Agreement proposed by Parent to the Company in response to any such notice.

(d) Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board, or the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal) from taking and disclosing to the

Company’s shareholders a position with respect to a tender offer or exchange offer by a third party or from taking any action or making any disclosure required by applicable Law, including Sections 14d-9 and 14e-2 of the Exchange Act.

Section 6.4  Publicity.  The initial press release by the Company with respect to the execution of this Agreement shall be mutually acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior agreement of the other party, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, however, that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(d).

Section 6.5  Indemnification and Insurance.

(a) Each of the parties hereto agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of each present and former director and officer of the Company or any of its Subsidiaries, and each individual who is serving or has served at the request of the Company as a director, office or trustee of another Person, in each case determined as of the Effective Time (each such individual, together with such person’s heirs, executors or administrators, an “Indemnified Party”), as provided in the Company’s and its Subsidiaries’ respective articles of incorporation or bylaws or any indemnification or other agreements of the Company or any of its Subsidiaries, in each case as in effect on the date hereof, shall remain obligations of the Surviving Company, without further action, at the Effective Time, shall survive the Merger, shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

(b) Without limiting any additional rights that any Indemnified Party may have under any Contract, from and after the Effective Time, the Surviving Company shall indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of, pertaining to or in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company, or of another entity if such service was at the request of or for the benefit of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Surviving Company is permitted to do so under applicable Law. In the event of any such proceeding, each Indemnified Party will be entitled to advancement of expenses from the Surviving Company incurred in the defense of the proceeding (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification), and the Surviving Company shall provide such advancement of expenses, to the fullest extent the Surviving Company is permitted to do so under applicable Law. The Surviving Company shall reasonably cooperate with the Indemnified Parties in the defense of any such matter and any determination made or required to be made with respect to whether an Indemnified Party’s conduct complies with standards under applicable Law shall be made by independent legal counsel selected by the Surviving Company and reasonably acceptable to the Indemnified Party. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any such matter indemnifiable under this Section 6.5(b) unless Parent consents in writing to such settlement, compromise or consent, which consent by Parent shall not be unreasonably withheld.

(c) Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); provided, however, that Parent and the Surviving Company shall not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement; and provided, further, that in lieu of the purchase of such insurance by Parent or the Surviving Company, the Company may at its option prior to the Effective Time purchase a six-year run-off (Extended Reporting Period) program for directors’ and officers’ liability insurance and fiduciary liability insurance for the Insured Parties.

(d) This Section 6.5 (i) is intended to benefit and be enforceable by the Insured Parties and the Indemnified Parties and their heirs and representatives, and shall be binding on all successors and assigns of Parent, Merger Sub and the Surviving Company and (ii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by contract or otherwise. As a separate and independent obligation and without any requirement of demand, or of nonperformance or non-payment by the Surviving Company, Parent hereby guarantees the payment and performance by the Surviving Company of the indemnification, expense advancement and other obligations pursuant to this Section 6.5. Parent shall cause the Surviving Company to comply with all of its obligations under this Section 6.5.

(e) In the event that Parent, the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.5.

Section 6.6  Reasonable Best Efforts; Notification.  Subject to the terms and conditions hereof, the Company, Parent and Merger Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including:

(a) obtaining from any Governmental Entity or, to the extent reasonably requested by Parent, any other third party consents, licenses, permits, waivers, approvals, authorizations or orders, making any filings and sending any notices, in each case, which are material and required to be obtained, made or sent by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; provided, however, that in connection therewith none of the Company or its Subsidiaries will be required to make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations; and

(b) subject to the limitation set forth in the proviso to the penultimate sentence of Section 6.13(b), executing or delivering any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable Law in connection with the Merger. The Company shall notify Parent promptly after becoming aware of any representation or warranty made by it in this Agreement being or becoming untrue or inaccurate, or any failure of the Company or any of its Subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of Parent and Merger Sub under this Agreement.

Section 6.7  Section 16 Matters.  Prior to the Effective Time, the Company shall be permitted to take any such steps as may be reasonably necessary or advisable to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 6.8  Tax Matters.  All real and personal property transfer, documentary, sales, use, registration, value-added, stamp, duty and other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby shall be borne by Parent.

Section 6.9  Obligations of Merger Sub and the Surviving Company.  Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and shall cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Parent hereby guarantees the payment by Merger Sub and the Surviving Company of any amounts payable by Merger Sub or the Surviving Company pursuant to the Merger and otherwise as provided in this Agreement.

Section 6.10  Voting of Company Common Stock.

(a) Parent shall vote or cause to be voted at the Special Meeting all shares of Company Common Stock which it or any of its Subsidiaries is entitled to vote or to direct the voting of in favor of approval of this Agreement. Parent shall enforce, and not waive any of, its rights under the Voting Agreements, and pursuant thereto will cause each of the members of the Swenson Granite Group to vote or cause to be voted at the Special Meeting all shares of Common Company Stock which the members of the Swenson Granite Group are entitled to vote or to direct the voting of in favor of approval of this Agreement.

(b) In order for the Company to determine whether the Majority of the Minority Approval has been obtained, immediately following the closing of the polls at the Special Meeting and the tabulation of the vote by the Inspector of Elections, Parent shall, to its Knowledge, certify to the Company and the Inspector of Elections in writing the number of shares of Class A Common Stock owned directly or through a broker or other nominee by any member of Parent as of the record date for the Special Meeting and the number of such shares that were voted in favor of approval of this Agreement.

Section 6.11  FIRPTA Withholding.  The parties hereto agree that the Surviving Company and Parent are not required to, and shall not, withhold from the consideration payable to any Person pursuant to ARTICLE III any amounts under section 1445 of the Code.

Section 6.12  Post-Signing Actions by the Company Board.  From the date hereof until the Effective Time, the approval of the Special Committee or a majority of the (but not less than two) Qualifying Directors (with respect to this Agreement) then in office shall be required to authorize (and, subject to the Company Charter, the Company Bylaws and applicable provisions of the Vermont Laws, such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement or any waiver of any benefit or right of the Company hereunder, including any decrease in or change of form of the Merger Consideration, and any extension of time for performance of any obligation or agreements or conditions contained in this Agreement for the benefit of the Company, or any action or determination by the Company required or permitted to be taken or made by the Company hereunder. From the date hereof until the Effective Time, any action by the Company to enforce any obligation of Parent or Merger Sub under this Agreement shall be effected only by action of the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to this Agreement), subject, however, to the Company Charter, the Company Bylaws and applicable provisions of the Vermont Laws.

Section 6.13  Financing; Enforcement of Swenson Contribution Agreements.

(a) Parent and Merger Sub acknowledge and agree that, except as set forth in the penultimate sentence of Section 6.13(b), prior to the Effective Time, the Company and its Affiliates have no obligations or responsibility of any kind for or in connection with the Financing or any alternative financing that Parent or Merger Sub may obtain or seek to obtain in connection with the Merger.

(b) Parent shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing Letter and, if executed prior to the Effective Time, the Financing Agreements, (ii) execute the Financing Agreements and upon execution thereof deliver a copy thereof to the Company, (iii) satisfy or obtain a waiver of all conditions that are within its control on a timely basis to obtain the Financing as contemplated by the Financing Documents, (iv) comply in all material respects with its obligations under the Financing Documents and (v) consummate the Financing at or prior to the Effective Time. Parent shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto. Until the Financing has been consummated and the proceeds thereof applied to pay amounts required hereunder to be paid, or caused to be paid, by Parent, Merger Sub or the Surviving Company, (i) Parent shall enforce its rights under the Financing Documents and (ii) Parent shall not agree to or permit any amendment or modification of, or waiver under, the Financing Documents or other final documentation relating to the Financing, in each case, in a manner that would delay or prevent the Closing, without the prior written consent of the Company, except as otherwise permitted under Section 6.13(e). From the date hereof until the Closing Date, upon request of Parent, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries, and its and their Affiliates and Representatives to reasonably cooperate with Parent and Merger Sub in connection with the Financing, provided that prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be (i) required to execute and deliver any Financing Documents or to consummate any transactions contemplated thereby or (ii) enter into any agreements or take any action, in each case, in connection with the Financing, that would impose or result in the creation of any obligation on the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket expenses incurred by the Company or its Affiliates or Representatives in connection with such cooperation.

(c) Parent shall enforce, and not waive any of its rights under, the Swenson Contribution Agreements, and pursuant thereto, after the date hereof and in any event prior to the Effective Time will acquire and hold the shares of Company Common Stock currently owned by the Swenson Contributing Shareholders and listed on Exhibit C.

(d) If, notwithstanding the use of best efforts by Parent and Merger Sub to satisfy its obligations under Section 6.13(b), the Financing Documents expire or are terminated prior to the Closing, in whole or in part, Parent and Merger Sub shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) unless this Agreement is sooner terminated pursuant to ARTICLE VIII, use its best efforts through the End Date to promptly arrange for alternative financing (in an amount at least equal to the Required Funding Amount from other sources on economic terms which are comparable to the terms set forth in the Financing Documents and which do not include any conditions of such alternative financing that are more onerous than or in addition to the conditions set forth in the Financing Documents) to replace the financing contemplated by such expired or terminated agreements.

(e) Notwithstanding anything to the contrary contained in Section 6.13(b), at any time Parent or Merger Sub may amend or replace the Financing with alternative financing arrangements which (i) provide Parent prior to or concurrent with the Effective Time with funds in an amount at least equal to the Required Funding Amount, (ii) are no less favorable to the Company than the Financing and (iii) do not prevent or materially impair or delay the Closing. In the event Parent or Merger Sub replaces the Financing with any such alternative financing arrangements, the terms of Section 6.13(b) shall no longer apply with respect to the Financing, but shall thereafter apply with respect to the such alternative financing arrangements.

Section 6.14  Stockholder Litigation.  The Company shall promptly advise Parent orally and in writing of any action, claim, suit, proceeding or governmental investigation commenced or asserted after the date of this Agreement against the Company or any of its directors by any stockholder of the Company relating to this Agreement and the Merger, and shall keep Parent reasonably informed regarding any such litigation.

Section 6.15  Supplements to Disclosure Schedule.  From time to time prior to the Closing, the Company shall give prompt notice to Parent and thereafter promptly supplement or amend the Disclosure Schedule with respect to any matter hereinafter arising which, if existing or occurring at the date hereof, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this Section 6.15 shall be deemed to cure any breach of any representation, warranty, covenant or agreement made in this Agreement unless Parent specifically agrees thereto in writing.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under Law) at or prior to the Closing of the following conditions:

(a) the Shareholder Approvals shall have been obtained; and

(b) no Governmental Entity of competent jurisdiction in the United States shall have enacted or issued any Order or taken any other action enjoining or otherwise prohibiting consummation of the Merger or materially changing the terms or conditions of this Agreement.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligation of Merger Sub to consummate the Merger is further subject to the satisfaction (or waiver by Merger Sub, if permissible under Law) at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Company contained in (i) Section 4.21 shall be true and accurate in all respects and (ii) Section 4.1 through Section 4.20 shall be true and accurate as of the date of this Agreement and on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period); provided, however, that the condition set forth in Section 7.2(a)(ii) shall be deemed to have been satisfied unless the impact of the failure of any of such representations and warranties (when read without exception or qualification as to materiality or Material Adverse Effect) to be so true and accurate has had a Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) the Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) not more than 20% of the shares of Company Common Stock outstanding immediately prior to the Effective Time (for this purpose assuming the exercise for Company Class A Common Stock immediately prior to the Effective Time of all then outstanding Company Options) shall be Dissenting Shares; and

(e) from the date of this Agreement through the Effective Time, there shall not have occurred any event that has had a Material Adverse Effect.

Section 7.3  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under Law) at or prior to the Closing of the following conditions:

(a) the representations and warranties of Parent and Merger Sub contained in ARTICLE V shall be true and accurate as of the date of this Agreement and on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period); provided, however, that the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied unless the impact of the failure of any of such representations and warranties (when read without exception or qualification as to materiality) to be so true and accurate, individually or in the aggregate, prevents Merger Sub from consummating, or Parent from causing Merger Sub to consummate, or materially impairs the ability of Merger Sub to consummate or of Parent to cause Merger Sub to consummate, the Merger;

(b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by them under this Agreement at or prior to the Closing; and

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4  Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2 to be satisfied as a basis for not consummating the Merger if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger, as required by and subject to Section 6.6. The Company may not rely on the failure of any condition set forth in Section 7.1 or Section 7.3 to be satisfied as a basis for not consummating the Merger if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger, as required by and subject to Section 6.6.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after, receipt of the Shareholder Approvals (other than the Majority of the Minority Approval in the case of termination pursuant to Section 8.1(b)(iii) and other than the Company Common Shareholder Approval in the case of termination pursuant to Section 8.1(c)(iii)):

(a) by the mutual written consent of the Company and Parent; or

(b) by either the Company or Parent:

(i) if the Merger shall not have been consummated on or prior to May 18, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date; or

(ii) if any Governmental Entity of competent jurisdiction in the United States shall have enacted or issued any Order or taken any other action, in each case such that the condition set forth in Section 7.1(b) cannot be satisfied on or prior to the End Date, and such Order or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.6; or

(iii) if the Majority of the Minority Approval shall not have been obtained at the Special Meeting duly convened at which a vote on approval of this Agreement was taken; or

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach is either incapable of being cured prior to the End Date or, if capable of being cured prior to the End Date, is not so cured on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it or any of its Subsidiaries has failed to perform in any material respect any of its obligations under this Agreement;

(ii) in compliance with Section 6.3(c); or

(iii) if the Company Common Shareholder Approval shall not have been obtained at the Special Meeting duly convened at which a vote on approval of this Agreement was taken; or

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach is incapable of being cured prior to the End Date or, if capable of being cured prior to the End Date, is not so cured on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent or Merger Sub if either of them has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) if a Change of Recommendation shall have occurred.

Section 8.2  Notice and Effect of Termination.

(a) If a party is entitled to terminate this Agreement pursuant to Section 8.1(b), (c), or (d), in order to do so written notice of such termination must be given by such party to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor (and in the case of termination by Parent pursuant to Section 8.1(d)(i) or (ii), such written notice of termination must be given within 10 Business Days after Parent shall have become aware that such right of termination has arisen), whereupon this Agreement shall forthwith become null and void, and except as set forth in the last sentence of Section 6.2, this Section 8.2 and Section 9.12, there shall be no liability under or in connection therewith on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors; provided, however, that, subject to and without limitation of Section 8.2(d) or Section 8.2(e), in each case, if applicable, nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for breach of any covenant or agreement contained herein.

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) due to Parent’s or Merger Sub’s breach of their covenants or agreements contained herein, then, in addition to and without limitation of the remedies available to the Company for such any breach, including the rights of the Company described in clause (b)(ii) of Section 9.6, but subject to the limitations set forth in Section 8.2(e) if applicable, Parent shall pay to the Company by wire transfer of immediately available funds, to an account designated by the Company, no later than two Business Days after such termination, an amount in cash equal to all out-of-pocket costs and expenses incurred by or on behalf of the Company in connection with the initial acquisition proposal submitted by Parent to the Company Board, the process undertaken by or on behalf of the Special Committee in response to such proposal, this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and bankers and the fees paid to members of the Special Committee (collectively, the ‘‘Company Expenses”), as reasonably documented by the Company.

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) due to the Company’s breach of its covenants or agreements contained herein, then, in addition to and without limitation of the remedies available to Parent for such any breach, the Company shall pay to Parent by wire transfer of immediately available funds, to an account designated by Parent, no later than two Business Days after such termination, an amount in cash equal to all out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and bankers (collectively, the “Parent Expenses”), as reasonably documented by Parent.

(d) If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay to Parent by wire transfer of immediately available funds, to an account designated by Parent, no later than two Business Days after such termination, an amount in cash equal to the Parent Expenses. Parent and Merger Sub agree that in the event that the Parent Expenses are paid to the Company pursuant to this Section 8.2(d), the payment of such Parent Expenses shall be the sole and exclusive remedy of Parent and Merger Sub against the Company or any of its Representatives or Affiliates for, and in no event will Parent or Merger Sub seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Parent of the Parent Expenses, neither the Company nor any Representative or Affiliate of the Company shall have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) If (i) all of the conditions set forth in ARTICLE VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement), (ii) the Merger shall not have been consummated on or prior to the End Date by reason of Parent failing to obtain the proceeds of the Financing or any alternative financing and (iii) the Company terminates this Agreement pursuant to Section 8.1(b), then Parent shall pay to the Company by wire transfer of immediately available funds, to an account designated by the Company, no later than two Business Days after such termination, an amount in cash equal to the greater of (A) the Company Expenses and (B) $2,518,000 (the “Termination Fee”). The Company agrees that in the event that the Termination Fee is paid to the Company pursuant to this Section 8.2(e), the payment of such Termination Fee shall be the sole and exclusive remedy of the Company against Parent, Merger Sub or any of their Representatives or Affiliates for, and in no event will the Company seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Company of the Termination Fee, neither Parent, Merger Sub nor any Representative or Affiliate of Parent shall have any further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent and Merger Sub shall also be obligated with respect to the last two sentences of Section 6.2).

(f) If the Company or Parent, as the case may be, receives insurance proceeds as a result of any losses or expenses with respect to which it has also received reimbursement payments pursuant to, in the case of the Company, from Parent pursuant to Section 8.2(b), or, in the case of Parent, from the Company pursuant to Section 8.2(c) or Section 8.2(d), then the party receiving such insurance proceeds shall pay the amount of such insurance proceeds (net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds and in any event not in excess of the reimbursement payment actually received from Parent or the Company, as the case may be, with respect to the Company Expenses or Parent Expenses, as the case may be) to such other party as such insurance proceeds are actually received by the Company or Parent. The Company and Parent shall each use commercially reasonable efforts to pursue any insurance claim that is or may be available to such party with respect to Company Expenses or Parent Expenses, as the case may be, for which such expenses have been reimbursed by the other party.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after either Shareholder Approval has been obtained, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without obtaining the Shareholder Approvals with respect to such amendment, modification or supplement.

Section 9.2  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that any notice received on any Business Day after 5:00 p.m., local time, or on any non-Business Day, shall be deemed to have been received at 9:00 a.m., local time, on the next Business Day) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) if to Parent or Merger Sub, to:

Swenson Granite Company, LLC 369 North State Street Concord, NH 03301 Facsimile: (603) 227-9541 Attention:	Robert Pope President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sheehan Phinney Bass + Green PA
1000 Elm Street
Manchester, NH 03101
Facsimile: (603) 641-2340
Attention: Alan L. Reische

(b) if to the Company, to:

Rock of Ages Corporation 560 Graniteville Road Graniteville, Vermont 05654 Facsimile: (802) 476-2210 Attention:	James L. Fox, Chairman of the Special Committee of the Board of Directors

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, Massachusetts 02108
Facsimile: (617) 573-4822
Attention: Kent A. Coit

and to:

McLane Graf Raulerson & Middleton, Professional Association
900 Elm Street
P.O. Box 326
Manchester, NH 03105-0326
Facsimile: (603) 625-5650
Attention: Michael B. Tule

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.3.

Section 9.4  Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The inclusion of any item in the Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5  Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart.

Section 9.6  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Disclosure Schedule and the exhibits, annexes and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for (i) the rights of the Company’s shareholders to receive the Merger Consideration and the holders of the Company Options to receive the consideration described in Section 3.4 following the Effective Time, (ii) subject to the limitation set forth in Section 9.12 and Section 8.2(e), if applicable, the right of the Company, on behalf of its shareholders and the holders of the Company Options, to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or not granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) as provided in Section 6.5 (which is intended for the benefit of the Insured Parties and the Indemnified Parties, all of whom shall be third-party beneficiaries of Section 6.5), are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7  No Other Representations and Warranties; Prior Investigation.

(a) Parent has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that it has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. Except for the representations and warranties of the Company expressly set forth in ARTICLE IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the Company or its Subsidiaries or as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty with respect to (i) any projections, estimates, forecasts or budgets for the Company or its Subsidiaries or (ii) any material, documents or information relating to the Company or its Subsidiaries made available to Parent or its Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE IV.

(b) In connection with Parent’s investigation of the Company, Parent has received from the Company and its Representatives certain projections and other forecasts as well as operational and strategic information, including projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Parent, on behalf of itself and Merger Sub, acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Parent is familiar with such uncertainties, that on behalf of itself and Merger Sub Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it and that each of Parent and Merger Sub and their respective Representatives shall have no claim against any Person with respect thereto.

Section 9.8  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction shall be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.9  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction except that the Merger and the effects thereof and other matters to which the VBCA applies shall be governed by VBCA.

Section 9.10  Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a United States federal or state court sitting in the State of Delaware; provided, however, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.

Section 9.11  Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.12  Specific Performance.  Parent and Merger Sub acknowledge and agree that, in the event of any breach of this Agreement by Parent or Merger Sub, the Company and the Persons described in Section 9.6 would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (a) Parent and Merger Sub will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement and (b) the Company, on its behalf and on behalf of the Persons described in Section 9.6, shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action instituted in accordance with Section 9.10. Notwithstanding the foregoing or any other provisions of this Agreement, the parties hereto acknowledge and agree that the Company shall not, either on its behalf or on behalf of the Persons described in Section 9.6, be entitled to enforce specifically the obligations of Parent to consummate the Merger and the other transactions contemplated by this Agreement in the event that the Company is entitled to and receives the Termination Fee.

Section 9.13  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.14  Expenses.  Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

Section 9.15  Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules, annexes and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16  Waivers.  Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company, Parent and Merger Sub has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

ROCK OF AGES CORPORATION

By:	/s/ Donald M. Labonte
Name:     Donald M. Labonte

Title:	President and Chief Executive Officer

SWENSON GRANITE COMPANY LLC

By:	/s/ Kurt M. Swenson
Name:     Kurt M. Swenson

Title:	Chairman

GRANITE ACQUISITION, LLC

By:	/s/ Kurt M. Swenson
Name:     Kurt M. Swenson

Title:	Manager

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 18, 2010 , by and between Swenson Granite Company LLC, a Delaware limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of Rock of Ages Corporation (“Company”).

RECITALS

A. This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated as of even date herewith, as amended from time to time (the “Merger Agreement”), by and among the Company, Parent and Granite Acquisition, LLC (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, the separate limited liability company existence of Merger Sub will cease, and the Company will continue as the surviving corporation as a wholly-owned subsidiary of Parent, all upon and subject to the terms and conditions of the Merger Agreement (the “Merger”). Capitalized terms that are used in this Agreement which are not otherwise defined herein will have the meanings given such terms in the Merger Agreement. This Agreement shall take effect only upon the date of execution of the Merger Agreement (the “Effective Date”).

B. As of the Effective Date, Stockholder owns (including shares held both beneficially and of record and other shares held either beneficially or of record) the number of shares of the Class A Common Stock and/or Class B Common Stock of the Company set forth below Stockholder’s name on the signature page of this Agreement (all such shares, together with any shares of capital stock of the Company that may hereafter be acquired by Stockholder, being collectively referred to herein as the “Subject Shares”).

C. Stockholder is entering into this Agreement in connection with, and as a material inducement to, the entry into the Merger Agreement by Parent.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.  TRANSFER OF SUBJECT SHARES.

1.1  NO DISPOSITION OR ENCUMBRANCE OF SUBJECT SHARES.  Stockholder agrees with Parent that, prior to the Expiration Date (as defined below), Stockholder will not, directly or indirectly, sell, transfer, exchange, pledge, encumber or otherwise dispose of, or in any other way reduce Stockholder’s risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any Subject Shares; provided, however, that notwithstanding the foregoing, Stockholder may transfer all or any portion of the Subject Shares (a) by will or intestacy, (b) to Stockholder’s members, partners, affiliates or immediate family members (including Stockholder’s spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of Stockholder’s spouse), (c) to Parent or any parent, subsidiary or affiliate of Parent, or (d) to a trust, the beneficiaries of which are such Stockholder and/or members of Stockholder’s immediate family; provided, further, that the donee or transferee agrees in a writing reasonably satisfactory to Parent to be bound by the restrictions set forth in this Agreement in the same manner as Stockholder. As used herein, the term “Expiration Date” means the earlier to occur of (i) such time as the Merger Agreement is terminated in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement), or (iii) the date of execution of a written agreement by both Parent and Stockholder to terminate this Agreement. Any sale, transfer, exchange, pledge, encumbrance or other disposition in violation of this Section 1.1 shall be void ab initio.

1.2  TRANSFER OF VOTING RIGHTS.  Stockholder agrees that, prior to the Expiration Date, Stockholder will not deposit any of the Subject Shares into a voting trust or grant a proxy or enter into an agreement or understanding of any kind with any person with respect to the voting of any of the Subject

Shares, except in connection with a vote to approve the transaction contemplated by the Merger Agreement in accordance with Section 2.

2.  VOTING OF SUBJECT SHARES.

2.1  VOTE FOR MERGER.   Stockholder agrees that, prior to the Expiration Date and subject to the terms hereof, at any meeting of the stockholders of the Company, however called, and in any action taken by the written consent of stockholders of the Company without a meeting, Stockholder will appear and vote or grant a proxy to vote, or execute a written consent with respect to, the Subject Shares:

(i)  in favor of the Merger, the execution, delivery and performance by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions and agreements contemplated by the Merger Agreement and any action reasonably requested by Parent in furtherance of the foregoing; and

(ii)  against (A) any Acquisition Proposal involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representations or warranty or other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled (an “Alternative Transaction”), (B) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, and (C) any other action, agreement or transaction involving the Company (or any subsidiary thereof) that is intended, or would reasonably be expected to, materially impede, interfere with or prevent the consummation of the Merger or the any other transactions contemplated by the Merger Agreement or this Agreement. Stockholder shall not commit or agree to take any action inconsistent with the foregoing. Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

2.2  GRANT OF PROXY.  In the event that Stockholder breaches or threatens to breach any provision of this Agreement, then Parent shall have, and in such event Stockholder grants to Parent, an irrevocable proxy to vote or give consent or approval (including giving a written consent) in respect of the Subject Shares, for and in the name, place and stead of Stockholder, in accordance with this Section 2, revoking all other proxies in respect of the Subject Shares. Such proxy shall be deemed coupled with an interest under this Agreement and shall be irrevocable, and Stockholder shall be deemed to ratify and confirm any action taken by Parent pursuant to such proxy. Parent may not exercise such proxy on any other matter except as specified above.

2.3  NO CONFLICTING AGREEMENTS.  Prior to the Expiration Date, Stockholder will not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the provisions of this Section 2. Stockholder shall not, among other things, enter into any agreement that would disable or restrict his legal power, authority and right to vote all of the Subject Shares as provided in this Agreement, other than as specifically contemplated in Section 2.2 above.

2.4  STOCKHOLDER CAPACITY ONLY.  Stockholder (as applicable) makes no agreement or understanding herein as a director of the Company. Stockholder is entering into this Agreement solely in his or her capacity as a record or beneficial owner, as applicable, of the Subject Shares, and nothing herein shall be deemed to limit or affect any actions taken in his capacity as a director or officer of the Company. No actions taken by Stockholder, or failure by Stockholder to take any actions, in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER.  Stockholder hereby represents, warrants and covenants as follows:

3.1  AUTHORITY, ENFORCEABILITY.  Stockholder has full power and authority to enter into, execute, deliver and perform Stockholder’s obligations under this Agreement and to make the representations, warranties and covenants contained herein, and that all corporate or similar action required for the authorization, execution, delivery and the performance of all obligations of Stockholder under this Agreement and the agreements contemplated hereby have been obtained. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of

Stockholder, enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement and the performance by Stockholder of his or her obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any agreement, judgment, order, injunction, law or regulation to which Stockholder is a party or by which the Subject Shares are bound.

3.2  SUBJECT SHARES OWNED.  As of the Effective Date of this Agreement, Stockholder owns in the aggregate (including shares held both beneficially and of record and other shares held either beneficially or of record) the number of shares of the Company capital stock set forth below Stockholder’s name on the signature page of this Agreement, free and clear from any encumbrance, and does not directly or indirectly own, either beneficially or of record, any shares of capital stock of the Company, or rights to acquire any shares of capital stock of the Company, or other securities of the Company, other than the Subject Shares set forth below Shareholder’s name on the signature page hereof. If Stockholder is a beneficial owner but not the record holder of the Subject Shares, Stockholder agrees to take all actions necessary to cause the record holder to vote all of the Subject Shares in accordance with Section 2. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company that Stockholder becomes the record or beneficial owner of after the date of this Agreement, all of which shall be covered by this Agreement and be Subject Shares.

3.3  FURTHER ASSURANCES.  Stockholder agrees to execute and deliver to Parent any additional documents and instruments, and take such actions, as are reasonably necessary to carry out the purposes and intent of this Agreement.

3.4  RELIANCE BY PARENT.  Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder and the representations and warranties of Stockholder contained herein.

4.  SCHEDULE 13D MATTERS.  Stockholder acknowledges and agrees that, by the execution and delivery of this Agreement in connection with the execution and delivery by Parent of the Merger Agreement, he or she may be deemed to be a member of a “group,” as that term is used in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with Parent and certain other persons (the “Swenson Granite Group”) for purposes of compliance with the reporting requirements of Section 13(d) of the Exchange Act. In accordance with Rule 13d-1(k) under the Exchange Act, Stockholder agrees to the filing on behalf of him- or herself of an amendment to the Statement on Schedule 13D filed on May 12, 2010 (the “Swenson Granite Group 13D”) by Parent and other members of the Swenson Granite Group to report (among other things) the accession of the Stockholder to the Swenson Granite Group. Stockholder hereby grants the following power of attorney in connection with the Swenson Granite Group 13D:

POWER OF ATTORNEY

The undersigned does hereby appoint Kurt M. Swenson his or its true and lawful attorney-in-fact, for the purpose of, from time to time, executing in his or its name and on his or its behalf, any and all amendments to the Statement on Schedule 13D filed by Swenson Granite Company LLC and the group including the same with respect to the Common Stock of Rock of Ages Corporation (the “Company”), which such attorney-in-fact shall determine to be necessary or appropriate to comply with the reporting requirements of Section 13(d) of the Securities Exchange Act of 1934, as amended, and filing the same with the U.S. Securities and Exchange Commission and the Company on behalf of the undersigned, and delivering, furnishing or filing any such documents as exhibits thereto, and giving and granting to such attorney-in-fact the power and authority to act in the premises as fully and to all intents and purposes as the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Any such determination by the attorney-in-fact shall be conclusively evidenced by such person’s execution, delivery, furnishing or filing of the applicable document. This power of attorney shall remain in effect until expressly revoked in writing by the undersigned.

5.  MISCELLANEOUS.

5.1  SEVERABILITY.  If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

5.2  AMENDMENT AND WAIVER.  This Agreement or any provision hereof may be amended, modified, superseded, canceled, renewed, waived or extended only by an agreement in writing executed by Parent and Stockholder. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

5.3  ASSIGNMENT.  This Agreement and all rights and obligations hereunder may not be transferred or assigned by Parent or Stockholder at any time without the prior written consent of Parent and Stockholder; provided, however, that Stockholder may transfer or assign this Agreement and all rights and obligations hereunder under the conditions set forth in Section 1.1 without the prior written consent of Parent. This Agreement will be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

5.4  GOVERNING LAW.  The validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the internal laws of the State of Vermont, excluding that body of laws pertaining to conflict of laws.

5.5  CONSENT TO JURISDICTION; VENUE; WAIVER.  In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Vermont and to the United States District Court for the District of Vermont, and agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Vermont state or federal court sitting in the State of Vermont. PARENT AND STOCKHOLDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.6  COSTS OF ENFORCEMENT.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ and experts’ fees.

5.7  COUNTERPARTS.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

5.8  CERTAIN ADJUSTMENTS.  In the event of a stock split, stock dividend or distribution, or any change in the Company’s common stock by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

5.9  WAIVER OF APPRAISAL RIGHTS.  Stockholder hereby irrevocably waives any and all rights he or she may have as to appraisal, dissent or any similar or related matter with respect to any of the Subject Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement, including, without limitation, under 13.21 of the Vermont Business Corporation Act, as amended.

5.10  ENTIRE AGREEMENT; TERMINATION.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Agreement shall only terminate on the Expiration Date.

5.11  SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF.  The parties hereto acknowledge that each party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to each party upon any such violation, each party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity, without the posting of any bond.

5.12  NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by facsimile, or sent by overnight courier (prepaid) to the respective parties as follows:

If to Parent:	Swenson Granite Company LLC 369 North State Street Concord, NH 03301 Attention: Robert Pope, President and Chief Executive Officer

With copy to:	Sheehan Phinney Bass + Green PA 1000 Elm Street Manchester, NH 03101 Attention: Alan L. Reische, Esq.

If to Stockholder:	To the addresses for notice set forth on the last page hereof.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the Effective Date.

STOCKHOLDER:

(INDIVIDUAL SIGNATURE BLOCK):	(ENTITY SIGNATURE BLOCK):

(please print or type complete name of entity)

(signature)
Name:	By:
(please print or type full name)	(signature)
Name:
(please print or type full name)
Title:
(please print or type full name)
Class A Common Stock of the Company held directly or indirectly (No. of Shares):

Class B Common Stock of the Company held directly or indirectly (No. of Shares):

Address:	With a copy of any notice to:

Telephone:	Telephone:
Facsimile:	Facsimile:

SWENSON GRANITE COMPANY LLC

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

Affirmation by Witness

I, the undersigned witness, witnessed the Stockholder sign this Agreement, which includes a provision by which the Stockholder is granting a power of attorney. I affirm that the Stockholder appeared to me to be of sound mind and free from duress at the time the Stockholder signed this Agreement, and the Stockholder affirmed to me that the Stockholder was aware of the nature of this document and signed it freely and voluntarily.

Witness Print Name:

Acknowledgment

[The witness and the notary may not be the same person.]
State of

County of , ss.

At          , in said County and State, this           day of          , 2010, personally appeared the above-named Stockholder, who is known to me or was otherwise suitably identified, and he/she acknowledged to me that the execution of this Agreement was his or her free act and deed.

Before me,

Notary Public
Print Name:

Commission Expires:

Acceptance by Agent

The undersigned agent, Kurt M. Swenson, is executing this Agreement solely for the purpose of attesting, with respect to the power of attorney granted to him in this Agreement, that he: (A) accepts the appointment as agent; (B) understands the duties under the power of attorney and under the law; (C) understands that he has a duty to act if expressly required to do so in the power of attorney consistent with 14 V.S.A. § 3506(c) and other applicable laws; and (D) understands that he is expected to use his special skills or expertise on behalf of the principal, if so specified in the power of attorney.

Signed on the day of , 2010

Kurt M. Swenson

[SIGNATURE PAGE TO VOTING AGREEMENT CONTINUED]

Annex C

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of October 18, 2010, by and between Swenson Granite Company LLC, a Delaware limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of Rock of Ages Corporation (“Company”).

RECITALS

A. This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated as of even date herewith, as amended from time to time (the “Merger Agreement”), by and among the Company, Parent and Granite Acquisition, LLC (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, the separate limited liability company existence of Merger Sub will cease, and the Company will continue as the surviving corporation as a wholly-owned subsidiary of Parent, all upon and subject to the terms and conditions of the Merger Agreement (the “Merger”). Capitalized terms that are used in this Agreement which are not otherwise defined herein will have the meanings given such terms in the Merger Agreement. This Agreement shall take effect only upon the date of execution of the Merger Agreement (the ‘‘Contribution Agreement Effective Date”).

B. Stockholder currently holds shares of membership interest in Parent or is related by blood or marriage to a holder of shares of membership interest in Parent; Stockholder also currently owns record or beneficial title to those shares of Class A Common Stock and Class B Common Stock of the Company (all such shares of Stockholder, the “Company Shares”) set forth on the signature page of this Agreement, which Stockholder has agreed to deposit under the terms and conditions of this Agreement (following deposit by Shareholder in accordance herewith, Company Shares are referred to as “Deposited Company Shares”). Shortly prior to the Effective Time of the Merger, Stockholder’s Deposited Company Shares will be contributed to Parent in consideration for the issuance to the Stockholder of (i) a number of additional shares of membership interest in Parent to be determined based on the Exchange Ratio set forth in Section 1.5 of this Agreement, and (ii) an amount of cash in lieu of fractional shares of membership interest in Parent as is determined in accordance with Section 1.5 of this Agreement.

C. Stockholder is entering into this Agreement in connection with, and as a material inducement to, Parent entering into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. AUTHORIZATION AND SALE OF SHARES.

1.1 AUTHORIZATION.  Parent has duly authorized and taken, or will prior to the Exchange Effective Time (as defined in Section 1.5 below) have duly authorized and taken, all such limited liability company action and other action as is necessary for (i) the issuance, sale and delivery, pursuant to the terms of this Agreement and other similar Contribution Agreements between Parent and certain other holders of shares of Class A Common Stock and/or Class B Common Stock of the Company, of shares of membership interest in Parent (shares of membership interest in Parent are referred to herein as “Parent Shares”), and (ii) the payment of cash in lieu of fractional shares of membership interest in Parent pursuant to the terms of this Agreement and other similar Contribution Agreements between Parent and certain other holders of shares of Class A Common Stock and/or Class B Common Stock of the Company.

1.2 DEPOSIT OF COMPANY SHARES.  No later than thirty (30) calendar days after the Contribution Agreement Effective Date, Stockholder and any agent of Stockholder holding certificates evidencing Company Shares (including without limitation any broker holding securities in “street name”) shall deliver or cause to be delivered one or more certificates representing the Company Shares to Parent, duly endorsed for transfer or together with duly executed stock powers both reasonably acceptable in form to

Parent and sufficient to transfer the same to Parent for disposition in accordance with the terms of this Agreement. Such Company Shares shall be held by Parent or any agent duly authorized by Parent in accordance with the terms of this Agreement.

1.3 POWER OF ATTORNEY.  Stockholder hereby irrevocably constitutes and appoints Robert Pope, President and Chief Executive Officer of Parent, and any individual who shall hereafter succeed such person as Chief Executive Officer of Parent, and any other person designated in writing by Parent from time to time, each of them individually, as its true and lawful attorney-in-fact (the ‘‘Attorney”) with full power to act alone and of substitution and resubstitution, and with full power in the name of, for and on behalf of Stockholder, with respect to all matters arising in connection with the Merger and/or the Exchange, to (a) vote or execute written consents with respect to the Deposited Company Shares in accordance with the Voting Agreement dated as of even date herewith between Parent and Stockholder, (b) sell and deliver to the Parent the Deposited Company Shares as part of the Exchange in return for the consideration set forth in Section 1.5 below, and (c) make, execute, acknowledge and deliver all such other contracts, stock powers, receipts, certificates, letters and other writings, and in general to do all things and to take all actions which the Attorney, in his sole discretion, may consider necessary or proper in connection with or to carry out his powers with regard to parts (a) and (b) of this sentence. The Attorney is empowered to determine the time or times when, purpose for, and manner in which any power herein conferred upon him shall be exercised, and the parties hereto acknowledge that Robert Pope is an officer of the Parent. The power of attorney granted herein is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by any act of any of the undersigned or by operation of law, whether by the death or incapacity of any of the undersigned or by the occurrence of any other event or events; notwithstanding the foregoing, the power of attorney granted herein shall terminate upon the termination of this Agreement in accordance with Section 3.9 below.

1.4 COVENANT REGARDING TRANSFER OF COMPANY SHARES.  Stockholder agrees with Parent that, prior to the Expiration Date (as defined below), Stockholder will not, other than as contemplated herein, directly or indirectly, sell, transfer, exchange, pledge, encumber or otherwise dispose of, or in any other way reduce Stockholder’s risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any Deposited Company Shares; provided, however, that notwithstanding the foregoing, Stockholder may transfer all or any portion of the Deposited Company Shares (a) by will or intestacy, (b) to Stockholder’s members, partners, affiliates or immediate family members (including Stockholder’s spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of Stockholder’s spouse), (c) to Parent or any parent, subsidiary or affiliate of Parent, or (d) to a trust, the beneficiaries of which are such Stockholder and/or members of Stockholder’s immediate family; provided, further, that the donee or transferee agrees, in a writing reasonably satisfactory in form and content to Parent, to be bound by the restrictions set forth in this Agreement, and to grant the powers granted to Attorney herein, in the same manner as Stockholder. Any sale, transfer, exchange, pledge, encumbrance or other disposition in violation of this Section 1.4 shall be void ab initio.

1.5 TRANSFER OF COMPANY SHARES.  Effective as of 5:00 p.m. Eastern (U.S.) Time on the Business Day immediately preceding the day on which the Effective Time shall occur (the “Exchange Effective Time”), Stockholder shall, through and by the Attorney, sell, assign and convey to Parent all of his or her right, title and interest in and to the Company Shares set forth on the signature page hereof, in consideration of the issuance and payment (the “Exchange”) to Stockholder of (i) a number of Parent Shares to be determined by multiplying each Company Share being sold, assigned and conveyed by a fraction, the numerator of which shall be the Merger Consideration and the denominator of which shall be $18,241.30 (such fraction, the “Exchange Ratio”), and rounding the result down to the nearest whole integer, and (ii) an amount of cash in lieu of issuance of any fractional share that would otherwise be issued pursuant to part (i) of this sentence, calculated pursuant to the provisions of the last sentence of this Section 1.5. Upon issuance of the Parent Shares in the Exchange to the Stockholder, such Parent Shares shall be fully-paid and duly and validly issued to Stockholder. From and after the Exchange

Effective Time, the Stockholder shall be considered a Shareholder as defined in the Amended and Restated Limited Liability Company Agreement of Parent dated as of July 27, 2010, as amended (the ‘‘LLC Agreement”) for all purposes thereunder. Notwithstanding anything to the contrary herein, no fraction of a Parent Share shall be issued to Stockholder pursuant to this Agreement, but in lieu thereof (if Stockholder would otherwise be entitled to a fraction of a Parent Share pursuant to part (i) of the first sentence of this Section 1.5), Stockholder shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) that fraction of a Parent Share that Stockholder would otherwise be due multiplied by (ii) $18,241.30.

1.6 EXCHANGE OBLIGATION UNCONDITIONAL.  Stockholder acknowledges and agrees that Parent is entering into the Merger Agreement in reliance on the execution, delivery and complete performance of this Agreement by Stockholder, and that the Company will prepare definitive proxy materials for its shareholders based on the representations, warranties and covenants of Stockholder contained in this Agreement. From and after the Contribution Agreement Effective Date of this Agreement, Stockholder’s obligation to effect the Exchange at the Exchange Effective Time shall be absolute and unconditional, and shall not be relieved on account of any condition precedent, condition subsequent, breach or alleged breach or non-performance by Parent or any other party to the Merger Agreement.

1.7 AGREEMENT TO BE BOUND BY LLC AGREEMENT.  In the event that the Stockholder is not currently a member of the Company, then by execution of this Agreement, the Stockholder hereby agrees to become a member of Parent at the Exchange Effective Time, and agrees to be bound by the terms and conditions of the LLC Agreement.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER.  Stockholder hereby represents, warrants and covenants as follows:

2.1 AUTHORITY; ENFORCEABILITY.  Stockholder has full power and authority to enter into, execute, deliver and perform Stockholder’s obligations under this Agreement and to make the representations, warranties and covenants contained herein, and that all corporate or similar action required for the authorization, execution, delivery and the performance of all obligations of Stockholder under this Agreement and the agreements contemplated hereby have been obtained. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement and the performance by Stockholder of his obligations hereunder will not result in any breach or violation of, or be in conflict with or constitute a default under, or result in the imposition or any lien or security interest under, any agreement, judgment, order, injunction, law or regulation to which Stockholder is a party or by which the Deposited Company Shares are bound.

2.2 SUBJECT SHARES OWNED.  As of the Contribution Agreement Effective Date, Stockholder owns in the aggregate (including shares held both beneficially and of record and other shares held either beneficially or of record) the number of shares of the Company capital stock set forth below Stockholder’s name on the signature page of this Agreement, free and clear from any lien, claim or other encumbrance. If Stockholder is a beneficial owner but not the record holder of the Deposited Company Shares, Stockholder agrees to take all actions necessary to cause the record holder to deliver to Parent record and beneficial title to all of the Deposited Company Shares in accordance with Section 1.

2.3 FURTHER ASSURANCES.  Stockholder agrees to execute and deliver to Parent any additional documents and instruments, and take such actions, as are reasonably necessary to carry out the purposes and intent of this Agreement.

3. MISCELLANEOUS.

3.1 SEVERAL AGREEMENTS.  This Agreement, by and between Parent and Stockholder, represents one of several such contribution agreements between Parent and certain persons who own of record or beneficially Company Shares. Each such contribution agreement shall be a several obligation of Stockholder and Parent, and the execution and delivery, performance or termination of this Agreement shall not be subject to or conditioned upon the execution and delivery, performance or termination by any other person of the terms of any such other contribution agreement.

3.2 SEVERABILITY.  If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

3.3 AMENDMENT AND WAIVER.  This Agreement or any provision hereof may be amended, modified, superseded, canceled, renewed, waived or extended only by an agreement in writing executed by Parent and Stockholder. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

3.4 ASSIGNMENT.  This Agreement and all rights and obligations hereunder may not be transferred or assigned by Parent or Stockholder at any time without the prior written consent of Parent and Stockholder; provided, however, that Stockholder may transfer or assign this Agreement and all rights and obligations hereunder under the conditions set forth in Section 1.4. This Agreement will be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

3.5 GOVERNING LAW.  The validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the internal laws of the State of Vermont, excluding that body of laws pertaining to conflict of laws.

3.6 CONSENT TO JURISDICTION; VENUE; WAIVER.  In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Vermont and to the United States District Court for the District of Vermont, and agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Vermont state or federal court sitting in the State of Vermont. PARENT AND STOCKHOLDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

3.7 COSTS OF ENFORCEMENT.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ and experts’ fees.

3.8 COUNTERPARTS.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

3.9 ENTIRE AGREEMENT; TERMINATION.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Agreement shall only terminate on the “Expiration Date,” which shall be the earlier to occur of (i) such time as the Merger Agreement is terminated in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement), or (iii) the date of execution of a written agreement by both Parent and Stockholder explicitly terminating this Agreement.

3.10 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF.  The parties hereto acknowledge that each party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to each party upon any such violation, each party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity, without the posting of any bond.

3.11 NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by facsimile, or sent by overnight courier (prepaid) to the respective parties as follows:

If to Parent:	Swenson Granite Company LLC 369 North State Street Concord, NH 03301 Attention: Robert Pope, President and Chief Executive Officer

With copy to:	Sheehan Phinney Bass + Green PA 1000 Elm Street Manchester, NH 03101 Attention: Alan L. Reische, Esq.
If to Stockholder:	To the addresses for notice set forth on the last page hereof.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the Contribution Agreement Effective Date.

STOCKHOLDER:

(INDIVIDUAL SIGNATURE BLOCK):	(ENTITY SIGNATURE BLOCK):

(please print or type complete name of entity)

(signature)

Name:	By:
(please print or type full name)	(signature)
Name:
(please print or type full name)
Title:
(please print or type full name)

Class A Common Stock of the Company held directly or indirectly (No. of Shares):

Class B Common Stock of the Company held directly or indirectly (No. of Shares):

Class A Common Stock of the Company held directly or indirectly (No. of Shares) to be converted:

Class B Common Stock of the Company held directly or indirectly (No. of Shares) to be converted:

Address:	With a copy of any notice to:

Telephone:	Telephone:
Facsimile:	Facsimile:

SWENSON GRANITE COMPANY LLC

By:
Name:
Title:

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Affirmation by Witness

I, the undersigned witness, witnessed the Stockholder sign this Agreement, which includes a provision by which the Stockholder is granting a power of attorney. I affirm that the Stockholder appeared to me to be of sound mind and free from duress at the time the Stockholder signed this Agreement, and the Stockholder affirmed to me that the Stockholder was aware of the nature of this document and signed it freely and voluntarily.

Witness
Print Name:

Acknowledgment

[The witness and the notary may not be the same person.]

State of
County of  , ss.

At          , in said County and State, this   day of          , 2010, personally appeared the above-named Stockholder, who is known to me or was otherwise suitably identified, and he/she acknowledged to me that the execution of this Agreement was his or her free act and deed.

Before me,

Notary Public
Print Name:
Commission Expires:

Acceptance by Agent

The undersigned agent, Kurt M. Swenson, is executing this Agreement solely for the purpose of attesting, with respect to the power of attorney granted to him in this Agreement, that he: (A) accepts the appointment as agent; (B) understands the duties under the power of attorney and under the law; (C) understands that he has a duty to act if expressly required to do so in the power of attorney consistent with 14 V.S.A. § 3506(c) and other applicable laws; and (D) understands that he is expected to use his special skills or expertise on behalf of the principal, if so specified in the power of attorney.

Signed on the  day of          , 2010

Kurt M. Swenson

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT, CONTINUED]

Annex D
Opinion of Covington Associates, LLC

October 15, 2010

Special Committee of the Board of
Directors of Rock of Ages Corporation
Board of Directors of Rock of Ages Corporation
560 Graniteville Road
Graniteville, VT 05654

Gentlemen and Madam:

We understand that Swenson Granite Company LLC (“Acquiror”) and Rock of Ages Corporation (the “Company”) propose to enter into a definitive merger agreement (the “Merger Agreement”) pursuant to which, among other things, Acquiror will pay or cause to be paid, in cash, $5.25 for each share of common stock of the Company (the “Common Stock”) issued and outstanding immediately prior to the effective time described in the Merger Agreement, in cancellation of such shares (the “Transaction”). Notwithstanding the foregoing, shares of Common Stock owned by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror or by any holder who is entitled to demand and properly demands and perfects such holder’s appraisal rights will not be entitled to such consideration. We understand that prior to the closing of the Transaction under the Merger Agreement, certain outstanding shares of Common Stock held by specified stockholders who are members of the Acquiror will be exchanged for shares of membership interest in the Acquiror and will not be entitled to such cash merger consideration. The cash merger consideration payable pursuant to the Merger Agreement as aforesaid is referred to herein as the “Cash Merger Consideration”.

You have requested that Covington Associates, LLC (“Covington Associates”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Cash Merger Consideration to be received by the holders of outstanding Common Stock in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. Reviewed the draft of the Merger Amendment received from the Company on October 15, 2010;

2. Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3. Reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including (a) financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2010 through December 31, 2015 (the “Financial Projections”);

4. Spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5. Compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

265 Franklin Street, 3rd Floor Boston, Massachusetts 02110 T 617.314.3950 F 617.314.3955	www.covllc.com

6. Considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7. Reviewed the current and historical market prices and trading volume for the Common Stock, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

8. Conducted such other financial studies, analyses and inquiries, including a discounted cash flow analysis, and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Financial Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that the historical financial statements of the Company provided to us have been prepared in accordance with United States generally accepted accounting principles, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ in any material respect from the draft thereof identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible

265 Franklin Street, 3rd Floor Boston, Massachusetts 02110 T 617.314.3950 F 617.314.3955	www.covllc.com

unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use and benefit of the Special Committee of the Board of Directors of the Company (the “Special Committee”) and the Board of Directors of the Company (the “Board”) in connection with their consideration of the Transaction and may not be used for any other purpose without our prior written consent, except that this Opinion may be reproduced and included in its entirety in any filing made by the Company with the Securities and Exchange Commission and any disclosure document distributed to the Company’s shareholders in connection with the Transaction. This Opinion should not be construed as creating any fiduciary duty on the part of Covington Associates to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Special Committee or the Board, any security holder or any other person, as to how to act or vote with respect to any matter relating to the Transaction.

We will receive a fee from the Company for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. We will also receive a fee from the Company upon the closing of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Cash Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration among or within such classes or groups of security holders), (vi) the fairness of the Transaction to holders of Common Stock to the extent such holders exchange their shares of Common Stock for shares of membership interest in the Acquiror as described above, and therefore we are not expressing an opinion on the fairness of the Cash Merger Consideration relative to the consideration to be received by the exchanging shareholders, (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Cash Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company

265 Franklin Street, 3rd Floor Boston, Massachusetts 02110 T 617.314.3950 F 617.314.3955	www.covllc.com

and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by the persons within Covington Associates authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Cash Merger Consideration to be received by holders of Common Stock in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,

COVINGTON ASSOCIATES, LLC

265 Franklin Street, 3rd Floor Boston, Massachusetts 02110 T 617.314.3950 F 617.314.3955	www.covllc.com

Annex E

Chapter 13 of the Vermont Business Corporation Act

SUBCHAPTER 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 13.01.  Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 13.02 of this title and who exercises that right when and in the manner required by sections 13.20 through 13.28 of this title.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 13.02.  Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Merger.  Consummation of a plan of merger to which the corporation is a party

(A) if shareholder approval is required for the merger by section 11.03 of this title or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) if the corporation is a subsidiary that is merged with its parent under section 11.04 of this title;

(2) Share exchange.  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Sale of assets.  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) Amendment to articles.  An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) alters or abolishes a preferential right of the shares;

(B) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04 of this title; or

(5) Market exception.  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 13.03.  Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) he or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

SUBCHAPTER 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 13.20.  Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under section 13.02 of this title is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 13.22 of this title.

§ 13.21.  Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights

(1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

(2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his or her shares under this chapter.

§ 13.22.  Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 13.21 of this title.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

§ 13.23.  Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in section 13.22 of this title must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 13.22(b)(3) of this title, and deposit his or her certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his or her share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this chapter.

§ 13.24.  Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 13.26 of this title.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 13.25.  Payment.

(a) Except as provided in section 13.27 of this title, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13.23 of this title the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and how such estimate was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand payment under section 13.28 of this title; and;

(5) a copy of this chapter.

§ 13.26.  Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 13.22 of this title and repeat the payment demand procedure.

§ 13.27.  After-acquired shares.

(a) A corporation may elect to withhold payment required by section 13.25 of this title from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 13.28 of this title.

§ 13.28.  Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate (less any payment under section 13.25 of this title), or reject the corporation’s offer under section 13.27 of this title and demand payment of the fair value of his or her shares and interest due, if:

(1) the dissenter believes that the amount paid under section 13.25 or offered under section 13.27 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under section 13.25 within 60 days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this section within 30 days after the corporation made or offered payment for his or her shares.

SUBCHAPTER 3. JUDICIAL APPRAISAL OF SHARES

§ 13.30.  Court action.

(a) If a demand for payment under section 13.28 of this title remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the superior court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment

(1) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 13.27 of this title.

§ 13.31.  Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under section 13.30 of this title shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 13.28 of this title.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 13.20 through 13.28 of this title; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PRELIMINARY COPIES CLASS A COMMON STOCK ROCK OF AGES CORPORATION Proxy Solicited by the Board of Directors Special Meeting of Stockholders — [•], 201_ The undersigned hereby appoints each of Kurt M. Swenson and James L. Fox, and each of them individually, as proxies, each with the full power to appoint a substitute, to represent and to vote, as designed on the reverse side, all shares of Class A common stock of Rock of Ages Corporation, a Vermont corporation (the “Company”), the undersigned may be entitled to vote, with all the powers undersigned would possess if personally present, at the special meeting of shareholders to be held on [•], 201_ and any adjournments or postponements thereof (the “Meeting”). This proxy revokes all prior proxies given by the undersigned. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR items 1 and 2. The undersigned acknowledges receipt of the Company’s definitive Proxy Statement in connection with the Meeting and the related Notice of Special Meeting of Shareholders. (continued — to be dated and signed on reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF ROCK OF AGES CORPORATION CLASS A COMMON STOCK [•], 201_ PROXY VOTING INSTRUCTIONS MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible -OR- TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call -OR- INTERNET — Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR- IN PERSON — You may vote your shares in person by attending the Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at — {www.rockofages.com} ? Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet ? [20330000000000000000 9] [101509] The Board of Directors Recommends a vote FOR both items 1 and 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ? To approve the Agreement and Plan of Merger, dated as of October 18, 2010, by and among Rock of Ages Corporation, Swenson Granite Company LLC and Granite Acquisition, LLC To adjourn the Meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of Class A common stock at the time of the Meeting to satisfy the condition in the merger agreement that the merger agreement be approved by a majority of the outstanding shares of our Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Parent. FOR FOR AGAINST AGAINST ABSTAIN ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered names(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLASS B COMMON STOCK ROCK OF AGES CORPORATION Proxy Solicited by the Board of Directors Special Meeting of Stockholders — [•], 201_ The undersigned hereby appoints each of Kurt M. Swenson and James L. Fox, and each of them individually, as proxies, each with the full power to appoint a substitute, to represent and to vote, as designed on the reverse side, all shares of Class B common stock of Rock of Ages Corporation, a Vermont corporation (the “Company”), the undersigned may be entitled to vote, with all the powers undersigned would possess if personally present, at the special meeting of shareholders to be held on [•], 201_ and any adjournments or postponements thereof (the “Meeting”). This proxy revokes all prior proxies given by the undersigned. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR items 1 and 2. The undersigned acknowledges receipt of the Company’s definitive Proxy Statement in connection with the Meeting and the related Notice of Special Meeting of Shareholders. (continued — to be dated and signed on reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF ROCK OF AGES CORPORATION CLASS B COMMON STOCK [•], 201_ PROXY VOTING INSTRUCTIONS MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible -OR- TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call -OR- INTERNET — Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR- IN PERSON - You may vote your shares in person by attending the Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at — {www.rockofages.com} ? Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet ? [20330000000000000000 9] [101509] The Board of Directors Recommends a vote FOR both items 1 and 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE To approve the Agreement and Plan of Merger, dated as of October 18, 2010, by and among Rock of Ages Corporation, Swenson Granite Company LLC and Granite Acquisition, LLC To adjourn the Meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of Class A common stock at the time of the Meeting to satisfy the condition in the merger agreement that the merger agreement be approved by a majority of the outstanding shares of our Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Parent FOR FOR AGAINST AGAINST ABSTAIN ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered names(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.